Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-129318 to 333-129318-40
PROSPECTUS
InSight Health Services Corp.

OFFER TO EXCHANGE
$300,000,000 SENIOR SECURED FLOATING RATE NOTES DUE 2011
FOR $300,000,000 SENIOR SECURED FLOATING RATE NOTES DUE 2011,
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

      We are offering to exchange all of our $300,000,000 in outstanding senior secured floating rate notes due 2011 issued on September 22, 2005, which we refer to as the initial notes, for $300,000,000 in registered senior secured floating rate notes due 2011, which we refer to as the exchange notes. The initial notes and the exchange notes are collectively referred to as the notes. The terms of the exchange notes are identical to the terms of the initial notes except that the exchange notes are registered under the Securities Act of 1933 as amended, or Securities Act, and therefore are freely transferable, subject to certain conditions. The exchange notes evidence the same indebtedness as the initial notes.
      You should consider the following:

•	Our offer to exchange initial notes for exchange notes expires at 5:00 p.m., New York City time, on January 19, 2006, unless we extend the offer.

•	If you fail to tender your initial notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	You may withdraw your tender of initial notes at any time prior to the expiration of the exchange offer.

•	No public market currently exists for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange or for inclusion of the exchange notes in any automated quotation system.

•	The exchange offer is subject to customary conditions, including that it does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or SEC.

•	We will not receive any proceeds from the exchange offer.

•	If the holder of the notes is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver this prospectus, as it may be amended or supplemented, in connection with any resale of such exchange notes.
      Please refer to “Risk Factors” beginning on page 13 of this prospectus for a description of the risks you should consider before participating in the exchange offer.
      Neither the SEC nor any other securities commission or similar authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
      We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.
The date of this prospectus is December 19, 2005.

MARKET, RANKING AND OTHER DATA
      The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports of government agencies or other published industry sources and our estimates based on our management’s knowledge and experience in the markets in which we operate. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. As a result, you should be aware that market, ranking and other similar data included in this prospectus, and estimates and beliefs based on that data, may not be reliable.
PRESENTATION OF FINANCIAL INFORMATION
      We refer to “Adjusted EBITDA” in various places in this prospectus. Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization excluding the acquisition related compensation charge for the period from July 1 to October 17, 2001 and the gain on repurchase of notes payable for the three months ended September 30, 2005. Adjusted EBITDA has been included because we believe that it is a useful tool for us and our investors to measure our ability to provide cash flows to meet debt service, capital expenditure and working capital requirements. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States. We present the discussion

i

of Adjusted EBITDA because covenants in the indenture governing our existing unsecured senior subordinated notes, the indenture governing the notes and the credit agreement relating to our amended revolving credit facility contain ratios based on this measure. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Please see our reconciliation of net cash provided by operating activities to Adjusted EBITDA as it appears under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which is in this prospectus.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements which reflect our current views with respect to future events and financial performance. You should not rely on forward-looking statements in this prospectus. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify these forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we can give no assurance that our expectations, beliefs and projections will be realized. Accordingly, a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including the factors identified in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the following:

•	limitations and delays in reimbursement by third-party payors;

•	contract renewals and financial stability of customers;

•	conditions within the healthcare environment;

•	adverse utilization trends for certain diagnostic imaging procedures;

•	our ability to successfully integrate acquisitions;

•	competition in our markets;

•	the potential for rapid and significant changes in technology and their effect on our operations;

•	operating, legal, governmental and regulatory risks; and

•	economic, political and competitive forces affecting our business.
      If any of these risks or uncertainties materializes, or if any of our underlying assumptions is incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether a change results from new information, future events or otherwise.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including the section entitled “Risk Factors,” and the documents referred to under the heading “Where You Can Find More Information” prior to deciding whether to participate in the exchange offer. The section of this prospectus entitled “Description of Notes” contains more detailed information regarding the terms of the exchange notes.

In this prospectus, the term “Holdings” refers to InSight Health Services Holdings Corp., a Delaware corporation, the term “InSight” refers to InSight Health Services Corp., a Delaware corporation and wholly-owned subsidiary of Holdings, and the terms “the Company,” “our company,” “we,” “us” and “our” refer to Holdings and its consolidated subsidiaries, including InSight, unless stated or the context otherwise requires.
General

On September 22, 2005, we issued, through InSight, an aggregate principal amount of $300 million of senior secured floating rate notes due 2011 in an offering exempt from registration under the Securities Act. We refer to the notes issued in September 2005 as the “initial notes.” The term “exchange notes” refers to the senior secured floating notes due 2011 newly offered under this prospectus. The term “notes” refers to both the initial notes and exchange notes.

In connection with the private offering of the initial notes, we entered into a registration rights agreement. Under the registration rights agreement, we are obligated, among other things, to deliver to you this prospectus and complete the exchange offer. This exchange offer allows you to exchange your initial notes for newly registered exchange notes with substantially similar terms. If the exchange offer is not completed as contemplated in the registration rights agreement, we will be required to pay liquidated damages to holders of the initial notes, and to holders of the exchange notes under limited circumstances. You should read the registration rights agreement in its entirety for more information. You should refer to the section in this prospectus entitled “Where You Can Find More Information” for information on how to obtain a copy of the registration rights agreement.
Our Business
Overview

We are a nationwide provider of diagnostic imaging services through our integrated network of fixed-site centers and mobile facilities which are focused in targeted regions throughout the United States. Our services include magnetic resonance imaging, or MRI, positron emission tomography, or PET, computed tomography, or CT, and other technologies. These services are non-invasive techniques that generate representations of internal anatomy on film or digital media which are used by physicians for the diagnosis and assessment of diseases and disorders. Our historical revenues and Adjusted EBITDA for fiscal 2005 were approximately $316.9 million and approximately $98.3 million, respectively.

Our large integrated network of fixed-site centers and mobile facilities allows us to provide a full continuum of imaging services to better meet the needs of our customers, including healthcare providers, such as hospitals and physicians, and payors, such as managed care organizations, Medicare, Medicaid and insurance companies. Our fixed-site centers include freestanding centers and joint ventures with hospitals and radiology groups. Physicians refer patients to our fixed-site centers based on our service reputation, advanced equipment, breadth of managed care contracts and convenient locations. Our mobile facilities provide hospitals and physician groups access to imaging technologies when they lack either the resources or patient volume to provide their own full-time imaging services or require incremental capacity. We enter into agreements with radiologists to provide professional services, which include supervision and interpretation of radiological procedures and quality assurance. We do not engage in the practice of medicine.
      MRI, PET and PET/ CT services have experienced substantial procedure volume growth in recent years, which is anticipated to continue. We believe we are well positioned to capitalize on the growth in the diagnostic imaging industry which is being driven by an aging population, increasing acceptance of diagnostic imaging and expanding applications of diagnostic imaging technologies.
      Historically, we pursued a strategy that was largely focused on growth through the acquisition of imaging businesses in various parts of the country. We plan to refocus our strategic efforts away from acquisition growth to organic growth and will look to leverage our presence and advanced imaging systems in our targeted regions. We also plan to drive operational efficiencies, improve utilization of our imaging systems and enhance relationships with provider partners, including radiologists and hospitals, and with the payor community.
Our Strengths
      Large Integrated Network. Our network of imaging facilities and business model provide our customers with a full continuum of imaging services using multiple technologies. As of September 30, 2005, our network consisted of 113 fixed-site centers and 124 mobile facilities within our targeted regions.
      Targeted Regions with Significant Market Presence. We have developed a significant presence in California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. Our regionally focused network enhances our ability to serve our hospital customers, broadens our physician referral base and attracts additional managed care customers.
      Diverse Base of Revenues. We serve a diverse portfolio of customers in more than 30 states. We have more than 1,000 contracts with managed care organizations and more than 300 contracts with hospitals and physician groups. During fiscal 2005, no single customer or fixed-site center accounted for more than 5% of our total revenues.
      Technologically Advanced Diagnostic Imaging Equipment. As of September 30, 2005, we owned or leased 279 diagnostic imaging and treatment systems, of which 174 are conventional MRI systems, 41 are Open MRI systems, 33 are CT systems, 18 are PET systems, eight are PET/ CT systems, three are lithotripters, one is a catheterization lab and one is a Gamma Knife. Of our 174 conventional MRI systems, 91% have magnet strength of 1.5 Tesla or higher and 9% have magnet strength of 1.0 Tesla. Currently, the industry standard magnet strength for fixed and mobile MRI systems is 1.5 Tesla.
      Robust Information Technology System. We have developed a proprietary information system which we refer to as InSight Radiology Information System, or IRIS. IRIS provides real-time support for our front and back office operations, including scheduling and administration of imaging procedures and billing and collections across both our fixed-site centers and mobile facilities. By implementing IRIS, we have achieved logistical and cost efficiencies as well as expeditious integration of acquisitions.
      Experienced Management Team. Our senior management team has an average of 16 years of experience in the healthcare services industry. Our senior executives have extensive experience in managing the expansion of healthcare service companies through internal growth and acquisitions.
Our Equity Sponsors
      J.W. Childs Equity Partners II, L.P., The Halifax Group, L.L.C. and their affiliates, beneficially own approximately 99.8% of the common stock of Holdings as of September 30, 2005. Six of our seven directors are executives with these firms.
      J.W. Childs Equity Partners II, L.P. is an affiliate of J.W. Childs Associates, L.P. J.W. Childs Associates, L.P. is a leading private equity firm based in Boston, Massachusetts, specializing in leveraged buyouts and recapitalizations of middle-market growth companies in partnership with company management through J.W. Childs Equity Partners II, L.P. and other funds it sponsors. Since 1995, the firm has invested in more than 30 companies with a total transaction value of over $8.0 billion. J.W. Childs Associates, L.P. presently manages $3.4 billion of equity capital from leading financial institutions, pension funds, insurance companies and university endowments. Its principal executive offices are located at 111 Huntington Avenue, Suite 2900, Boston, Massachusetts 02199. Each of J.W. Childs Associates, L.P. and J.W. Childs Equity Partners II, L.P. is a Delaware limited partnership.
      The Halifax Group, L.L.C. is a private equity investment partnership with approximately $330 million of capital under management between two investment funds. With primary offices in Washington, D.C. and Dallas, Texas, Halifax focuses on management-led recapitalization and leveraged buyouts in middle-market growth companies across a variety of industries. The Halifax Group, L.L.C. is a Delaware limited liability company.
Recent Developments
Executive Leadership Changes
      On July 1, 2005, Bret W. Jorgensen, 46, was appointed our President and Chief Executive Officer and a director of InSight and Holdings. Michael N. Cannizzaro, our President and Chief Executive Officer since his appointment in August 2004, resigned from these positions as of July 1, 2005 but remains as our Chairman of the Board. Mr. Cannizzaro is an Operating Partner of J.W. Childs Associates, L.P.
      On August 10, 2005, Louis E. Hallman, III, 46, was appointed InSight’s Executive Vice President and Chief Strategy Officer. In this role, Mr. Hallman is responsible for our long-term strategic planning and development efforts.
      On September 25, 2005, Donald F. Hankus, 44, was appointed InSight’s Executive Vice President and Chief Information Officer. Mr. Hankus is responsible for our management information system maintenance and development.
Hurricanes Katrina, Rita and Wilma
      Although we have no fixed-site centers in the areas directly affected by Hurricanes Katrina, Rita and Wilma, the storms devastated many areas of Louisiana, Mississippi, Florida and other areas of the Gulf Coast. We were able to relocate our mobile facilities prior to the arrival of these hurricanes. Some of our mobile customers in the region were directly hit by Katrina and Wilma, and, while they are now operational, they still continue in the process of recovery. We expect that their situation will improve over the next six to twelve months and will not have a material adverse effect on our business. We are still assessing the long-term impact of Katrina and Wilma, and currently estimate an initial storm related revenue loss of approximately $230,000 during the period from August 2005 through October 2005.

Ratio of Earnings to Fixed Charges
      The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	InSight (Predecessor)			Holdings

Pro forma
											Pro forma	Three Months		for the
			Period from								for the Year	Ended		Three Months
	Year Ended		July 1 to	Years Ended June 30,							Ended	September 30,		Ended
	June 30,		October 17,								June 30,			September 30,
	2001		2001	2002		2003		2004		2005	2005	2004	2005	2005

Ratio of earnings to fixed charges	1.6	x	—	1.0	x	1.2	x	1.1	x	—	—	—	—	—
      The ratio of earnings to fixed charges is unaudited for all periods presented. For purpose of calculating this ratio, earnings consist of net income (loss) plus income taxes and fixed charges. Fixed charges consist of interest expense and the estimated portion of rental expense deemed a reasonable approximation of this interest factor. For the year ended June 30, 2005 on an actual and pro forma basis to give pro forma affect to the offering of the initial notes as if it had been completed on July 1, 2004, we had a deficiency of earnings to fixed charges of approximately $12.1 million and $13.7 million, respectively. For the three months ended September 30, 2004 and 2005, we had a deficiency of earnings to fixed charges of approximately $1.1 million and $1.4 million, respectively. For the three months ended September 30, 2005 on a pro forma basis to give pro forma affect to the offering of the initial notes as if it had been completed on July 1, 2005, we had a deficiency of earnings to fixed charges of approximately $2.2 million. On October 17, 2001, Holdings acquired InSight pursuant to an agreement and plan of merger dated June 29, 2001, as amended. Holdings did not have any operating activities until October 17, 2001. The ratio of earnings to fixed charges for the year ended June 30, 2002 reflects the results for the entire fiscal year 2002 and does not include the results of operations of InSight from July 1, 2001 to October 17, 2001. For the period from July 1 to October 17, 2001, InSight had a deficiency of earnings to fixed charges of approximately $7.0 million.
Our Corporate Information
      Our principal executive office is located at 26250 Enterprise Court, Suite 100, Lake Forest, California 92630, and our telephone number is (949) 282-6000. Our internet address is www.insighthealth.com. www.insighthealth.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

Summary of the Exchange Offer

The Initial Offering of Initial Notes	We issued the initial notes on September 22, 2005 to Banc of America Securities LLC and CIBC World Markets Corp., which are referred to in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the initial notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act or pursuant to offers and sales to non-U.S. persons that occurred outside the United States within the meaning of Regulation S under the Securities Act.

The Exchange Offer	We are offering to exchange your initial notes for exchange notes, which have been registered under the Securities Act. In order to be exchanged, an outstanding note must be properly tendered and accepted. You may tender outstanding notes only in denominations of $1,000 and multiples of $1,000. As of the date of this prospectus, $300.0 million in aggregate principal amount of initial notes is outstanding. All initial notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales	We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

• you are not an affiliate of ours.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for initial notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes issued to it in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, January 19, 2006, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that it does not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of initial notes being tendered for exchange. For additional information, see the section of this prospectus entitled “The Exchange Offer — Conditions.”

Procedures for Tendering Initial Notes	If you wish to tender your initial notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

• an original or a facsimile of a properly completed and duly executed letter of transmittal, which accompanies this prospectus, together with your initial notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

• if the initial notes you own (i) are held of record by The Depositary Trust Company, or DTC, (ii) are in book-entry form and (iii) you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or ATOP, in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your initial notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent. In addition, you must deliver to the exchange agent on or before the expiration date a timely confirmation of book-entry transfer of your initial notes into the account of the notes exchange agent at DTC. If you cannot satisfy either of these procedures on a timely basis, then you should comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your initial notes according to the guaranteed delivery procedures described in the section of this prospectus entitled “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or initial notes in the exchange offer, you should contact the person in whose name your book-entry interests or initial notes are registered promptly and instruct that person to tender on your behalf.

Acceptance of Initial Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all initial notes which are validly tendered in the exchange offer and not withdrawn before 5:00 p.m., New York City time, on January 19, 2006.

Withdrawal Rights	You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time on January 19, 2006.

Consequences of Failure to Exchange Initial Notes	If you do not exchange your initial notes for exchange notes, your initial notes will continue to be subject to restrictions on transfer. In general, the initial notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Federal Income Tax Considerations	Based on the advice of counsel, the exchange of initial notes will not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes. We will pay all of our expenses incident to the exchange offer.

Registration Rights Agreement	Simultaneously with the issuance of the initial notes, we entered into a registration rights agreement with the initial purchasers. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

Exchange Agent	U.S. Bank National Association, the trustee under the indenture, is serving as the exchange agent in connection with the exchange offer.
Description of Exchange Notes
      The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the initial notes. The exchange notes represent the same debt as the initial notes. Both the initial notes and the exchange notes are governed by the same indenture. The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “Description of Notes” contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	InSight Health Services Corp., a Delaware corporation.

Securities	$300.0 million aggregate principal amount of senior secured floating rate notes due 2011.

Maturity	November 1, 2011.

Interest	Interest on the notes will accrue at the rate per annum, reset quarterly, equal to LIBOR plus 5.25%.

Interest Payment Dates	Each February 1, May 1, August 1 and November 1, commencing on February 1, 2006.

Guarantees	The notes will be unconditionally guaranteed on a senior secured basis by Holdings and each of InSight’s existing and future domestic wholly owned subsidiaries, which are collectively referred to in this prospectus as the guarantors.

Ranking	The notes and the related guarantees are general senior secured obligations. Accordingly, they will rank:

• equally in right of payment with all existing and any future senior indebtedness that we and the guarantors may incur;

• effectively senior to our and the guarantors’ obligations under our amended revolving credit facility (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity”) and unsecured obligations to the extent of the value of the collateral securing the notes and the guarantees;

• effectively subordinated to our obligations under our amended revolving credit facility, other indebtedness and guarantees of those obligations by the guarantors to the extent of the value of the collateral in which the holders of those obligations have a lien;

• senior to our existing 9 7/8% unsecured senior subordinated notes due 2011 and any future subordinated indebtedness that we and the guarantors may incur; and

• effectively subordinated to any obligations, including trade payables, of any of our subsidiaries that do not guarantee the notes.

Collateral	The notes and the guarantees will be secured by a first priority lien on substantially all of our and the guarantors’ existing and future tangible and intangible personal property including, without limitation, equipment, certain contracts and intellectual property, but will not be secured by a lien on our real property, accounts receivable and related assets, cash accounts related to receivables and certain other assets. In addition, the notes and the guarantees will be secured by a portion of our stock and the stock or other equity interests of our subsidiaries. See “Description of Notes — Collateral.” The lenders under our amended revolving credit facility have a security interest in our accounts receivables and related assets and cash accounts related to receivables.

Optional Redemption	On or after November 1, 2006, we may redeem some or all of the notes at any time at the redemption prices described in the section entitled “Description of Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If we or any of our restricted subsidiaries sell certain assets or if Holdings or we experience specific kinds of change of control, we must offer to purchase the notes at the prices set forth in the section of this prospectus entitled “Description of Notes — Repurchase at the Option of Holders.”

Basic Covenants of the Indenture	The indenture governing the notes restricts our ability and the ability of our restricted subsidiaries to:

• borrow money;

• pay dividends on or redeem or repurchase capital stock;

• make investments;

• create liens;

• use assets as security in other transactions;

• sell certain assets or merge with or into other companies;

• enter into certain transactions with affiliates;

• sell stock in our subsidiaries; and

• restrict dividends or payments by us.

For more details, see the section entitled “Description of Notes — Certain Covenants.”

Absence of a Public Market	There is no public market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, if an active public market does not develop, the market price and liquidity of the notes may be adversely affected.

Risk Factors	See the section entitled “Risk Factors” for a description of certain of the risks you should consider prior to participating in the exchange offer.

Summary Consolidated Historical Financial Data
      The following table sets forth certain summary consolidated historical information of our company. Historical financial information (exclusive of Adjusted EBITDA) as of and for the fiscal years ended June 30, 2002, 2003, 2004 and 2005 is derived from our audited consolidated financial statements. Historical financial information (exclusive of Adjusted EBITDA) as of and for the fiscal year ended June 30, 2001 and for the period from July 1, 2001 to October 17, 2001 is derived from the audited consolidated financial statements of InSight. See footnote (1) below. The consolidated financial statements of InSight for the fiscal year ended June 30, 2001 were audited by Arthur Andersen LLP which has ceased operations. Historical financial information as of and for the three months ended September 30, 2004 and 2005 is derived from our unaudited condensed consolidated interim financial statements. Our unaudited condensed consolidated interim financial statements, in the opinion of our management, include all normal recurring accruals necessary to state fairly the data included therein in accordance with generally accepted accounting principles for interim financial information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.
      The information in the table below is only a summary and should be read together with our audited consolidated financial statements for the fiscal years ended June 30, 2003, 2004 and 2005 and the related notes, our unaudited condensed consolidated financial statements for the three months ended September 30, 2004 and 2005 and the related notes, and the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The amounts in the table below reflect rounding adjustments (dollars in thousands).

	InSight (Predecessor)		Holdings

		Period from					Three Months Ended
	Year Ended	July 1 to	Years Ended June 30,				September 30,
	June 30,	October 17,
	2001	2001(1)	2002(1)	2003	2004	2005	2004	2005

Income Statement Data:
Revenues	$211,503	$63,678	$155,407	$237,752	$290,884	$316,873	$80,854	$78,708
Gross profit	49,631	17,991	39,823	57,708	57,463	48,716	14,109	12,463
Income (loss) before income taxes	16,425	(6,748)	9	8,188	4,874	(12,148)	(1,310)	(1,347)
Net income (loss)	13,801	(4,648)	9	4,922	2,924	(27,217)	(786)	(2,447)
Balance Sheet Data:
Cash and cash equivalents	$23,254	$—	$17,783	$19,554	$30,412	$20,839	$41,277	$27,390
Total assets	321,056	—	499,401	577,317	675,631	624,523	676,507	625,268
Total debt	228,253	—	378,164	446,119	539,823	501,568	537,742	506,406
Cash Flow Data:
Net cash provided by operating activities	$50,682	$14,820	$39,601	$61,756	$60,120	$60,864	$20,822	$10,024
Net cash used in investing activities	(23,442)	(21,592)	(221,563)	(102,705)	(142,250)	(32,578)	(8,027)	(7,452)
Net cash provided by (used in) financing activities	(31,119)	(8,053)	199,475	42,720	92,988	(37,859)	(1,930)	3,979

	InSight (Predecessor)		Holdings

		Period from					Three Months Ended
	Year Ended	July 1 to	Years Ended June 30,				September 30,
	June 30,	October 17,
	2001	2001(1)	2002(1)	2003	2004	2005	2004	2005

Other Data:
Capital expenditures	$22,911	$20,852	$43,655	$56,967	$46,734	$30,459	$8,219	$13,885
Adjusted EBITDA(2)	80,953	25,012	59,017	95,047	104,289	98,313	26,002	23,517
Depreciation and amortization	41,134	9,823	26,462	49,345	58,733	65,601	16,348	15,774
Number of fixed — site centers	70	—	73	88	118	120	120	113
Number of mobile facilities	87	—	97	100	118	115	115	124

(1)	On October 17, 2001, Holdings acquired InSight pursuant to an agreement and plan of merger dated June 29, 2001, as amended. Holdings did not have any operating activities until October 17, 2001. Our financial information for the year ended June 30, 2002 reflects results for the entire fiscal year 2002 and does not include the results of operations of InSight from July 1, 2001 to October 17, 2001. InSight’s results of operations through October 17, 2001 do not reflect any purchase accounting adjustments. The results of operations for the fiscal year ended June 30, 2002 can be derived by combining our results of operations for the fiscal year ended June 30, 2002 with the results of operations of InSight from July 1, 2001 to October 17, 2001. These combined results of operations should be used for comparative purposes only as they do not purport to be indicative of what our results of operations would have been if we owned InSight for the entire fiscal year ended June 30, 2002.

(2)	Adjusted EBITDA represents earnings before interest expenses, income taxes, depreciation and amortization excluding the acquisition related compensation charge for the period from July 1 to October 17, 2001 and the gain on repurchase of notes payable for the three months ended September 30, 2005. Adjusted EBITDA has been included because we believe that it is a useful tool for us and our investors to measure our ability to provide cash flows to meet debt service, capital expenditure and working capital requirements. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States. We present this discussion of Adjusted EBITDA because covenants in the indenture governing our existing unsecured senior subordinated notes, the indenture governing the notes and the credit agreement relating to our amended revolving credit facility contain ratios based on this measure. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Please see the reconciliation of net cash provided by operating activities to Adjusted EBITDA following these footnotes.

A reconciliation of net cash provided by operating activities to Adjusted EBITDA is as follows (amounts in thousands) (unaudited):

	InSight (Predecessor)		Holdings

		Period from					Three Months Ended
	Year Ended	July 1 to	Years Ended June 30,				September 30,
	June 30,	October 17,
	2001	2001(1)	2002(1)	2003	2004	2005	2004	2005

Net cash provided by operating activities	$50,682	$14,820	$39,601	$61,756	$60,120	$60,864	$20,822	$10,024
Provision (benefit) for income taxes	2,624	(2,100)	—	3,266	1,950	15,069	(524)	1,100
Interest expense, net	23,394	6,321	32,546	37,514	40,682	44,860	10,964	12,166
Write-off of debt issuance costs	—	—	(7,378)	—	—	—	—	—
(Loss) gain on sales of centers	—	—	—	—	2,129	(170)	—	—
Net change in operating assets and liabilities	4,253	5,971	(5,752)	(7,489)	(592)	(7,086)	(5,260)	1,277
Net change in deferred income taxes	—	—	—	—	—	(15,224)	—	(1,050)

Adjusted EBITDA	$80,953	$25,012	$59,017	$95,047	$104,289	$98,313	$26,002	$23,517

RISK FACTORS
      You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before deciding whether to participate in the exchange offer.
RISKS RELATING TO THE NOTES

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.
      We have a substantial amount of debt, which requires significant interest and principal payments. As of September 30, 2005, we had approximately $506.4 million of total debt outstanding. In addition, subject to the limits contained in the indenture governing the notes and our other debt instruments, we may be able to incur substantial additional indebtedness from time to time (which may rank pari passu in right of payment with the notes) to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other less leveraged competitors; and

•	increasing our cost of borrowing.
     You should not rely on Holdings’ guarantee in evaluating an investment in the notes.
      Holdings was formed as a holding company. Its sole source of operating income and cash flow is derived from us and its only material asset is our capital stock. As a result, Holdings’ guarantee provides little, if any, additional credit support for the notes. Furthermore, the indenture governing the notes does not impose significant restrictions on the business or operations of Holdings or on, among other things, the amount of indebtedness that Holdings may incur.

The capital stock and other securities securing the notes will automatically be released from the liens securing the notes and no longer be deemed to be collateral to the extent the pledge of such capital stock or other equity interests would require the filing of separate financial statements for InSight or any of our subsidiaries with the SEC. Therefore, a portion of InSight’s, and our other subsidiaries’, capital stock will not be part of the collateral.
      The indenture governing the notes and the security documents provide that, to the extent that a filing with the SEC (or any other governmental agency) of separate financial statements of InSight or any of our other subsidiaries is required due to the fact that InSight or such subsidiary’s capital stock or other securities secure the notes, then such portion of capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary to not be subject to such requirement. Pursuant to relevant SEC regulations, such separate financial statements of InSight or any of our other subsidiaries would be required if the aggregate principal amount, par value or book value as carried by us or the market value (whichever is the greatest), of the capital stock of InSight or any of our other subsidiaries, as the case may be, is equal to or greater than 20% of the aggregate principal amount of notes outstanding. As a result, a portion of InSight’s or our other subsidiaries’ capital stock will not be part of the collateral. To the extent we consolidate our subsidiaries into InSight or one of our other subsidiaries, an additional portion of InSight’s or our other subsidiaries’ capital stock will not be part of the collateral. See “Description of Notes — Collateral.” In addition, our equity interest in our joint ventures will not be part of the collateral to the extent the applicable joint venture agreement prohibits, or requires any consent for, the granting of a security interest in such equity interest. Substantially all of our joint venture agreements contain such a prohibition. It may be more difficult, costly and time consuming for holders of the notes to foreclose on our assets or the assets of a subsidiary than to foreclose on our or a subsidiary’s capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of us or a subsidiary.

Not all of our subsidiaries guarantee our obligations under the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.
      Our subsidiaries that are not wholly owned by us will not be guarantors of the notes. InSight’s present and future wholly owned domestic subsidiaries will guarantee the notes. Payments on the notes are only required to be made by InSight and the guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us, Holdings or a subsidiary guarantor. You should be aware that the historical consolidated financial statements included in this prospectus are presented on a consolidated basis. The aggregate revenues, Adjusted EBITDA and total assets for fiscal 2005 of our subsidiaries which are not guarantors were approximately $41.3 million, $9.6 million and $32.5 million, respectively, or approximately 13.0%, 9.8% and 5.2%, respectively, of our total revenues, Adjusted EBITDA and total assets for fiscal 2005. The aggregate revenues, Adjusted EBITDA and total assets as of and for the three months ended September 30, 2005 of our subsidiaries which are not guarantors were approximately $9.8 million, $2.3 million and $32.6 million, respectively, or approximately 12.4%, 9.9% and 5.2%, respectively, of our total revenues, Adjusted EBITDA and total assets. We expect that as a result of our strategy of entering into joint ventures with hospitals and/or radiology groups, an increasing portion of our revenues, Adjusted EBITDA and total assets will be attributable to the operations of our subsidiaries that are not guarantors.
      In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to the indebtedness of the non-guarantor subsidiaries. As of September 30, 2005 and June 30, 2005, the total liabilities of our non-guarantor subsidiaries, excluding intercompany liabilities, were approximately $8.0 million and $6.9 million, respectively.

We may be unable to service our debt, including the notes.
      Our ability to make scheduled payments on or to refinance our obligations with respect to our debt, including the notes, will depend on our financial and operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs.
      If we are unable to meet our debt obligations or fund our other liquidity needs, we may need to restructure or refinance all or a portion of our debt on or before maturity, including the notes, or sell certain of our assets. We cannot assure you that we will be able to restructure or refinance any of our debt, including the notes, on commercially reasonable terms, if at all, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

Our operations may be restricted by the terms of our debt, which could adversely affect us and increase our credit risk.
      The indenture relating to the notes and our amended revolving credit facility include a number of significant restrictive covenants. Our other debt instruments, including our unsecured senior subordinated notes due 2011, also include restrictive covenants. These covenants could adversely affect us, and adversely affect investors, by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants will, among other things, restrict our ability to:

•	incur more debt;

•	create liens;

•	pay dividends and make distributions or repurchase stock;

•	make investments;

•	merge or consolidate or transfer or sell assets; and

•	engage in transactions with affiliates.
      A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under our debt instruments, the lenders may be able to elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we are unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, including the notes. As a result of this transaction, substantially all of our and our guarantors’ assets, other than those assets consisting of accounts receivables and related assets or cash accounts related to receivables, which will secure our amended revolving credit facility, and a portion of our stock and the stock of our subsidiaries and our real estate, will be subject to the liens in favor of the holders of the notes. This may further limit our flexibility in obtaining secured or unsecured financing in the future. See “Description of Notes — Collateral — Overview” and “Description of Notes — Collateral — Excluded Assets.”

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.
      The security documents allow us to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the collateral securing the notes and the guarantees. In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 if we determine, in good faith based on advice of counsel, that, under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. We may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness), subject to the requirements under our debt agreements.
      With respect to such releases, we must deliver to the collateral agent, from time to time, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the collateral agent was obtained in the ordinary course of our business were not prohibited by the indenture. See “Description of Notes — Possession, Use and Release of Collateral — Permitted Ordinary Course Activities with Respect to Collateral.”

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.
      Under various circumstances, all or a portion of the collateral securing the notes and guarantees will be released automatically, including:

•	a taking by eminent domain, condemnation or other similar circumstances;

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture; or

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee of any other indebtedness secured equally and ratably with the notes in accordance with the indenture.
See “Description of Notes — Possession, Use and Release of Collateral — Release of Collateral.”

If there is a default, the value of the collateral may not be sufficient to repay holders of the notes.
      The proceeds from the sale or sales of all of the collateral might not be sufficient to satisfy the amounts outstanding under the notes. The collateral does not include, among other things, any interest in our real estate, our equity interest in our joint venture arrangements, a portion of InSight’s and our other subsidiaries’ capital stock, assets securing capital lease obligations, accounts receivables and related assets, cash accounts related to receivables and our contracts, including physician contracts, to the extent such contracts, or applicable law, prohibits, or requires consent for, granting of a security interest therein. Many of our contracts, including most of such contracts with physicians, contain such prohibition.
      Subject to the restrictions contained in the indenture, we may issue additional notes that will be secured by the collateral on an equal and ratable basis with the notes offered hereby. Therefore, there may be additional notes that would share the same collateral base as the notes offered hereby. In addition, our amended revolving credit facility is secured by a first priority lien on assets consisting of accounts receivables and related assets and cash accounts related to receivables. Thus, such facility would effectively rank senior to the notes to the extent of the value of such assets. In addition, the indenture does allow certain permitted liens on our assets, including the collateral, which liens may rank ahead of the noteholders’ liens.
      No appraisal of the value of the collateral has been made in connection with this offering. Our property and equipment (other than land, building and leasehold improvements and assets securing our capital lease obligations), which make up a significant portion of the collateral that is tangible, had a net book value as of June 30, 2005 and September 30, 2005 of approximately $162.9 million and $165.4 million, respectively. The book value of the collateral should not be relied on as a measure of realizable value for such assets. The realizable value may be greater or lower than such net book value. The value of the collateral securing the notes in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. A sale of the collateral in a bankruptcy or similar proceeding would likely be made under duress, which would reduce the amounts that could be recovered. Furthermore, such a sale could occur when other companies in our industry also are distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. Our assets pledged as collateral to the notes also include our intangible assets, which had a book value as of June 30, 2005 and September 30, 2005 of approximately $315.0 million and $314.1 million, respectively. These assets primarily consist of the excess of the acquisition cost over the fair market value of the net assets acquired in purchase transactions. The value of these intangible assets will continue to depend significantly upon the success of our business as a going concern and the grown in future cash flows. As a result, in the event of a default under our indenture or any bankruptcy or dissolution of our company, the realizable value of these assets will likely be substantially lower and may be insufficient to satisfy the claims of our creditors, including the holders of the notes. In addition, some or all of the collateral may be released with the consent of a majority of the holders of the notes. The condition of the collateral will likely deteriorate during any period of financial distress preceding a sale of the collateral. In addition, much of the collateral will consist of illiquid assets that may have to be sold at a substantial discount in an insolvency situation. Accordingly, the proceeds of any sale of the collateral following an acceleration of maturity with respect to the notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the notes. If such proceeds were not sufficient to repay amounts outstanding under the notes, then the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.

Bankruptcy laws may limit your ability to realize value from the collateral.
      The right of the trustee or other agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture or other indebtedness secured by the collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Under the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the collateral or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” In addition, the right of a secured creditor to receive interest on its claim that accrues after the bankruptcy case is subject to the court’s determination that the value of the collateral is at least equal to the amount of collateral that secures the claim.

The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are certain other categories of assets that are also excluded from the collateral.
      The indenture permits liens in favor of third parties to secure purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to the limitations, as described in “Description of Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock.” Other categories of excluded assets include real property, certain contracts, a portion of stock of foreign subsidiaries, a portion of stock of InSight and our other subsidiaries, accounts receivables and related assets, cash accounts related to receivables and the proceeds from any of the foregoing. See “Description of notes — Collateral — Excluded Assets.” If an event of default occurs and the notes are accelerated, the Notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The collateral is subject to casualty risks.
      We will be obligated under the security documents to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating assets of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy our obligations under the notes.

The collateral agent’s ability to exercise remedies is limited.
      The security agreement provides the collateral agent on behalf of the holders of the notes with significant remedies, including foreclosure and sale of all or parts of the collateral. However, the rights of the collateral agent to exercise significant remedies (such as foreclosure) will be, subject to certain exceptions, generally limited to a payment default, our bankruptcy or the acceleration of the indebtedness.

We may not have sufficient funds to purchase the notes and our other senior debt upon a change of control.
      Upon a change of control, we will be required to make an offer to purchase all outstanding notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. Any future credit arrangements or other debt agreements to which we become party may contain similar agreements. However, we cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change of control to make any required repurchases of notes or our other debt. Our inability to repay the notes or other debt, if accelerated, or to make a change of control offer and to purchase all of the tendered notes, would constitute an event of default under the indenture, and potentially, other debt.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral or the perfection of liens on the collateral by other creditors.
      Our obligations under the notes and the obligations of the guarantors under the guarantees will be secured by a first priority lien on the collateral, subject to certain permitted liens. See “Description of Notes — Collateral.” To the extent that a security interest in any item of collateral is unperfected, the notes in a bankruptcy will have no greater rights to such collateral than our general unsecured creditors. The security interests in some of the collateral, including the vehicles and imaging equipment used in connection with our mobile facilities, may not be perfected as of the closing of this exchange offer. Although we expect such security interests to be perfected sometime after the closing of this exchange offer, we cannot guarantee when, and if, such perfection will take place.
      In addition, applicable law requires that certain property acquired after the grant of a general security interest can only be perfected at the time such property is acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property that constitutes collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. Neither the trustee nor the collateral agent will monitor the future acquisition of property that constitutes collateral, or take action to perfect the security interest in such acquired collateral. Although such failure may constitute an event of default in respect of the notes, it will not prevent such failure from resulting in the loss of the security interest in such newly acquired property or the priority of the security interest in such property in favor of the holders of the notes against third parties.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees to be provided by the guarantors and require the holders of the notes to return payments received from the guarantors.
      Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees could be voided, or claims in respect of the guarantees could be subordinated to all of the guarantor’s other debts if, among other things:

•	the guarantee was incurred with the intent to hinder, delay or defraud any of such guarantor’s present or future creditors; or

•	the guarantor, at the time the debt evidenced by the guarantee was incurred, received less than reasonably equivalent value or fair consideration for the incurrence of such debt, and

•	was insolvent or rendered insolvent by reason of such incurrence,

•	was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by a guarantor pursuant to its guarantee, or any future pledge of collateral in favor of the collateral agent, might be avoidable by the payor or pledgor (as debtor in possession) or by its collateral agent in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, if such payment or pledge or granting of the security interest is deemed a fraudulent conveyance or the pledgor is insolvent at the time of such payment or pledge or granting of the security interest, such payment or pledge permits the holders of the notes to receive a greater recovery than if such payment or pledge had not been given and a bankruptcy proceeding in respect of the payor or pledgor is commenced within 90 days following the payment or pledge or, in certain circumstances, a longer period.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to this offering, each guarantor will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. To the extent that a guarantor’s guarantee is voided, it is likely that holders of the notes will not benefit from the collateral securing that guarantee.

Rises in interest rates could adversely affect our financial condition.
      An increase in prevailing interest rates would have an immediate effect on the interest rates charged on our variable rate debt, which rise and fall upon changes in interest rates. As of September 30, 2005, approximately 59.1% of our debt was variable rate debt. Increases in interest rates would also impact the refinancing of our fixed rate debt. If interest rates are higher when our fixed debt becomes due, we may be forced to borrow at the higher rates. If prevailing interest rates or other factors result in higher interest rates, the increased interest expense would adversely affect our cash flow and our ability to service our debt. As a protection against rising interest rates, we may enter into agreements such as interest rate swaps, caps, floors and other interest rate exchange contracts. These agreements, however, increase our risks as to the other parties to the agreements not performing or that the agreements could be unenforceable.

There is no established trading market for the notes and it may be difficult for you to sell or pledge your notes.
      There is currently no public market for the notes. If markets for the notes do not develop, you will not be able to resell your notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. Moreover, if markets for the notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. In addition, in response to prevailing interest rates and market conditions generally, the notes could trade at a price lower than their initial offering price.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes. As a result, you can not be sure that an active trading market will develop upon completion of the exchange offer.
RISKS RELATING TO OUR BUSINESS

Changes in the rates or methods of third-party reimbursements for diagnostic imaging and therapeutic services could result in reduced demand for our services or create downward pricing pressure, which would result in a decline in our revenues and harm our financial position.
      For fiscal 2005 and for the three months ended September 30, 2005 we derived approximately 57% and 56%, respectively, of our revenues from direct billings to patients and third-party payors such as Medicare, Medicaid, managed care and private health insurance companies. Changes in the rates or methods of reimbursement for the services we provide could have a significant negative impact on those revenues. Moreover, our healthcare provider customers on whom we depend for approximately 43% of our revenues generally rely on reimbursement from third-party payors. To the extent our provider customers’ reimbursement from third-party payors is reduced, it will likely have an adverse impact on our financial condition and results of operations since our provider customers will seek to offset decreased reimbursement rates. In addition, the Medicare Payment Advisory Commission, in its March 2005 report to Congress, recommended that the government adopt standards for physicians and providers who bill Medicare for interpreting diagnostic imaging studies and adopt utilization management techniques used by third-party private payors, such as the credentialing of physicians, in an attempt to control the rise of imaging costs.
      Certain third-party payors have proposed and implemented initiatives which have the effect of substantially decreasing reimbursement rates for diagnostic imaging services provided at non-hospital facilities, and third-party payors are continuing to monitor reimbursement for diagnostic imaging services. Recently, a third-party payor announced a requirement of participation, which has not yet been fully implemented, that would require freestanding imaging center providers to be multi-modality and not simply offer one type of diagnostic imaging service. Similar initiatives enacted in the future by numerous additional third-party payors would have a material adverse impact on our financial condition and our results of operations.
      Under Medicare’s prospective payment system for hospital outpatient services, or OPPS, a hospital is paid for outpatient services on a rate per service basis that varies according to the ambulatory payment classification group, or APC, to which the service is assigned rather than on a hospital’s costs. OPPS was implemented on August 1, 2000 and due to the anticipated adverse economic effect on hospitals, Congress provided for outlier payments for especially costly cases, as well as transitional payments for new technologies and innovative medical devices, drugs and biologics. While most of the transitional payments expired in 2003, the Centers for Medicare and Medicaid Services, or CMS, continues to make payments for new technology until sufficient data is collected to assign the new technology to an APC. Each year CMS publishes new APC rates that are determined in accordance with the promulgated methodology. The overall effect of OPPS has been to decrease reimbursement rates from those paid under the prior cost-based system.

      In November 2004, CMS announced a 21% reduction in hospital reimbursement rates for PET, effective January 1, 2005. Although the immediate effect on us of this rate reduction has been minimal, on a long-term basis, this will have a negative impact on our PET and PET/ CT revenues as more hospital customers (both existing and future) negotiate lower rates with us. Because unfavorable reimbursement policies constrict the profit margins of the mobile customers we bill directly, we have lowered and may continue to lower, our fees to retain existing PET and PET/ CT customers and attract new ones. Any further modifications under OPPS further reducing reimbursement to hospitals may adversely impact our financial condition and our operations since hospitals will seek to offset such additional modifications.
      In August 2005, CMS published proposed regulations that apply to hospital outpatient services that significantly decrease the reimbursement for diagnostic procedures performed together on the same day. Under the new methodology, CMS has identified families of imaging procedures by imaging modality and contiguous body area. Medicare will pay 100% of the technical component of the higher priced procedure and 50% for the technical component of each additional procedure for procedures involving contiguous body parts within a family of codes when performed in the same session. Under the current methodology, Medicare pays 100% of the technical component of each procedure. In November 2005, CMS announced that these proposed regulations would not be finalized for 2006, but CMS will study them further. The implementation of these regulations would adversely impact our financial condition and our results of operations since our hospital customers will seek to offset their reduced reimbursement through lower rates with us.
      Services provided in non-hospital based freestanding facilities, such as independent diagnostic treatment facilities, or IDTFs, are paid under the Medicare Part B fee schedule. In November 2005, CMS published final regulations, which would implement the same multi-procedure methodology rate reduction proposed for hospital outpatient services, for procedures reimbursed under the Part B fee schedule. CMS will phase this rate reduction in over two years, so that the reduction will be 25% in 2006, and 50% in 2007. In addition, CMS published final regulations that provide for an overall decrease of 4.4% in the Part B fee schedule for 2006. Accordingly, if these changes take effect, these reductions in Medicare payment for diagnostic imaging services under the Part B fee schedule may have a material adverse effect on our financial condition and results of operations.
      Implementation of any of the initiatives mentioned above and any further changes in the rates of or conditions for reimbursement could substantially reduce the amounts reimbursed to us or our customers for services provided by us. If third-party payors reduce the amount of their payments to our customers, our customers will likely seek to reduce their payments to us or seek an alternate supplier of diagnostic imaging services. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals, physician groups and other healthcare providers that we bill directly, we have lowered and may continue to need to lower our fees to retain existing customers and attract new ones. These reductions would have a significant adverse effect on our revenues and financial results by decreasing demand for our services or creating downward pricing pressure.

If we are unable to renew our existing customer contracts on favorable terms or at all, our financial results would be adversely affected.
      Our financial results depend on our ability to sustain and grow our revenues from existing customers. Our revenues would decline if we are unable to renew our existing customer contracts or renew these contracts on favorable terms. For our mobile facilities, we generally enter into contracts with hospitals having one to five year terms. A significant number of our mobile contracts will expire each year. Our mobile facility contract renewal rate was 78% and 79% for the year ended June 30, 2005 and for the three months ended September 30, 2005, respectively. We may not, however, achieve these renewal rates in the future. To the extent we do not renew a customer contract, it is not always possible to immediately obtain replacement customers. Historically, many replacement customers have been smaller, which have lower procedure volumes. In addition, attractive financing from equipment manufacturers, as well as attractive gross margins have caused, and may continue to cause, hospitals and physician groups who have utilized shared mobile services from our company and our competitors to purchase and operate their own equipment. We expect that some high volume customer accounts will continue to elect not to renew their agreements with us and instead purchase or lease their own diagnostic imaging equipment. This would adversely affect our business, financial operation and results of operations. Although the non-renewal of a single customer contract would have a material impact on our contract services revenues, non-renewal of several contracts on favorable terms or at all could have a significant negative impact on our business, financial condition and results of operations.

We have experienced, and will continue to experience, competition from hospitals, physician groups and other diagnostic imaging companies and this competition could adversely affect our revenues and our business.
      The healthcare industry in general, and the market for diagnostic imaging services in particular, is highly competitive and fragmented, with only a few national providers. We compete principally on the basis of our service reputation, equipment, breadth of managed care contracts and convenient locations. Our operations must compete with groups of radiologists, established hospitals and certain other independent organizations, including equipment manufacturers and leasing companies that own and operate imaging equipment. We have encountered and we will continue to encounter competition from hospitals and physician groups that purchase their own diagnostic imaging equipment from equipment manufacturers who provide low-cost financing. Some of our direct competitors may have access to greater financial resources than we do. If we are unable to successfully compete, our customer base would decline and our business, financial condition and results of operations would be adversely affected.

Managed care organizations may limit healthcare providers from using our services, causing us to lose procedure volume.
      Our fixed-site centers are principally dependent on our ability to attract referrals from physicians and other healthcare providers representing a variety of specialties. Our eligibility to provide service in response to a referral is often dependent on the existence of a contractual arrangement with the referred patient’s managed care organization. We currently have more than 1,000 contracts with managed care organizations for diagnostic imaging services provided at our fixed-site centers. Despite having a large number of contracts with managed care organizations, healthcare providers may be inhibited from referring patients to us in cases where the patient is not associated with one of the managed care organizations with which we have contracted. The loss of patient referrals causes us to lose procedure volume which adversely impacts our revenues. A significant decline in referrals would have a material adverse effect on our business, financial condition and results of operations.

Technological change in our industry could reduce the demand for our services and require us to incur significant costs to upgrade our equipment.
      We operate in a competitive, capital intensive, high fixed-cost industry. The development of new technologies or refinements of existing ones might (1) make our existing systems technologically or economically obsolete, or (2) reduce the need for our systems. MRI and other diagnostic imaging systems are currently manufactured by numerous companies. Competition among manufacturers for a greater share of the MRI and other diagnostic imaging systems market has resulted in and likely will continue to result in technological advances in the speed and imaging capacity of these new systems. Consequently, the obsolescence of our systems may be accelerated. Other than ultra-high field MRI systems and PET/ CT or “fusion” systems, we are aware of no imminent substantial technological changes; however, should such changes occur, we may not be able to acquire the new or improved systems. In the future, to the extent we are unable to generate sufficient cash from our operations or obtain additional funds through bank financing or the issuance of equity or debt securities, we may be unable to maintain a competitive equipment base. In addition, advancing technology may enable hospitals, physicians or other diagnostic service providers to perform procedures without the assistance of diagnostic service providers such as ourselves. As a result, we may not be able to maintain our competitive position in our targeted regions or expand our business.

Our ability to maximize the utilization of our diagnostic imaging equipment may be adversely impacted by harsh weather conditions.
      Harsh weather conditions can adversely impact our operations and financial condition. To the extent severe weather patterns affect the regions in which we operate, potential patients may find it difficult to travel to our centers and we may have difficulty moving our mobile facilities along their scheduled routes. As a result, we would experience a decrease in procedure volume during that period. Our equipment utilization, procedure volume or revenues could be adversely affected by similar conditions in the future.

Because a high percentage of our operating expenses are fixed, a relatively small decrease in revenues could have a significant negative impact on our financial results.
      A high percentage of our expenses are fixed, meaning they do not vary significantly with the increase or decrease in revenues. Such expenses include, but are not limited to, debt service and capital lease payments, rent and operating lease payments, salaries, maintenance, insurance and vehicle operation costs. As a result, a relatively small reduction in the prices we charge for our services or procedure volume could have a disproportionate negative effect on our financial results.

We may be subject to professional liability risks which could be costly and negatively impact our business and financial results.
      We have not experienced any material losses due to claims for malpractice. However, claims for malpractice have been asserted against us in the past and any future claims, if successful, could entail significant defense costs and could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage. Successful malpractice claims asserted against us, to the extent not covered by our liability insurance, could have a material adverse affect on our business, financial condition and results of operations. In addition to claims for malpractice, there are other professional liability risks to which we are exposed through our operation of diagnostic imaging systems, including liabilities associated with the improper use or malfunction of our diagnostic imaging equipment.
      To protect against possible professional liability from malpractice claims, we maintain professional liability insurance in amounts that we believe are appropriate in light of the risks and industry practice. However, if we are unable to maintain insurance in the future at an acceptable cost or at all or if our insurance does not fully cover us in the event a successful claim was made against us, we could incur substantial losses. Any successful malpractice or other professional liability claim made against us not fully covered by insurance could be costly to defend against, result in a substantial damage award against us and divert the attention of our management from our operations, which could have a material adverse effect on our business, financial condition and results of operations.

Our failure to effectively integrate acquisitions and establish joint venture arrangements through partnerships with hospitals and other healthcare providers could impair our business.
      As part of our business strategy, we have pursued, and may continue to pursue, selective acquisitions and arrangements through partnerships and joint ventures with hospitals and other healthcare providers. Our acquisition and joint venture strategies require substantial capital which may exceed the funds available to us from internally generated funds and our available financing arrangements. We may not be able to raise any necessary additional funds through bank financing or through the issuance of equity or debt securities on terms acceptable to us, if at all.
      Additionally, acquisitions involve the integration of acquired operations with our operations. Integration involves a number of risks, including:

•	demands on management related to the increase in our size after an acquisition;

•	the diversion of our management’s attention from the management of daily operations to the integration of operations;

•	integration of information systems;

•	risks associated with unanticipated events or liabilities;

•	difficulties in the assimilation and retention of employees;

•	potential adverse effects on operating results;

•	challenges in retaining customers and referral sources; and

•	amortization or write-offs of acquired intangible assets.
      Although we believe we have successfully integrated acquisitions in the past, we may not be able to successfully integrate the operations from any future acquisitions. If we do not successfully integrate our acquisitions, we may not realize anticipated operating advantages, economies of scale and cost savings. Also, we may not be able to maintain the levels of operating efficiency that the acquired companies would have achieved or might have achieved separately. Successful integration of each of their operations will depend upon our ability to manage those operations and to eliminate excess costs.

Loss of, and failure to attract, qualified employees, particularly technologists, could limit our growth and negatively impact our operations.
      Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. In particular, there is a very high demand for qualified technologists who are necessary to operate our systems, particularly PET technologists. We may not be able to hire and retain a sufficient number of technologists, and we expect that our costs for the salaries and benefits of technologists will continue to increase for the foreseeable future because of the industry’s competitive demand for their services. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

Our PET and PET/ CT service and some of our other imaging services require the use of radioactive materials, which could subject us to regulation, related costs and delays and potential liabilities for injuries or violations of environmental, health and safety laws.
      Our PET and PET/ CT service and some of our other imaging and therapeutic services require the use of radioactive materials to produce the images. While this radioactive material has a short half-life, meaning it quickly breaks down into non-radioactive substances, storage, use and disposal of these materials present the risk of accidental environmental contamination and physical injury. We are subject to federal, state and local regulations governing storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for storing, handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we would be held liable for any resulting damages, and any liability could exceed the limits of or fall outside the coverage of our insurance. In addition, we may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs in order to comply with current or future environmental, health and safety laws and regulations.

An earthquake could adversely affect our business and operations.
      Our corporate headquarters and a material portion of our fixed-site centers are located in California, which has a high risk for earthquakes. Depending upon its magnitude, an earthquake could severely damage our facilities or prevent potential patients from traveling to our centers. Damage to our equipment or any interruption in our business would adversely affect our financial condition. While we presently carry earthquake insurance in amounts we believe are appropriate in light of the risks, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes. In addition, we may discontinue earthquake insurance on some or all of our facilities in the future if the cost of premiums for earthquake insurance exceeds the value of the coverage discounted for the risk of loss. If we experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged facilities as well as the anticipated future cash flows from those facilities.

Continued high fuel costs would harm our operations.
      Fuel costs constitute a significant portion of our mobile operating expenses. Historically, fuel costs have been subject to wide price fluctuations based on geopolitical issues and supply and demand. Fuel availability is also affected by demand for home heating oil, diesel, gasoline and other petroleum products. Because of the effect of these events on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with any degree of certainty. In the event of a fuel supply shortage or further increases in fuel prices, a curtailment of scheduled mobile service could result. There have been significant increases in fuel costs and continued high fuel costs or further increases would harm our financial condition and results of operations.
RISKS RELATING TO GOVERNMENT REGULATION OF OUR BUSINESS

Complying with federal and state regulations pertaining to our business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.
      We are directly or indirectly through our customers subject to extensive regulation by both the federal government and the states in which we conduct our business, including:

•	the federal False Claims Act;

•	the federal Medicare and Medicaid Anti-kickback Law, and state anti-kickback prohibitions;

•	the federal Civil Money Penalty Law;

•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA;

•	the federal physician self-referral prohibition commonly known as the Stark Law and the state law equivalents of the Stark Law;

•	state laws that prohibit the practice of medicine by non-physicians, and prohibit fee-splitting arrangements involving physicians;

•	United States Food and Drug Administration requirements;

•	state licensing and certification requirements, including certificates of need; and

•	federal and state laws governing the diagnostic imaging and therapeutic equipment used in our business concerning patient safety, equipment operating specifications and radiation exposure levels.
      If our operations are found to be in violation of any of the laws and regulations to which we or our customers are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines and the curtailment of our operations. Any penalties, damages, fines or curtailment of our operations, individually or in the aggregate, could adversely affect our ability to operate our business and our financial results. The risks of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

The regulatory framework is uncertain and evolving.
      Healthcare laws and regulations may change significantly in the future. We continuously monitor these developments and modify our operations from time to time as the regulatory environment changes. However, we may not be able to adapt our operations to address new regulations, which could adversely affect our business. In addition, although we believe that we are operating in compliance with applicable federal and state laws, neither our current or anticipated business operations nor the operations of our contracted radiology groups have been the subject of judicial or regulatory interpretation. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations or the healthcare regulatory environment may change in a way that restricts our operations.
THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      InSight, Holdings, the subsidiary guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the initial notes. The registration rights agreement provides that we will take the following actions, at our expense, for the benefit of the holders of the initial notes:

•	within 120 days after the date on which the initial notes were issued, file the exchange offer registration statement, of which this prospectus is a part;

•	cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date on which the initial notes were issued;

•	keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the initial notes; and

•	cause the exchange offer to be completed within 210 days after the date on which the initial notes were issued.
      For each of the initial notes surrendered in the exchange offer, the holder who surrendered the note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the outstanding note surrendered. If the note is surrendered for exchange on a date after the record date for the payment of interest to occur on or after the date of exchange, interest on the exchange note will accrue from that interest payment date.
      We will be required to file a shelf registration statement covering resales of the initial notes if:

•	because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect an exchange offer,

•	in some circumstances, the holders of initial notes so request, or

•	the exchange offer has not been completed by the 210th day after the date on which the initial notes were issued.
      Following the consummation of the exchange offer, holders of the initial notes who were eligible to participate in the exchange offer, but who did not tender their initial notes, will not have any further registration rights and the initial notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the initial notes could be adversely affected. For additional information, see “— Consequences of Failure to Exchange.”
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of initial notes accepted in the exchange offer. Any holder may tender some or all of its initial notes pursuant to the exchange offer. However, initial notes may be tendered only in integral multiples of $1,000. The exchange notes will evidence the same indebtedness as the initial notes and will be entitled to the benefits of the indenture.
      The form and terms of the exchange notes are the same as the form and terms of the initial notes except that:

(1) the exchange notes bear a different CUSIP Number from the initial notes;

(2) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

(3) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the initial notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.
      As of the date of this prospectus, $300.0 million aggregate principal amount of initial notes is outstanding. We have fixed the close of business on December 15, 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.
      Holders of initial notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, Exchange Act and the rules and regulations of the SEC thereunder.
      We will be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.
      If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted initial notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date of the exchange offer.
      Holders who tender initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The term “expiration date” will mean 5:00 p.m., New York City time, on January 19, 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.
      To extend the exchange offer, we will:

•	notify the exchange agent of any extension orally or in writing; and

•	publicly announce the extension, including disclosure of the approximate number of initial notes deposited to date, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      We reserve the right, in our sole discretion:

•	to delay accepting any initial notes;

•	to extend or amend the terms of the exchange offer; or

•	if any conditions listed below under “— Conditions” are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.
      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by public announcement thereof.
Interest on the Exchange Notes
      The exchange notes will bear interest at the same rate and on the same terms as the initial notes. Consequently, the exchange notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 5.25%. Interest will be payable each February 1, May 1, August 1 and November 1, commencing on February 1, 2006.
      Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the initial notes. If your initial notes are accepted for exchange, you will be deemed to have waived your right to receive any interest on the initial notes.
Procedures for Tendering Initial Notes
      Only a holder of initial notes may tender the initial notes in the exchange offer. Except as set forth under “— Book Entry Transfer,” to tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition, (1) certificates for the initial notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date, (2) a timely confirmation of a book-entry transfer of such initial notes, if that procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or (3) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under “Exchange Agent” prior to the expiration date.
      To participate in the exchange offer, each holder will be required to make the following representations to us:

•	Any exchange notes to be received by the holder will be acquired in the ordinary course of its business.

•	At the time of the commencement of the exchange offer, the holder has no arrangement or understanding with any person to participate in the distribution, within the meaning of Securities Act, of the exchange notes in violation of the Securities Act.

•	The holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act.

•	If the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes.

•	If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealers as participating broker-dealers.

•	The holder is not acting on behalf of any person or entity that could not truthfully make these representations.
      The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

      The method of delivery of initial notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or initial notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trusts companies or nominees to effect these transactions for such holders.
      Any beneficial owner whose initial notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the owner’s own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s initial notes, either make appropriate arrangements to register ownership of the initial notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless initial notes tendered pursuant thereto are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal or (2) for the account of such an eligible guarantor institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by an eligible guarantor institution.
      If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, the initial notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder’s name appears on the initial notes.
      If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.
      We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered initial notes in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular initial notes, but if we waive any condition of the exchange offer, we will waive that condition for all holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.
      Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of initial notes, neither we nor the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
      In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such initial notes or a timely confirmation of a book-entry transfer of such initial notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal (or, with respect to

DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of an agreement to be bound by the letter of transmittal), and all other required documents. If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder thereof, or, in the case of initial notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such nonexchanged initial notes will be credited to an account maintained with DTC, promptly after the expiration or termination of the exchange offer.
      Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Book Entry Transfer
      The exchange agent will make a request to establish an account with respect to the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s systems may make book-entry delivery of initial notes being tendered by causing DTC to transfer such initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer at DTC, the letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with. Alternatively, participants may use DTC’s Automated Tender Offer Program, or ATOP, to process exchange offers through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system in lieu of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender initial notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must reflect that the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.
Guaranteed Delivery Procedures
      Other than holders whose initial notes are held through DTC, holders who wish to tender their initial notes and whose initial notes are not immediately available, or who cannot deliver their initial notes or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, may tender their initial notes according to the guaranteed delivery procedures set forth in the letter of transmittal. Pursuant to such procedures:

•	the holder tenders through an eligible guarantor institution and signs a notice of guaranteed delivery;

•	on or prior to the expiration date, the exchange agent receives from the holder and the eligible guarantor institution a written or facsimile copy of a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, setting forth the name and address of the holder, the certificate number or numbers of the tendered initial notes, and the principal amount of tendered initial notes, stating that the tender is being made thereby and guaranteeing that, within five business days after the date of delivery of the notice of guaranteed delivery, the tendered initial notes, a duly executed letter of transmittal and any other required documents will be deposited by the eligible guarantor institution with the exchange agent; and

•	such properly completed and executed documents required by the letter of transmittal and the tendered initial notes in proper form for transfer are received by the exchange agent within five business days after the expiration date.
      Any holder who wishes to tender initial notes pursuant to the guaranteed delivery procedures described above must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to such initial notes prior to 5:00 p.m., New York City time, on the expiration date.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
      To withdraw a tender of initial notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person having deposited the initial notes to be withdrawn;

•	identify the initial notes to be withdrawn, including the certificate number(s) and principal amount of the initial notes, or, in the case of initial notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•	be signed by the holder in the same manner as the initial signature on the letter of transmittal by which the initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the initial notes register the transfer of the initial notes into the name of the person withdrawing the tender; and

•	specify the name in which any initial notes are to be registered, if different from that of the person depositing the initial notes to be withdrawn.
      All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us. Our determination will be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the initial notes so withdrawn are validly retendered. Any initial notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.
Conditions
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any initial notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the initial notes, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

•	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

•	any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

      If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any initial notes and return all tendered initial notes to the tendering holders, (2) extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the initial notes (See “— Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes which have not been withdrawn.
Exchange Agent
      U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:
By Hand, Overnight Delivery or
Registered/Certified Mail
U.S. Bank National Association
Corporate Trust Services
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Specialized Finance
Facsimile Transmissions:
(Eligible Institutions Only)
(651) 495-8158
To Confirm Facsimile by Telephone or for Information Call:
(800) 934-6802
      DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.
      We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.
Accounting Treatment
      We will record the exchange notes at the same carrying value as the initial notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange
      The initial notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the initial notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the initial notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.
Resale of the Exchange Notes
      With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for initial notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where the initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.
USE OF PROCEEDS
      This exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes, we will receive initial notes in like principal amount, the form and terms of which are substantially identical to the form and terms of the exchange notes, except as otherwise described in this prospectus. We used the proceeds from the issuance of the initial notes, together with cash on hand, to (i) repay all outstanding indebtedness under our existing credit facility, including accrued interest thereon, (ii) purchase a portion of our outstanding 9 7/8% unsecured senior subordinated notes due 2011, including accrued interest thereon, in one or more privately negotiated transactions and (iii) pay certain related fees and expenses.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
      The following table sets forth certain summary consolidated historical financial information of our company. Historical financial information (exclusive of Adjusted EBITDA) as of and for the fiscal years ended June 30, 2002, 2003, 2004 and 2005 is derived from our audited consolidated financial statements. Historical financial information (exclusive of Adjusted EBITDA) as of and for the fiscal year ended June 30, 2001 and for the period from July 1, 2001 to October 17, 2001 is derived from the audited consolidated financial statements of InSight. See footnote (1) below. The consolidated financial statements of InSight for the fiscal year ended June 30, 2001 were audited by Arthur Andersen LLP which has ceased operations. Historical financial information as of and for the three months ended September 30, 2004 and 2005 is derived from our unaudited condensed consolidated interim financial statements. Our unaudited condensed consolidated interim financial statements, in the opinion of our management, include all normal recurring accruals necessary to state fairly the data included therein in accordance with generally accepted accounting principles for interim financial information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.
      The information in the table below is only a summary and should be read together with our audited consolidated financial statements for the fiscal years ended June 30, 2003, 2004 and 2005 and the related notes, our unaudited condensed consolidated financial statements for the three months ended September 30, 2004 and 2005 and the related notes, and the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The amounts in the table below reflect rounding adjustments (dollars in thousands).

	InSight (Predecessor)		Holdings

		Period
		from					Three Months Ended
	Year Ended	July 1 to	Years Ended June 30,				September 30,
	June 30,	October 17,
	2001	2001(1)	2002(1)	2003	2004	2005	2004	2005

Income Statement Data:
Revenues	$211,503	$63,678	$155,407	$237,752	$290,884	$316,873	$80,854	$78,708
Costs of operations	161,872	45,687	115,584	180,044	233,421	268,157	66,745	66,245

Gross profit	49,631	17,991	39,823	57,708	57,463	48,716	14,109	12,463
Corporate operating expenses	(10,783)	(3,184)	(7,705)	(13,750)	(16,217)	(18,447)	(4,855)	(5,553)
Acquisition related compensation charge	—	(15,616)	—	—	—	—	—	—
(Loss) gain on sales of centers	—	—	—	—	2,129	(170)	—	—
Equity in earnings of unconsolidated subsidiaries	971	382	437	1,744	2,181	2,613	400	833
Interest expense, net	(23,394)	(6,321)	(32,546)	(37,514)	(40,682)	(44,860)	(10,964)	(12,166)
Gain on repurchase of notes payable	—	—	—	—	—	—	—	3,076

Income (loss) before income taxes	16,425	(6,748)	9	8,188	4,874	(12,148)	(1,310)	(1,347)
Provision (benefit) for income taxes	2,624	(2,100)	—	3,266	1,950	15,069	(524)	1,100

Net income (loss)	$13,801	$(4,648)	$9	$4,922	$2,924	$(27,217)	$(786)	$(2,447)

	InSight (Predecessor)		Holdings

		Period
		from					Three Months Ended
	Year Ended	July 1 to	Years Ended June 30,				September 30,
	June 30,	October 17,
	2001	2001(1)	2002(1)	2003	2004	2005	2004	2005

Balance Sheet Data:
Cash and cash equivalents	$23,254	$—	$17,783	$19,554	$30,412	$20,839	$41,277	$27,390
Working capital	16,791	—	35,907	32,580	48,116	36,068	53,629	41,262
Total assets	321,056	—	499,401	577,317	675,631	624,523	676,507	625,268
Total debt	228,253	—	378,164	446,119	539,823	501,568	537,742	506,406
Stockholders’ equity	65,471	—	87,376	91,614	94,941	67,724	94,155	65,277
Cash Flow Data:
Net cash provided by operating activities	$50,682	$14,820	$39,601	$61,756	$60,120	$60,864	$20,822	$10,024
Net cash used in investing activities	(23,442)	(21,592)	(221,563)	(102,705)	(142,250)	(32,578)	(8,027)	(7,452)
Net cash provided by (used in) financing activities	(31,119)	(8,053)	199,475	42,720	92,988	(37,859)	(1,930)	3,979
Other Data:
Capital expenditures	$22,911	$20,852	$43,655	$56,967	$46,734	$30,459	$16,348	$13,885
Adjusted EBITDA(2)	80,953	25,012	59,017	95,047	104,289	98,313	26,002	23,517
Depreciation and amortization	41,134	9,823	26,462	49,345	58,733	65,601	16,348	15,774
Number of fixed — site centers	70	—	73	88	118	120	120	113
Number of mobile facilities	87	—	97	100	118	115	115	124

(1)	On October 17, 2001, Holdings acquired InSight pursuant to an agreement and plan of merger dated June 29, 2001, as amended. Holdings did not have any operating activities until October 17, 2001. Our financial information for the year ended June 30, 2002 reflects results for the entire fiscal year 2002 and does not include the results of operations of InSight from July 1, 2001 to October 17, 2001. InSight’s results of operations through October 17, 2001 do not reflect any purchase accounting adjustments. The results of operations for the fiscal year ended June 30, 2002 can be derived by combining our results of operations for the fiscal year ended June 30, 2002 with the results of operations of InSight from July 1, 2001 to October 17, 2001. These combined results of operations should be used for comparative purposes only as they do not purport to be indicative of what our results of operations would have been if we owned InSight for the entire fiscal year ended June 30, 2002.

(2)	Adjusted EBITDA represents earnings before interest expenses, income taxes, depreciation and amortization excluding the acquisition related compensation charge for the period from July 1 to October 17, 2001 and the gain on repurchase of notes payable for the three months ended September 30, 2005. Adjusted EBITDA has been included because we believe that it is a useful tool for us and our investors to measure our ability to provide cash flows to meet debt service, capital expenditure and working capital requirements. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States. We present this discussion of Adjusted EBITDA because covenants in the indenture governing our existing unsecured senior subordinated notes, the indenture governing the notes and the credit agreement relating to our amended revolving credit facility contain ratios based on this measure. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Please see the reconciliation of net cash provided by operating activities to Adjusted EBITDA following these footnotes.

      A reconciliation of net cash provided by operating activities to Adjusted EBITDA is as follows (amounts in thousands) (unaudited):

	InSight (Predecessor)		Holdings

		Period
		from					Three Months Ended
	Year Ended	July 1 to	Years Ended June 30,				September 30,
	June 30,	October 17,
	2001	2001(1)	2002(1)	2003	2004	2005	2004	2005

Net cash provided by operating activities	$50,682	$14,820	$39,601	$61,756	$60,120	$60,864	$20,822	$10,024
Provision (benefit) for income taxes	2,624	(2,100)	—	3,266	1,950	15,069	(524)	1,100
Interest expense, net	23,394	6,321	32,546	37,514	40,682	44,860	10,964	12,166
Write-off of debt issuance costs	—	—	(7,378)	—	—	—	—	—
(Loss) gain on sales of centers	—	—	—	—	2,129	(170)	—	—
Net change in operating assets and liabilities	4,253	5,971	(5,752)	(7,489)	(592)	(7,086)	(5,260)	1,277
Net change in deferred income taxes	—	—	—	—	—	(15,224)	—	(1,050)

Adjusted EBITDA	$80,953	$25,012	$59,017	$95,047	$104,289	$98,313	$26,002	$23,517

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes which appear elsewhere in this prospectus. The forward-looking statements contained in the following discussion reflect our plans, estimates and beliefs, and involve risks, uncertainties and assumptions. Please see the section of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” for more information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the sections of this prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Overview
      We are a nationwide provider of diagnostic imaging services through our integrated network of fixed-site centers and mobile facilities which are focused in targeted regions throughout the United States. Our services include magnetic resonance imaging, or MRI, positron emission tomography, or PET, computed tomography, or CT, and other technologies. These services are noninvasive techniques that generate representations of internal anatomy on film or digital media which are used by physicians for the diagnosis and assessment of diseases and disorders.
      We serve a diverse portfolio of customers, including healthcare providers, such as hospitals and physicians, and payors, such as managed care organizations, Medicare, Medicaid and insurance companies. We operate in more than 30 states and are primarily concentrated in California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. While we generated approximately 71% and 70% of our total revenues from MRI services during the year ended June 30, 2005 and the three months ended September 30, 2005, respectively, we provide a comprehensive offering of diagnostic imaging and treatment services, including PET, PET/ CT, CT, mammography, bone densitometry, diagnostic ultrasound, lithotripsy and x-ray. We have developed and continue to develop strong regional networks of diagnostic imaging centers and facilities, enabling us to effectively serve our customers and maximize utilization of our imaging equipment.
      As of September 30, 2005, our network consists of 113 fixed-site centers and 124 mobile facilities. This combination allows us to provide a full continuum of imaging services to better meet the needs of our customers, including healthcare providers, such as hospitals and physicians, and payors such as managed care organizations, Medicare, Medicaid and insurance companies. Our operations consist of two reportable segments, mobile operations and fixed operations. Our mobile operations include 28 parked mobile facilities, each of which serves a single customer. Our fixed operations include four mobile facilities as part of our fixed operations in Maine. Certain financial information regarding our reportable segments is included in Note 16 to our consolidated financial statements, which are a part of this prospectus.
      Given our size and expertise, we believe we are well positioned to capitalize on the ongoing growth in the diagnostic imaging industry. Growth in the diagnostic imaging industry has been and will continue to be driven by (1) an aging population, (2) the increasing acceptance of diagnostic imaging, particularly PET and PET/ CT, and the expansion of reimbursement coverage for PET and PET/ CT from Medicare and other third-party payors and (3) expanding applications of CT, MRI and PET technologies.
Acquisitions and Dispositions
      On April 1, 2004, we acquired the stock of Comprehensive Medical Imaging, Inc., or CMI, a subsidiary of Cardinal Health, Inc., which owned and operated 21 fixed-site centers located in California, Arizona, Texas, Kansas, Pennsylvania and Virginia. The aggregate purchase price for these centers was approximately $48.6 million. We refer to this acquisition as the CMI acquisition. On August 1, 2003, we acquired 22 mobile facilities primarily operating in the Mid-Atlantic states from CDL Medical Technologies, Inc. The aggregate purchase price for these facilities was approximately $49.9 million. We refer to this acquisition as the CDL acquisition. On April 2, 2003, we acquired 13 fixed-site centers located in Southern California from CMI. The aggregate purchase price for these centers was approximately $46.5 million. We refer to this acquisition as the Central Valley acquisition. These acquisitions significantly expanded our presence in the Los Angeles, Phoenix and Northern California markets and the Mid-Atlantic states. The aggregate cost of the CMI, CDL and Central Valley acquisitions totaled $145.0 million, none of which was assumed debt. We funded the consideration through (1) our credit facility and (2) $25 million in a private placement of 9 7/8% senior subordinated notes due November 2011.
      In August 2005, we closed a center in Lemont, Illinois. In May 2005, we sold our joint venture interest in a fixed-site center in Valparaiso, Indiana, which resulted in a gain on sale of approximately $0.5 million. In April 2005, we sold a fixed-site center in Overland Park, Kansas, which resulted in a loss on sale of approximately $0.8 million. In March 2005, we sold our joint venture interest in a fixed-site center in Marina Del Rey, California, which resulted in a gain on sale of approximately $0.1 million. In December 2003, we sold a fixed-site center located in Hobart, Indiana, which resulted in a gain on sale of approximately $2.1 million. In August 2004, through a joint venture we opened a fixed-site center in Columbus, Ohio. In April 2004, we opened a fixed-site center in Simi Valley, California. In February 2004, we acquired the remaining joint venture interest in a fixed-site center in Henderson, Nevada. In August 2003, we acquired a joint venture interest in a fixed-site center located in Hammonton, New Jersey. All of these acquisitions and new centers were financed with internally generated funds.
Segments
      We have two reportable segments, fixed operations and mobile operations:
      Fixed Operations: Generally, our fixed operations consist of freestanding imaging centers which we refer to as fixed-site centers. However, our fixed operations also include four mobile facilities as part of our fixed operations in Maine. Revenues at our fixed-site centers are primarily generated from services billed, on a fee-for-service basis, directly to patients or third-party payors such as managed care organizations, Medicare, Medicaid, commercial insurance carriers and workers’ compensation funds, which we generally refer to as our patient services revenues and management fees. Revenues from our fixed operations are dependent on our ability to:

•	attract patient referrals from physician groups and hospitals;

•	increase procedure volume to maximize equipment utilization;

•	maintain our existing contracts and enter into new ones with managed care organizations and commercial insurance carriers; and

•	develop new fixed-site centers.
      Revenues from our fixed operations have been and will continue to be driven by the growth in the diagnostic imaging industry discussed above. These positive trends have been and will continue to be adversely affected by:

•	attractive financing arrangements by equipment manufacturers which have increased competition in our targeted regions, including by physician owned imaging facilities;

•	industry-wide increases in salaries and benefits for technologists;

•	increases in deductibles and co-payment charges to patients;

•	increases in the preauthorization requirements applicable to diagnostic imaging services by certain managed care organizations and state Medicaid programs;

•	reductions in reimbursement from certain third-party payors including proposed reductions from Medicare; and

•	reductions in reimbursement as a result of patient referrals from “third-party gatekeeper organizations.”

      Mobile Operations: Our mobile operations consist of mobile facilities, which provide services to hospitals, physician groups and other healthcare providers. Our mobile operations include 33 parked mobile facilities, each of which serves a single customer. Revenues from our mobile operations are primarily generated from fee-for-service arrangements and fixed fee contracts billed directly to our hospital, physician group and other healthcare provider customers, which we generally refer to as contract services revenues. Our mobile operations revenues depend on our ability to:

•	establish new mobile customers within our targeted regions;

•	structure efficient mobile routes that maximize equipment utilization; and

•	renew existing mobile contracts with our hospital, physician group and other healthcare provider customers.
      Revenues from our mobile operations have been and will continue to be driven by the growth in the diagnostic imaging industry as discussed above. These positive trends have been and will continue to be adversely affected by:

•	increases in competition in our targeted regions from other mobile service providers;

•	industry-wide increases in salaries and benefits for technologists;

•	reductions in reimbursement from certain third-party payors including proposed reductions from Medicare;

•	attractive financing arrangements by equipment manufacturers which cause some of our customers and some of our customers’ referral sources to invest in their own diagnostic imaging equipment; and

•	a reduction in outpatient volumes at our fee-for-service customers due to increased deductibles and co-payment charges to patients.
      Revenues from both our fixed and mobile operations could also be affected by the timing of holidays, patient and referring physician vacation schedules and inclement weather.
Reimbursement
      Medicare. The Medicare program provides reimbursement for hospitalization, physician, diagnostic and certain other services to eligible persons 65 years of age and over and certain others. Providers are paid by the federal government in accordance with regulations promulgated by the United States Department of Health and Human Services and generally accept the payment with nominal deductible and co-insurance amounts required to be paid by the service recipient, as payment in full. Since 1983, hospital inpatient services have been reimbursed under a prospective payment system. Hospitals receive a specific prospective payment for inpatient treatment services based upon the diagnosis of the patient.
      Under Medicare’s OPPS a hospital is paid for outpatient services on a rate per service basis that varies according to the APC, to which the service is assigned rather than on a hospital’s costs. OPPS was implemented on August 1, 2000 and due to the anticipated adverse economic effect on hospitals, Congress provided for outlier payments for especially costly cases, as well as transitional payments for new technologies and innovative medical devices, drugs and biologics. While most of the transitional payments expired in 2003, CMS continues to make payments for new technology until sufficient data is collected to assign the new technology to an APC. Each year CMS publishes new APC rates that are determined in accordance with the promulgated methodology. The overall effect of OPPS has been to decrease reimbursement rates from those paid under the prior cost-based system. Multi-modality and certain fixed-site centers which are freestanding and not hospital-based facilities are not directly affected by OPPS.
      In November 2004, CMS announced a 21% reduction in hospital reimbursement rates for PET, effective January 1, 2005. Although the immediate effect on us of this rate reduction has been minimal, on a long-term basis this will have a negative impact on our PET and PET/ CT revenues as more hospital customers (both existing and future) negotiate lower rates with us. Because unfavorable reimbursement policies constrict the profit margins of the mobile customers we bill directly, we have and may continue to lower our fees to retain existing PET and PET/ CT customers and attract new ones; however, CMS recently announced that it will reimburse for additional PET procedures, including for Alzheimer’s disease and cervical cancer. Any further modifications under OPPS further reducing reimbursement to hospitals may adversely impact our financial condition and our operations since hospitals will seek to offset such additional modifications.
      Furthermore, in August 2005, CMS published proposed regulations that apply to hospital outpatient services that significantly decrease the reimbursement for diagnostic procedures performed together on the same day. Under the new methodology, CMS has identified families of imaging procedures by imaging modality and contiguous body area. Medicare will pay 100% of the technical component of the higher priced procedure and 50% for the technical component of each additional procedure for procedures involving contiguous body parts within a family of codes when performed in the same session. Under the current methodology, Medicare pays 100% of the technical component of each procedure. In November 2005, CMS announced that these proposed regulations would not be finalized for 2006, but CMS will study them further. The implementation of these regulations would adversely impact our financial condition and our results of operations since our hospital customers will seek to offset their reduced reimbursement through lower rates with us.
      Services provided in non-hospital based freestanding facilities, including IDTFs, are paid under the Medicare Part B fee schedule. In November 2005, CMS published final regulations, which would implement the same multi-procedure methodology rate reduction proposed for hospital outpatient services, for procedures reimbursed under the Part B fee schedule. CMS will phase this rate reduction in over two years, so that the reduction will be 25% in 2006, and 50% in 2007. In addition, CMS published final regulations that provide for an overall decrease of 4.4% in the Part B fee schedule for 2006. Accordingly, if these changes take effect, these reductions in Medicare payment for diagnostic imaging services under the Part B fee schedule may have a material adverse effect on our financial condition and results of operations.
      All of the congressional and regulatory actions described above reflect industry-wide cost-containment pressures that we believe will continue to affect healthcare providers for the foreseeable future.
      Medicaid. The Medicaid program is a jointly-funded federal and state program providing coverage for low-income persons. In addition to federally-mandated basic services, the services offered and reimbursement methods vary from state to state. In many states, Medicaid reimbursement is patterned after the Medicare program; however, an increasing number of states have established or are establishing payment methodologies intended to provide healthcare services to Medicaid patients through managed care arrangements.
      Managed Care. Health Maintenance Organizations, or HMOs, Preferred Provider Organizations, or PPOs, and other managed care organizations attempt to control the cost of healthcare services by a variety of measures, including imposing lower payment rates, preauthorization requirements, limiting services and mandating less costly treatment alternatives. Managed care contracting has become very competitive and reimbursement schedules are at or below Medicare reimbursement levels. The development and expansion of HMOs, PPOs and other managed care organizations within our targeted regional networks could have a negative impact on utilization of our services in certain markets and/or affect the revenues per procedure which we can collect, since such organizations will exert greater control over patients’ access to diagnostic imaging services, the selection of the provider of such services and the reimbursement thereof.
      Some states have adopted or expanded laws or regulations restricting the assumption of financial risk by healthcare providers which contract with health plans. While we are not currently subject to such regulation, we or our customers may in the future be restricted in our ability to assume financial risk, or may be subjected to reporting requirements if we do so. Any such restrictions or reporting requirements could negatively affect our contracting relationships with health plans.

      Private Insurance. Private health insurance programs generally have authorized payment for our services on satisfactory terms. However, if Medicare reimbursement is reduced, we believe that private health insurance programs will also reduce reimbursement in response to reductions in government reimbursement, which could have an adverse impact on our business, financial condition and results of operations. Furthermore, certain third-party payors have proposed and implemented initiatives which have the effect of substantially decreasing reimbursement rates for diagnostic imaging services provided at non-hospital facilities, and payors are continuing to monitor reimbursement for diagnostic imaging services. Recently, a third-party payor announced a requirement of participation, which has not yet been fully implemented, that would require freestanding imaging center providers to be multi-modality and not simply offer one type of diagnostic imaging service. Similar initiatives enacted in the future by a significant number of additional third-party payors would have an adverse impact on our financial condition and our operations.
Revenues
      We earn revenues by providing services to patients, hospitals and other healthcare providers. Our patient services revenues are billed, on a fee-for-service basis, directly to patients or third-party payors such as managed care organizations, Medicare, Medicaid, commercial insurance carriers and worker’s compensation funds (collectively, “payors”). Patient services revenues also include balances due from patients, which are primarily collected at the time the procedure is performed. Our charge for a procedure is comprised of charges for both the technical and professional components of the service. Patient services revenues are presented net of (1) related contractual adjustments, which represent the difference between our charge for a procedure and what we will ultimately receive from payors and (2) payments due to radiologists for interpreting the results of the diagnostic imaging procedures. Our billing system does not generate contractual adjustments. Contractual adjustments are manual estimates based upon an analysis of (1) historical experience of contractual payments from payors and (2) the outstanding accounts receivables from payors. Contractual adjustments are written off against their corresponding asset account at the time payment is received from a payor, with a reduction to the allowance for contractual adjustments to the extent such an allowance was previously recorded. We report payments to radiologists on a net basis because (1) InSight is not the primary obligor for the provision of professional services, (2) the radiologists receive contractually agreed upon amounts from collections and (3) the radiologists bear the risk of non-collection. Our collection policy is to obtain all required insurance information at the time a procedure is scheduled, and to submit an invoice to the payor immediately after a procedure is completed. Most third-party payors require preauthorization before an MRI or PET procedure is performed on a patient.
      We refer to our revenues from hospitals, physician groups and other healthcare providers as contract services revenues. Contract services revenues are primarily generated from fee-for-service arrangements, fixed fee contracts and management fees billed to the hospital, physician group or other healthcare provider. Contract services revenues are generally billed to our customers on a monthly basis. Contract services revenues are recognized over the applicable contract period. Revenues collected in advance are recorded as unearned revenue.
      The provision for doubtful accounts related to revenues is reflected as an operating expense rather than a reduction of revenues and represents our estimate of amounts that will be uncollectible from patients, payors, hospitals and other healthcare providers. The provision for doubtful accounts includes amounts to be written off with respect to (1) specific accounts involving customers which are financially unstable or materially fail to comply with the payment terms of their contract and (2) other accounts based on our historical collection experience, including payor mix and the aging of patient accounts receivables balances. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. Receivables deemed to be uncollectible, either through a customer default on payment terms or after reasonable collection efforts have been exhausted, are fully written off against their corresponding asset account, with a reduction to the allowance for doubtful accounts to the extent such an allowance was previously recorded. Our historical write-offs for uncollectible accounts are not concentrated in a specific payor class.
      The following illustrates our payor mix based on revenues for the three months ended September 30, 2005 (unaudited):

Percent of Total Revenues

Hospitals, physician groups, and other healthcare providers(1)	45%
Managed care and insurance	37%
Medicare/ Medicaid	14%
Workers’ compensation	3%
Other, including self-pay patients	1%

(1)	No single hospital, physician group or other healthcare provider accounted for more than 5% of our total revenues.
      As of September 30, 2005, our days sales outstanding for trade accounts receivables on a net basis was 53 days. We calculate days sales outstanding by dividing accounts receivables, net of allowances, by the three-month average revenue per day.
      The aging of our gross and net trade accounts receivables as of September 30, 2005 is as follows (amounts in thousands):

					120 days
	Current	30 days	60 days	90 days	and older	Total

	(Unaudited)
Hospitals, physicians groups and other healthcare providers	$11,486	$6,944	$925	$474	$583	$20,412
Managed care and insurance	21,604	9,897	4,988	2,939	12,121	51,549
Medicare/ Medicaid	7,281	2,107	947	776	3,894	15,005
Workers’ compensation	1,670	1,077	740	506	2,256	6,249
Other, including self-pay patients	270	170	116	105	133	794

Trade accounts receivables	42,311	20,195	7,716	4,800	18,987	94,009

Less: Allowances for contractual adjustments	(13,806)	(5,851)	(3,073)	(262)	(4,767)	(27,759)
Allowances for professional fees	(5,045)	(2,199)	(1,137)	(703)	(2,561)	(11,645)
Allowances for doubtful accounts	(332)	(176)	(65)	(1,776)	(6,090)	(8,439)

Trade accounts receivables, net	$23,128	$11,969	$3,441	$2,059	$5,569	$46,166

Operating Expenses
      We operate in a capital intensive industry that requires significant amounts of capital to fund operations. As a result, a high percentage of our total operating expenses are fixed. Our fixed costs include debt service and capital lease payments, rent and operating lease payments, salaries and benefit obligations, equipment maintenance expenses, and insurance and vehicle operation costs. We expect that our costs for the salaries and benefits of technologists will continue to increase for the foreseeable future because of the industry’s competitive demand for their services. Due to the increase in our mobile PET and PET/ CT facilities, which are moved more frequently, our vehicle operation costs will continue to increase until we can maximize geographic operating efficiencies. Because a large portion of our operating expenses are fixed, any increase in our procedure volume disproportionately increases our operating cash flow. Conversely, any decrease in our procedure volume disproportionately decreases our operating cash flow. Our variable costs, which comprise only a small portion of our total operating expenses, include the cost of service supplies such as film, contrast media and radiopharmaceuticals used in PET and PET/ CT procedures.

Results of Operations
      The following table sets forth certain condensed historical financial data expressed as a percentage of revenues for each of the periods indicated:

				Three Months
				Ended
	Years Ended June 30,			September 30,

	2005	2004	2003	2005	2004

				(Unaudited)
REVENUES	100.0%	100.0%	100.0%	100.0%	100.0%
COSTS OF OPERATIONS:
Costs of services	61.4	58.0	52.9	61.3	59.9
Provision for doubtful accounts	1.8	1.7	1.7	1.5	2.0
Equipment leases	0.7	0.3	0.3	1.3	0.4
Depreciation and amortization	20.7	20.2	20.7	20.0	20.2

Total costs of operations	84.6	80.2	75.6	84.1	82.5

Gross profit	15.4	19.8	24.4	15.9	17.5
CORPORATE OPERATING EXPENSES	(5.8)	(5.6)	(5.8)	(7.1)	(6.0)
(LOSS) GAIN ON SALES OF CENTERS	—	0.7	—
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	0.8	0.8	0.7	1.1	0.5
INTEREST EXPENSE, net	(14.2)	(14.0)	(15.8)	(15.5)	(13.6)
GAIN ON REPURCHASE OF NOTES PAYABLE	—	—	—	3.9	—

(Loss) income before income taxes	(3.8)	1.7	3.5	(1.7)	(1.6)
PROVISION FOR INCOME TAXES	4.8	0.7	1.4	1.4	(0.6)

Net (loss) income	(8.6)%	1.0%	2.1%	(3.1)%	(1.0)%

      The following table sets forth historical revenues by segment for the periods indicated (amounts in thousands):

				Three Months
				Ended
	Years Ended June 30,			September 30,

	2005	2004	2003	2005	2004

				(Unaudited)
Fixed operations	$196,482	$176,763	$139,816	$48,732	$50,798
Mobile operations	120,391	114,121	97,936	29,976	30,056

Total	$316,873	$290,884	$237,752	$78,708	$80,854

Three Months Ended September 30, 2005 and 2004
      Revenues: Revenues decreased approximately 2.7% from approximately $80.9 million for the three months ended September 30, 2004, to approximately $78.7 million for the three months ended September 30, 2005. This decrease was due to a reduction in revenues from our fixed operations (approximately $2.1 million) and a decrease in revenues from our mobile operations (approximately $0.1 million). Revenues from our fixed and mobile operations represented approximately 62% and 38%, respectively, of our total revenues for the three months ended September 30, 2005.
      Revenues from our fixed operations decreased approximately 4.1% from approximately $50.8 million for the three months ended September 30, 2004, to approximately $48.7 million for the three months ended September 30, 2005. This decrease was due primarily to a loss of revenues from the centers we sold, deconsolidated or closed during fiscal 2006 and 2005 (approximately $2.6 million), partially offset by an increase in revenues from our existing fixed-site centers (approximately $0.5 million).

      Revenues from our mobile operations decreased approximately 0.3% from approximately $30.1 million for the three months ended September 30, 2004, to approximately $30.0 million for the three months ended September 30, 2005. The decrease in revenues was a result of a reduction in our lithotripsy and other revenues, partially offset by higher MRI, PET and PET/ CT revenues. The increase in our MRI revenues was due to an increase in the number of MRI facilities in service. The increase in PET and PET/ CT revenues was due to an increase in our average revenue per day.
      Approximately 56% of our total revenues for the three months ended September 30, 2005 were generated from patient services revenues. Patient services revenues for the fixed operations and mobile operations represented approximately 99% and 1%, respectively, of total patient services revenues for the three months ended September 30, 2005. Approximately 44% of our total revenues for the three months ended September 30, 2005 were generated from contract services revenues. Contract services revenues for the fixed and mobile operations represented approximately 14% and 86%, respectively, of total contract services revenues for the three months ended September 30, 2005.
      Costs of Operations: Costs of operations decreased approximately 0.7% from approximately $66.7 million for the three months ended September 30, 2004, to approximately $66.2 million for the three months ended September 30, 2005. This decrease was due primarily to (1) decreased costs in our fixed operations (approximately $1.4 million) and (2) decreased costs at our billing and other operations (approximately $0.3 million), partially offset by an increase in costs at our mobile operations (approximately $1.2 million).
      Costs of operations at our fixed operations decreased approximately 3.7% from approximately $37.9 million for the three months ended September 30, 2004, to approximately $36.5 million for the three months ended September 30, 2005. This decrease was due primarily to (1) decreased costs from the centers we sold, deconsolidated or closed in fiscal 2006 and 2005 (approximately $2.3 million) and (2) a charge for severance payments for a terminated employee during the first quarter of fiscal 2005 (approximately $0.3 million), partially offset by an increase in costs at our existing fixed-site centers (approximately $1.2 million). The increase at our existing fixed-site centers was primarily due to an increase in salaries and benefits.
      Costs of operations at our mobile operations increased approximately 5.0% from approximately $23.8 million for the three months ended September 30, 2004, to approximately $25.0 million for the three months ended September 30, 2005. The increase was due to costs at our existing mobile facilities, which was primarily caused by (1) an increase in equipment lease costs, which includes three new PET/ CT facilities (approximately $0.9 million); (2) higher salaries and benefits, particularly technologists (approximately $0.3 million); and (3) an increase in vehicle costs (approximately $0.2 million). Our PET and PET/ CT facilities, which have higher (1) medical supply costs relating to the use of radiopharmaceuticals; (2) technologist salaries relating to the shortage of PET technologists and the increase in the number of technologists needed to operate PET/ CT facilities; and (3) vehicle operation costs because PET and PET/ CT facilities are moved more frequently, accounted for approximately $0.6 million of the increase in costs for our mobile operations. We believe that these higher costs will continue as we add additional PET/ CT facilities.
      Corporate Operating Expenses: Corporate operating expenses increased approximately 14.3% from approximately $4.9 million for the three months ended September 30, 2004, to approximately $5.6 million for the three months ended September 30, 2005. The increase was due primarily to (1) higher salaries and benefits (approximately $0.5 million); (2) costs incurred as a result of a national sales meeting in September 2005 (approximately $0.6 million); and (3) higher consulting costs (approximately $0.2 million), partially offset by a charge for severance payments for a terminated employee during the first quarter of fiscal 2005 (approximately $0.8 million).
      Interest Expense, net: Interest expense, net increased approximately 10.9% from approximately $11.0 million for the three months ended September 30, 2004, to approximately $12.2 million for the three months ended September 30, 2005. The increase was due primarily to higher interest rates on our variable rate indebtedness, partially offset by a reduction due to principal payments on notes payable and capital lease obligations.

      Gain on Repurchase of Notes Payable: In September 2005, we realized a net gain of $3.1 million in connection with our repurchase of approximately $55.5 million of our unsecured senior subordinated notes due 2011.
      Provision (Benefit) for Income Taxes: Provision (benefit) for income taxes increased from a benefit of approximately $0.5 million for the three months ended September 30, 2004, to a provision of approximately $1.1 million for the three months ended September 30, 2005. As a result of our pre-tax loss for the three months ended September 30, 2005, year ended June 30, 2005 and anticipated future tax losses, we currently have a valuation allowance due to the uncertainty of future realization of net operating loss carryforwards and other assets. In determining the net asset subject to a valuation allowance, we excluded a deferred tax liability related to an asset with an indefinite useful life that is not expected to reverse in the foreseeable future. This resulted in a net deferred tax liability of approximately $16.3 million after application of the valuation allowance. As a result, we recorded a $1.1 million tax provision during the three months ended September 30, 2005 to increase our net deferred tax liability to $16.3 million. This valuation allowance does not affect our cash flows or the timing of income taxes payable in the future.

Years Ended June 30, 2005 and 2004
      Revenues: Revenues increased approximately 8.9% from approximately $290.9 million for the year ended June 30, 2004, to approximately $316.9 million for the year ended June 30, 2005. This increase was due to higher revenues from our fixed operations (approximately $19.7 million) and our mobile operations (approximately $6.3 million). Revenues from our fixed operations and mobile operations represented approximately 62% and 38%, respectively, of our total revenues for the year ended June 30, 2005.
      Revenues from our fixed operations increased approximately 11.1% from approximately $176.8 million for the year ended June 30, 2004, to approximately $196.5 million for the year ended June 30, 2005. The increase was due primarily to (1) the CMI acquisition (approximately $29.7 million); and (2) revenues from the fixed-site centers we opened in fiscal 2005 and 2004 (approximately $1.5 million), partially offset by a reduction in (1) revenues from our existing fixed-site centers; and (2) revenues from the fixed-site centers we sold in fiscal 2005 and 2004 (approximately $1.3 million). Revenues at our existing consolidated fixed-site centers decreased approximately 3.1% because of (1) a decrease in procedure volume at the fixed-site centers as a result of the adverse factors affecting our fixed operations discussed above; and (2) a decrease in our average reimbursement from payors.
      Revenues from our mobile operations increased approximately 5.5% from approximately $114.1 million for the year ended June 30, 2004, to approximately $120.4 million for the year ended June 30, 2005. The increase was due to (1) revenues from our existing mobile facilities (approximately $4.4 million); and (2) the CDL acquisition (approximately $1.9 million). The increase in revenues from our existing mobile facilities was the result of higher PET and PET/ CT revenues (approximately $5.8 million), partially offset by lower MRI and other revenues (approximately $1.4 million). The increase in PET and PET/ CT revenues was primarily due to an increase in the number of PET and PET/ CT facilities in service. The decrease in MRI revenues was due to fewer MRI facilities in service and the loss of some high volume customer contracts. The loss of high volume customers is primarily the result of customers reaching sufficient patient volumes to finance the cost of acquiring their own system. This has increased in recent years as equipment manufacturers have offered attractive financing to high volume customers. We experienced losses of high volume customers across our network and not just in any one region.
      Approximately 57% of our total revenues for the year ended June 30, 2005 were generated from patient services revenues. Patient services revenues from fixed operations and mobile operations represented approximately 99% and 1%, respectively, of total patient services revenues for the year ended June 30, 2005. Approximately 43% of our total revenues for the year ended June 30, 2005, were generated from contract services revenues. Contract services revenues from fixed operations and mobile operations represented approximately 13% and 87%, respectively, of total contract services revenues for the year ended June 30, 2005.
      Costs of Operations: Costs of operations increased approximately 14.9% from approximately $233.4 million for the year ended June 30, 2004, to approximately $268.2 million for the year ended

June 30, 2005. This increase was due primarily to (1) the CDL and CMI acquisitions (approximately $1.2 million and $22.4 million, respectively); (2) increased costs at our mobile operations (approximately $9.8 million); (3) an increase in salaries and benefits at our billing operations, primarily related to the CMI acquisition (approximately $0.9 million); and (4) a charge related to the consolidation of certain billing offices (approximately $0.3 million).
      Costs of operations at our fixed operations increased approximately 16.5% from approximately $128.8 million for the year ended June 30, 2004, to approximately $150.1 million for the year ended June 30, 2005. The increase was due to (1) the CMI acquisition (approximately $22.4 million); (2) increased costs at the fixed-site centers we opened in fiscal 2005 and 2004 (approximately $1.4 million); (3) a charge for the closure of a fixed-site center (approximately $0.5 million); (4) a charge for severance payments for a terminated employee (approximately $0.3 million); and (5) an increase in costs at our existing fixed-site centers, partially offset by reduced costs from the fixed-site centers we sold in fiscal 2005 and 2004 (approximately $1.3 million).
      Costs of operations at our mobile operations increased approximately 12.6% from approximately $87.1 million for the year ended June 30, 2004, to approximately $98.1 million for the year ended June 30, 2005. The increase was due to (1) the CDL acquisition (approximately $1.2 million); and (2) increased costs at our existing mobile facilities (approximately $9.8 million). The increase in costs at our existing mobile facilities was due primarily to (1) higher salaries and benefits, particularly technologists (approximately $4.5 million); (2) an increase in equipment lease costs (approximately $2.1 million); (3) an increase in vehicle costs (approximately $0.2 million); and (4) an increase in medical supply costs (approximately $0.8 million). Our PET and PET/ CT facilities, which have higher (1) medical supply costs relating to the use of radiopharmaceuticals; (2) technologist salaries relating to the shortage of PET technologists and the number of technologists needed to operate PET/ CT facilities; and (3) vehicle operation costs because PET and PET/ CT facilities are moved more frequently, accounted for approximately $6.9 million of the increase in costs for our mobile operations. We believe that these higher costs will continue as we add additional PET/ CT facilities.
      Corporate Operating Expenses: Corporate operating expenses increased approximately 13.6% from approximately $16.2 million for the year ended June 30, 2004, to approximately $18.4 million for the year ended June 30, 2005. The increase was due primarily to (1) additional legal and accounting costs primarily related to Sarbanes-Oxley implementation (approximately $0.9 million); (2) consulting costs (approximately $0.5 million); (3) higher salaries and benefits (approximately $0.5 million); and (4) a charge for severance payments for a terminated employee (approximately $0.8 million). In 2005, we did not have any costs and expenses related to a withdrawn public offering, which totaled approximately $1.7 million in 2004.
      Interest Expense, net: Interest expense, net increased approximately 10.3% from approximately $40.7 million for the year ended June 30, 2004, to approximately $44.9 million for the year ended June 30, 2005. The increase was due primarily to additional indebtedness related to the CDL and CMI acquisitions and an increase in the interest rate on our variable rate indebtedness, partially offset by a reduction due to principal payments on notes payable and capital lease obligations.
      Provision for Income Taxes: Provision for income taxes increased from approximately $2.0 million for the year ended June 30, 2004, to approximately $15.1 million for the year ended June 30, 2005. As a result of our pre-tax loss for the year ended June 30, 2005 and anticipated future tax losses, we determined in the fourth quarter that a valuation allowance was necessary due to the uncertainty of future realization of net operating loss carryforwards and other assets. This decision was based on our anticipated future cumulative pre-tax losses, the main determination for recording such an allowance. In determining the net asset subject to a valuation allowance, we excluded a deferred tax liability related to an asset with an indefinite useful life that is not expected to reverse in the foreseeable future. This resulted in a net deferred tax liability of approximately $15.2 million after application of the valuation allowance. This valuation allowance does not affect our cash flows or the timing of income taxes payable in the future.

Years Ended June 30, 2004 and 2003
      Revenues: Revenues increased approximately 22.3% from approximately $237.8 million for the year ended June 30, 2003, to approximately $290.9 million for the year ended June 30, 2004. This increase was due to an increase in revenues from our fixed operations (approximately $36.9 million) and an increase in revenues from our mobile operations (approximately $16.2 million). Revenues for our fixed operations and mobile operations represented approximately 61% and 39%, respectively, of our total revenues for the year ended June 30, 2004.
      Revenues from our fixed operations increased approximately 26.4% from approximately $139.8 million for the year ended June 30, 2003, to approximately $176.8 million for the year ended June 30, 2004. The increase was due to (1) the Central Valley acquisition (approximately $20.0 million); (2) the CMI acquisition (approximately $10.3 million); (3) revenues from the fixed-site centers we opened in fiscal 2004 and 2003 (approximately $3.6 million); and (4) revenues from our existing fixed-site centers (approximately $4.3 million), partially offset by a decrease in revenues from the sale of a fixed-site center in Hobart, Indiana in fiscal 2004 (approximately $1.2 million). The increase in our revenues from our existing fixed-site centers was the result of a 4% increase in utilization, partially offset by a 1% decrease in reimbursement from third-party payors.
      Revenues from our mobile operations increased approximately 16.5% from approximately $97.9 million for the year ended June 30, 2003, to approximately $114.1 million for the year ended June 30, 2004. The increase was due to the CDL acquisition (approximately $21.0 million), partially offset by (1) reduced revenues associated with our short-term rental activities (approximately $1.1 million) and (2) reduced revenues from our existing mobile facilities (approximately $3.7 million). The decrease in revenues associated with our short-term rental activities is the result of fewer upgrades or installations of MRI equipment at hospitals which utilize our mobile facilities on a short-term or interim basis. The decrease in revenues from our existing mobile facilities was the result of lower MRI and other revenues (approximately $5.9 million), partially offset by higher PET revenues (approximately $2.2 million). The increase in PET revenues is primarily due to an increase in the number of PET facilities in service. The decrease in MRI revenues was due to a decrease in the number of MRI facilities in service and the loss of high volume customer contracts, partially offset by an increase in procedure volume at replacement accounts, which initially had lower procedure volumes. The loss of high volume customers is primarily the result of customers reaching sufficient patient volumes to finance the cost of acquiring their own system. This has increased in recent years as equipment manufacturers have offered attractive financing to high volume customers. We experienced losses of high volume customers across our network and not just in any one region.
      Approximately 56% of our total revenues for the year ended June 30, 2004 were generated from patient services revenues. Patient services revenues for the fixed operations and mobile operations represented approximately 99% and 1%, respectively, of total patient services revenues for the year ended June 30, 2004. Approximately 44% of our total revenues for the year ended June 30, 2004, were generated from contract services revenues. Contract services revenues for the fixed operations and mobile operations represented approximately 13% and 87%, respectively, of total contract services revenues for the year ended June 30, 2004.
      Costs of Operations: Costs of operations increased approximately 29.6% from approximately $180.0 million for the year ended June 30, 2003, to approximately $233.4 million for the year ended June 30, 2004. This increase was due primarily to (1) the Central Valley, CDL and CMI acquisitions (approximately $15.2 million, $13.9 million and $7.7 million, respectively); (2) costs at the fixed-site centers we opened in fiscal 2004 and 2003 (approximately $3.3 million); and (3) increased costs at our existing fixed-site centers and mobile facilities (approximately $14.3 million), partially offset by reduced costs from the sale of a fixed-site center in Hobart, Indiana (approximately $1.0 million). The increase in costs of operations is due primarily to (1) higher salaries and benefits (approximately $7.8 million); (2) equipment maintenance costs (approximately $2.6 million); (3) insurance (approximately $1.0 million); and (4) depreciation expense (approximately $2.7 million), partially offset by reduced equipment lease costs (approximately $0.3 million) and provision for doubtful accounts (approximately $0.1 million).

      Costs of operations at our fixed operations increased approximately 29.1% from approximately $99.8 million for the year ended June 30, 2003, to approximately $128.8 million for the year ended June 30, 2004. The increase was due to (1) the Central Valley and CMI acquisitions (approximately $15.2 million and $7.7 million, respectively); (2) costs at the fixed-site centers we opened in fiscal 2004 and 2003 (approximately $3.3 million); and (3) increased costs at our existing fixed-site centers (approximately $3.8 million), partially offset by reduced costs from the sale of the fixed-site center discussed above (approximately $1.0 million). The increase in costs of operations at our existing fixed-site centers was due primarily to (1) higher salaries and benefits (approximately $3.8 million), particularly technologists and additional senior regional management; (2) equipment maintenance costs (approximately $0.9 million); (3) insurance (approximately $0.6 million); and (4) depreciation expense (approximately $0.3 million), partially offset by reduced provision for doubtful accounts (approximately $0.3 million).
      Costs of operations at our mobile operations increased approximately 30.4% from approximately $66.8 million for the year ended June 30, 2003, to approximately $87.1 million for the year ended June 30, 2004. The increase was due to (1) the CDL acquisition (approximately $13.9 million) and (2) increased costs at our existing mobile facilities (approximately $6.4 million). The increase in costs at our existing mobile facilities was due to (1) higher salaries and benefits (approximately $2.9 million), particularly technologists and additional mobile sales personnel; (2) equipment maintenance costs (approximately $1.0 million); (3) an increase in vehicle costs due to the reduction of our short-term rental activities (approximately $2.2 million); (4) insurance (approximately $0.3 million); and (5) depreciation expense (approximately $1.9 million), partially offset by reduced equipment lease costs (approximately $1.0 million) and other costs (approximately $0.9 million).
      Corporate Operating Expenses: Corporate operating expenses increased approximately 17.9% from approximately $13.8 million for the year ended June 30, 2003, to approximately $16.2 million for the year ended June 30, 2004. The increase was due primarily to (1) higher salaries and benefits (approximately $0.2 million); (2) additional costs to make IRIS conform with HIPAA requirements (approximately $0.1 million); (3) additional occupancy costs (approximately $0.1 million); and (4) costs and expenses incurred related to a withdrawn initial public offering (approximately $1.7 million), partially offset by reduced consulting costs related to our acquisition and development activities (approximately $0.3 million).
      Gain on Sale of Center: In December 2003, we sold a fixed-site center located in Hobart, Indiana for approximately $5.4 million. We realized a gain of approximately $2.1 million on the sale.
      Interest Expense, net: Interest expense, net increased approximately 8.5% from approximately $37.5 million for the year ended June 30, 2003, to approximately $40.7 million for the year ended June 30, 2004. The increase was due primarily to additional debt related to the Central Valley, CDL and CMI acquisitions, partially offset by principal payments on notes payable and capital lease obligations.
      Provision for Income Taxes: Provision for income taxes decreased from $3.3 million for year ended June 30, 2003, to approximately $2.0 million for the year ended June 30, 2004. We have recorded a tax provision at an effective rate of 40% for the years ended June 30, 2004 and 2003, respectively.
Financial Condition, Liquidity and Capital Resources
      We have historically funded our operations and capital expenditure requirements from net cash provided by operating activities, capital and operating leases and our credit facility. We will fund future working capital and capital expenditure requirements from net cash provided by operating activities, capital and operating leases, and, to the extent necessary, our amended revolving credit facility.
      Liquidity: We believe, based on currently available information, that future cash flows provided by operating activities will be adequate to meet our anticipated interest expense, federal and state cash tax expense, capital expenditures, working capital, scheduled principal payments and other debt repayments for the next twelve months.

      Our short-term and long-term liquidity needs will arise primarily from:

•	interest payments relating to the notes and our 9 7/8% unsecured senior subordinated notes;

•	capital expenditures;

•	working capital requirements to support business growth; and

•	potential acquisitions.
      There are no scheduled principal repayments on our notes and 9 7/8% unsecured senior subordinated notes until 2011.
      Cash and cash equivalents as of September 30, 2005 were approximately $27.4 million. Our primary source of liquidity is cash provided by operating activities. Our ability to generate cash flows from operating activities is based upon several factors including the following:

•	the volume of patients at our fixed-site centers;

•	the demand for our mobile services;

•	our ability to control expenses; and

•	our ability to collect our trade accounts receivables from third-party payors, hospitals, physician groups, other healthcare providers and patients.
      A summary of cash flows is as follows (amounts in thousands):

				Three Months Ended
	Years Ended June 30,			September 30,

	2005	2004	2003	2005	2004

				(Unaudited)
Net cash provided by operating activities	$60,864	$60,120	$61,756	$10,024	$20,822
Net cash used in investing activities	(32,578)	(142,250)	(102,705)	(7,452)	(8,027)
Net cash (used in) provided by financing activities	(37,859)	92,988	42,720	3,979	(1,930)

Increase (decrease) in cash and cash equivalents	$(9,573)	$10,858	$1,771	$6,551	$10,865

      Net cash provided by operating activities was approximately $10.0 million for the three months ended September 30, 2005 and resulted primarily from (1) net loss before depreciation, amortization and deferred taxes; (2) a decrease in other current assets (approximately $1.3 million); and (3) a decrease in trade accounts receivables, net (approximately $0.3 million), partially offset by (1) a decrease in accounts payable and accrued expenses (approximately $2.9 million) and (2) a net gain on repurchase of a portion of aggregate principal amount of our unsecured senior subordinated notes (approximately $3.1 million). The decrease in other current assets is primarily due to amortization of insurance premiums. The decrease in accounts payable and accrued expenses is primarily due to interest payments on our unsecured senior subordinated notes.
      Net cash used in investing activities was approximately $7.5 million for the three months ended September 30, 2005. Cash used in investing activities resulted primarily from our purchase or upgrade of diagnostic imaging equipment at our existing fixed-site centers and mobile facilities (approximately $13.9 million), offset by cash proceeds from our net sale of short-term investments (approximately $5.0 million).
      Net cash provided by financing activities was approximately $4.0 million for the three months ended September 30, 2005. Cash provided by financing activities resulted primarily from the proceeds received from the issuance of $300 million aggregate principal amount of notes (approximately $298.5 million), partially offset by the use of these proceeds to (1) pay in full the outstanding borrowings under our existing credit facility (approximately $237.6 million); (2) repurchase approximately $55.5 million aggregate principal amount of our unsecured senior subordinated notes (approximately $50.0 million); and (3) pay certain related fees and expenses in connection with these transactions (approximately $5.7 million).
      Net cash provided by operating activities was approximately $60.9 million for the year ended June 30, 2005 and resulted primarily from (1) net income before depreciation, amortization and deferred taxes (approximately $53.6 million); (2) a decrease in trade accounts receivables, net (approximately $8.1 million); and (3) an increase in accounts payable and accrued expenses (approximately $0.7 million), partially offset by an increase in other current assets (approximately $1.7 million). The decrease in trade accounts receivables, net is due to increased collections on patient services revenues. The increase in other current assets is due primarily to the payment of insurance premiums.
      Net cash used in investing activities was approximately $32.6 million for the year ended June 30, 2005. Cash used in investing activities resulted primarily from our purchase or upgrade of diagnostic imaging equipment at our existing fixed-site centers and mobile facilities (approximately $30.5 million) and net purchases of short-term investments (approximately $5.0 million), partially offset by proceeds from the sales of centers discussed above (approximately $2.8 million).
      Net cash used in financing activities was approximately $37.9 million for the year ended June 30, 2005. Cash used in financing activities resulted from principal payments of notes payable and capital lease obligations, including $30.0 million of voluntary prepayments on our credit facility.
      The following table sets forth our earnings before interest, taxes, depreciation and amortization, excluding the gain on repurchase of notes payable, or Adjusted EBITDA, for the years ended June 30, 2005, 2004 and 2003 and for the three months ended September 30, 2005 and 2004. Adjusted EBITDA has been included because we believe that it is a useful tool for us and our investors to measure our ability to provide cash flows to meet debt service, capital expenditure and working capital requirements. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States. We present the discussion of Adjusted EBITDA because covenants in the indenture governing our senior subordinated notes and the credit agreement relating to our credit facility contain ratios based on this measure. While Adjusted EBITDA is used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Our reconciliation of net cash provided by operating activities to Adjusted EBITDA is as follows (amounts in thousands):

				Three Months Ended
	Years Ended June 30,			September 30,

	2005	2004	2003	2005	2004

	(Unaudited)			(Unaudited)
Net cash provided by operating activities	$60,864	$60,120	$61,756	$10,024	$20,822
Provision for income taxes	15,069	1,950	3,266	1,100	(524)
Interest expense, net	44,860	40,682	37,514	12,166	10,964
(Loss) gain on sales of centers	(170)	2,129	—
Net change in operating assets and liabilities	(7,086)	(592)	(7,489)	1,277	(5,260)
Net change in deferred income taxes	(15,224)	—	—	(1,050)	—

Adjusted EBITDA	$98,313	$104,289	$95,047	$23,517	$26,002

      Adjusted EBITDA decreased approximately 9.6% from approximately $26.0 million for the three months ended September 30, 2004, to approximately $23.5 million for the three months ended September 30, 2005. This decrease was due primarily to (1) a decrease in Adjusted EBITDA from our mobile operations (approximately $1.6 million); (2) an increase in corporate operating expenses

(approximately $0.7 million); and (3) a decrease in Adjusted EBITDA from our fixed operations (approximately $0.4 million).
      Adjusted EBITDA from our fixed operations decreased approximately 2.0% from approximately $19.6 million for the three months ended September 30, 2004, to approximately $19.2 million for the three months ended September 30, 2005. This decrease was due primarily to (1) a decrease at our existing fixed-site centers (approximately $0.4 million) and (2) the elimination of Adjusted EBITDA at the fixed-site centers we sold or closed during fiscal 2006 and 2005 (approximately $0.3 million), partially offset by a charge for severance payments for a terminated employee during the first quarter of fiscal 2005 (approximately $0.3 million).
      Adjusted EBITDA from our mobile operations decreased approximately 11.3% from approximately $14.1 million for the three months ended September 30, 2004, to approximately $12.5 million for the three months ended September 30, 2005. This decrease was primarily due to the increase in costs discussed above.
      Adjusted EBITDA decreased approximately 5.8% from approximately $104.3 million for the year ended June 30, 2004, to approximately $98.3 million for the year ended June 30, 2005. This decrease was due primarily to (1) an increase in corporate operating expenses (approximately $2.2 million), (2) an increase in salaries and benefits at our billing operations primarily related to the CMI acquisition (approximately $0.9 million) and (3) a decrease in Adjusted EBITDA from our mobile operations (approximately $2.9 million), partially offset by an increase in Adjusted EBITDA from our fixed operations (approximately $0.7 million).
      Adjusted EBITDA from our fixed operations increased 1.0% from approximately $73.4 million for the year ended June 30, 2004, to approximately $74.1 million for the year ended June 30, 2005. This increase was due primarily to (1) the CMI acquisition (approximately $11.1 million) and (2) the fixed-site centers we opened in fiscal 2005 (approximately $0.6 million), partially offset by (1) a decrease at our existing fixed-site centers (approximately $7.5 million), primarily related to decreased procedure volume and reimbursement discussed above, (2) the elimination of the gain on sale of the fixed-site center we sold in fiscal 2004 (approximately $2.1 million), (3) the elimination of Adjusted EBITDA at the fixed-site centers we sold in fiscal 2005 and 2004 (approximately $0.4 million) and (4) a charge for severance payments for a terminated employee (approximately $0.3 million).
      Adjusted EBITDA from our mobile operations decreased approximately 5.2% from approximately $56.3 million for the year ended June 30, 2004, to approximately $53.4 million for the year ended June 30, 2005. This decrease was due to a reduction at our existing mobile facilities (approximately $4.0 million), primarily related to the increase in costs discussed above, partially offset by the CDL acquisition (approximately $1.1 million).
      Adjusted EBITDA increased approximately 9.7% from approximately $95.0 million for the year ended June 30, 2003, to approximately $104.3 million for the year ended June 30, 2004. The increase was due primarily to increases in Adjusted EBITDA from our fixed operations (approximately $14.3 million) and our mobile operations (approximately $0.8 million), partially offset by an increase in corporate operating expenses (approximately $2.4 million) and an increase in salaries and benefits of our billing operations primarily related to the Central Valley and CMI acquisitions.
      Adjusted EBITDA from our fixed operations increased approximately 24.2% from approximately $59.1 million for the year ended June 30, 2003, to approximately $73.4 million for the year ended June 30, 2004. This increase was due primarily to (1) the Central Valley and CMI acquisitions (approximately $7.1 million and $3.8 million, respectively), (2) an increase at our existing fixed-site centers (approximately $3.3 million) and (3) the fixed-site centers we opened in fiscal 2004 and 2003 (approximately $0.7 million), partially offset by a reduction at the fixed-site center we sold in 2004 (approximately $0.5 million).
      Adjusted EBITDA from our mobile operations increased approximately 1.5% from approximately $55.5 million for the year ended June 30, 2003, to approximately $56.3 million for the year ended June 30,

2004. This increase was due to the CDL acquisition (approximately $10.2 million), partially offset by a reduction at our existing mobile facilities (approximately $9.4 million).
      Capital Expenditures: As of September 30, 2005, we have committed to capital expenditures of approximately $3.6 million, which includes the purchase of one diagnostic imaging system in the amount of $2.1 million. We expect to use either internally generated funds or leases to finance the purchase of such capital expenditures. We may purchase, lease or upgrade other diagnostic imaging systems as opportunities arise to place new equipment into service when new contract services agreements are signed, existing agreements are renewed, acquisitions are completed, or new fixed-site centers and mobile facilities are developed in accordance with our business strategy.
      Notes, Credit Facility and Unsecured Senior Subordinated Notes:     In September 2005, through InSight, we issued $300 million aggregate principal amount of notes. We used the proceeds from this issuance to repay all borrowings under our credit facility with Bank of America, N.A. and a syndicate of other lenders, discussed below, repurchase approximately $55.5 million aggregate principal amount of our unsecured senior subordinated notes, discussed below, and pay certain related fees and expenses. The notes mature in November 2011 and bear interest at LIBOR plus 5.25% payable quarterly beginning on February 1, 2006. The notes are secured by a first priority lien on substantially all of InSight’s and the guarantors’ existing and future tangible and intangible personal property including, without limitation, equipment, certain contracts and intellectual property, but are not secured by a lien on their real property, accounts receivables and related assets, cash accounts related to receivables and certain other assets. In addition, the notes are secured by a portion of InSight’s stock and the stock or other equity interests of InSight’s subsidiaries. The notes are redeemable at our option, in whole or in part, on or after November 1, 2006.
      Concurrently with the issuance of the notes and repayment of all outstanding borrowings under the credit facility, we amended and restated our credit facility to reduce and modify the $50.0 million revolving credit facility to a $30.0 million asset-based revolving credit facility. As of September 30, 2005 and October 31, 2005, there were no borrowings under the amended revolving credit facility. As of September 30, 2005 and October 31, 2005, there was a letter of credit of approximately $1.8 million outstanding under the amended revolving credit facility. Borrowings under the amended revolving credit facility bear interest at LIBOR plus 2.5% per annum or, at our option, the base rate (which is the Bank of America, N.A. prime rate). We are required to pay an unused facility fee of 0.50% per annum, payable quarterly, on unborrowed amounts on the amended revolving credit facility. All obligations under the amended revolving credit facility are secured, subject to certain exceptions, by a first priority security interest in all of InSight’s, the co-borrowers’ and the guarantors’: (i) accounts; (ii) instruments, chattel paper (including, without limitation, electronic chattel paper), documents, letter-of-credit rights and supporting obligations relating to any account; (iii) general intangibles that relate to any account; (iv) monies now or at any time or times hereafter in the possession or under the control of the lenders under the amended revolving credit facility; (v) products and cash and non-cash proceeds of the foregoing; (vi) deposit accounts identified as of the closing date and all future deposit accounts established for the collection of proceeds from the assets described above; and (vii) books and records pertaining to any of the foregoing. The security interest purported to be created in respect of deposit accounts, as described above, is subject to any restrictions imposed by applicable law.
      In addition to the indebtedness under the notes, through InSight, we have outstanding $194.5 million of 9.875% unsecured senior subordinated notes. The unsecured senior subordinated notes mature in November 2011, with interest payable semi-annually and are redeemable at our option, in whole or in part, on or after November 1, 2006.
      The agreements governing our amended revolving credit facility, the notes and the unsecured senior subordinated notes contain restrictions on additional borrowing, capital expenditures, asset sales, dividend payments and certain other covenants. As of September 30, 2005, we were in compliance with these agreements. The agreements governing our amended revolving credit facility and the notes restrict our ability to prepay other indebtedness, including the unsecured senior subordinated notes.

      Contractual Commitments: As defined by SEC reporting regulations, our contractual obligations as of June 30, 2005 are as follows (amounts in thousands):

		Payments Due by Period

		Less than	1-3	3-5	After
	Total	1 Year	Years	Years	5 Years

Long-term debt obligations(1)	$799,018	$46,989	$93,978	$93,458	$564,593
Capital lease obligations	14,711	5,802	8,583	326	—
Operating lease obligations	41,087	9,035	15,594	8,566	7,892
Purchase commitments	11,180	11,180	—	—	—

Total contractual obligations	$865,996	$73,006	$118,155	$102,350	$572,485

(1)	Long-term debt obligations are presented on a pro forma basis to give pro forma affect to the offering of the initial notes as if it had been completed on July 1, 2005.
      The long-term debt obligations and capital lease obligations include both principal and interest commitments for the periods presented. The interest commitment on our floating rate indebtedness is based on our weighted average interest rate at September 30, 2005 (9.17%).

Off-Balance Sheet Arrangements
      There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have a current or future material effect on our financial condition, changes in the financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates
      Management’s discussion and analysis of financial condition and results of operations, as well as disclosures included elsewhere in this prospectus are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingencies. We believe the critical accounting policies that most impact the consolidated financial statements are described below. A summary of our significant accounting policies can be found in the notes to our consolidated financial statements which are included elsewhere in this prospectus.
      Revenue Recognition: Revenues from patient services and from contract services are recognized when services are provided. Patient services revenues are presented net of (1) related contractual adjustments, which represent the difference between our charge for a procedure and what we will ultimately receive from private health insurance programs, Medicare, Medicaid and other federal healthcare programs, and (2) payments due to radiologists. We report payments made to radiologists on a net basis because (1) we are not the primary obligor for the provision of professional services, (2) the radiologists receive contractually agreed upon amounts from collections and (3) the radiologists bear the risk of non-collection. Contract services revenues are recognized over the applicable contract period. Revenues collected in advance are recorded as unearned revenue.
      Trade Accounts Receivables: We review our trade accounts receivables and our estimates of the allowance for doubtful accounts and contractual adjustments each period. Contractual adjustments are manual estimates based upon an analysis of (1) historical experience of contractual payments from payors and (2) the outstanding accounts receivables from payors. Contractual adjustments are written off against their corresponding asset account at the time a payment is received from a payor, with a reduction to the allowance for contractual adjustments to the extent such an allowance was previously recorded. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. The provision for doubtful accounts includes amounts to be written off with respect to (1) specific accounts involving customers, which are financially unstable or materially fail to comply with the payment terms of their contract and (2) other accounts based on our historical collection experience, including payor mix and the aging of patient accounts receivables balances. Receivables deemed to be uncollectible, either through a customer default on payment terms or after reasonable collection efforts have been exhausted, are fully written off against their corresponding asset account, with a reduction to the allowance for doubtful accounts to the extent such an allowance was previously recorded. Our historical write-offs for uncollectible accounts receivables are not concentrated in a specific payor class. While we have not in the past experienced material differences between the amounts we have collected and our estimated allowances, the amounts we realize in the future could differ materially from the amounts assumed in arriving at the allowance for doubtful accounts and contractual adjustments.
      Goodwill and Other Intangible Assets: Goodwill represents the excess purchase price we paid over the fair value of the tangible and intangible assets and liabilities acquired in acquisitions. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), the goodwill and indefinite-lived intangible asset balances are not being amortized, but instead are subject to an annual assessment of impairment by applying a fair-value based test. Net other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from five to thirty years.
      We evaluate the carrying value of goodwill and acquisition-related intangible assets, including the related amortization period, in the second quarter of each fiscal year. Additionally, we review the carrying amount of goodwill whenever events and circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit and adverse legal or regulatory developments. In evaluating goodwill and intangible assets not subject to amortization, we complete the two-step goodwill impairment test as required by SFAS 142. In a business combination, goodwill is allocated to our two reporting units (fixed and mobile), which are the same as our reportable operating segments, based on relative fair value of the assets acquired and liabilities assumed. In the first of a two-step impairment test, we determine the fair value of these reporting units using a discounted cash flow valuation model or market multiples, as appropriate. We compare the fair value for the reporting unit to its carrying value. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and no further testing is required. If the fair value does not exceed the carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit with the carrying amount of that goodwill. As of September 30, 2005, we do not believe any impairment of goodwill or other intangible assets has occurred.
      We assess the ongoing recoverability of our intangible assets subject to amortization by determining whether the intangible asset balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at our incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.
      Income Taxes: We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.
New Pronouncements
      In May 2005, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections — a replacement of

APB Opinion No. 20 and FASB Statement No. 3” (SFAS 154). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that a pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, we are required to adopt these provisions at the beginning of fiscal 2007. We do not expect the adoption of SFAS 154 to have a material impact on our financial condition and results of operations.
      In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (SFAS 123R). SFAS 123R requires expensing of stock options and other share-based payments and supersedes FASB’s earlier rule (SFAS 123) that had allowed companies to choose between expensing stock options or showing pro-forma disclosure only. We will be required to implement SFAS 123R at the beginning of fiscal 2007. We do not believe that the impact of adopting SFAS 123R would be materially different than the pro-forma disclosures under SFAS 123 (Note 2) to the unaudited consolidated financial statements, which are a part of this prospectus.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
      We provide our services in the United States and receive payment for our services exclusively in United States dollars. Accordingly, our business is unlikely to be affected by factors such as changes in foreign market conditions or foreign currency exchange rates.
      Our market risk exposure relates primarily to interest rates, where we will periodically use interest rate swaps to hedge variable interest rates on long-term debt under our credit facility. We do not engage in activities using complex or highly leveraged instruments.
Interest Rate Risk
      In order to modify and manage the interest characteristics of our outstanding indebtedness and limit the effects of interest rates on our operations, we may use a variety of financial instruments, including interest rate hedges, caps, floors and other interest rate exchange contracts. The use of these types of instruments to hedge our exposure to changes in interest rates carries additional risks such as counter-party credit risk and legal enforceability of hedging contracts. We do not enter into any transactions for speculative or trading purposes.
      Our future earnings and cash flows and some of our fair values relating to financial instruments are dependent upon prevailing market rates of interest, such as LIBOR. Based on interest rates and outstanding balances as of September 30, 2005, a 1% change in interest rates on our $299.2 million of floating rate indebtedness would affect annual future earnings and cash flows by approximately $3.0 million. The weighted average interest rate on our floating indebtedness as of September 30, 2005 was 9.17%.
      Through InSight, as of September 30, 2005, we also have outstanding $194.5 million in unsecured senior subordinated notes which mature in November 2011 and bear interest at 9 7/8%, payable semi-annually. The fair value of our unsecured senior subordinated notes as of September 30, 2005 was approximately $157.5 million.
      These amounts are determined by considering the impact of hypothetical interest rates on our borrowing cost. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in that environment. Further, in the event of a change of this magnitude, we would consider taking actions to further mitigate our exposure to any such change. Due to the uncertainty of the specific actions that would be taken and their possible effects, however, this sensitivity analysis assumes no changes in our capital structure.
Inflation Risk
      We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented. We cannot assure you, however, that our business will not be affected by inflation in the future.

BUSINESS
      We are a nationwide provider of diagnostic imaging services through our integrated network of fixed-site centers and mobile facilities which are focused in targeted regions throughout the United States. Our services include magnetic resonance imaging, or MRI, positron emission tomography, or PET, computed tomography, or CT, and other technologies. These services are noninvasive techniques that generate representations of internal anatomy on film or digital media which are used by physicians for the diagnosis and assessment of diseases and disorders.
      As of September 30, 2005, our network consists of 113 fixed-site centers and 124 mobile facilities. This combination allows us to provide a full continuum of imaging services to better meet the needs of our customers, including healthcare providers, such as hospitals and physicians, and payors such as managed care organizations, Medicare, Medicaid and insurance companies. Our fixed-site centers include freestanding centers and joint ventures with hospitals and radiology groups. Our mobile facilities provide hospitals, physician groups and other healthcare providers access to imaging technologies when they lack either the resources or patient volume to provide their own imaging services or require incremental capacity. We enter into agreements with radiologists to provide professional services, which include supervision and interpretation of imaging procedures and quality assurance. We do not engage in the practice of medicine. We have two reportable segments, fixed operations and mobile operations. Our mobile operations include 28 parked mobile facilities, each of which serves a single customer. Our fixed operations include four mobile facilities as part of our fixed operations in Maine. Certain financial information regarding our reportable segments is included in Note 16 to the consolidated financial statements, which are a part of this prospectus.
      Historically, we pursued a strategy that was largely focused on growth through the acquisition of imaging businesses in various parts of the country. We plan to refocus our strategic efforts away from acquisition growth to organic growth and will look to leverage our presence and advanced imaging systems in our targeted regions. We also plan to drive operational efficiencies, improve utilization of our imaging systems and enhance relationships with provider partners, including radiologists and hospitals, and with the payor community.
      Our principal executive offices are located at 26250 Enterprise Court, Suite 100, Lake Forest, California 92630, and our telephone number is (949) 282-6000. Our Internet address is www.insighthealth.com. www.insighthealth.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated by reference in this prospectus or in any other filings we make with the SEC.
Fixed-Site Business
      Our fixed-site centers provide a full spectrum of diagnostic imaging services to patients, physicians, insurance payors and managed care organizations. Of our 113 fixed-site centers, 70 offer MRI services exclusively and three offer either PET or another type of service exclusively. Our remaining 40 fixed-site centers are multi-modality sites typically offering MRI and one or more of PET, CT, x-ray, mammography, ultrasound, nuclear medicine, bone densitometry and nuclear cardiology. Diagnostic services are provided to a patient upon referral by a physician. Physicians refer patients to our fixed-site centers based on our service reputation, equipment, breadth of managed care contracts and convenient locations. Our fixed-site centers provide the equipment and technologists for the procedures, contract with radiologists to interpret the procedures, and bill payors directly. We have more than 1,000 managed care contracts with managed care organizations at our fixed-site centers. These managed care contracts often last for a period of multiple years because (1) they do not have specific terms or specific termination dates or (2) they contain annual “evergreen” provisions that provide for the contract to automatically renew unless either party terminates the contract.
      In addition to our independent facilities, we enter into joint ventures with hospitals and radiology groups. Under these arrangements, the hospital outsources its radiology function (primarily MRI) to us and we then install the appropriate imaging equipment on the hospital campus. Joint ventures are attractive to hospitals that lack the resources, management expertise or patient volume to provide their own imaging services or require incremental capacity. Joint ventures provide us with motivated partners capable of generating significant inpatient procedure volumes through fixed-site centers. Furthermore, our joint ventures allow us to charge a management and billing fee for supporting the day-to-day operations of the jointly owned centers.
Mobile Business
      Hospitals can access our diverse diagnostic imaging technology through our network of 124 mobile facilities. We currently have contracts with more than 300 hospitals, physician groups and other healthcare providers. We enable hospitals, physician groups and other healthcare providers to benefit from our advanced equipment without investing their own capital directly. We do not provide interpretation services for the diagnostic images produced. Interpretation services are provided by the hospital’s radiologists or physician groups.
      After reviewing the needs of our customers, route patterns, travel times, fuel costs and equipment utilization, our field managers implement planning and route management to maximize the utilization of our mobile equipment while controlling the costs to locate and relocate the mobile facilities. Our mobile facilities are scheduled for as little as one-half day and up to seven days per week at any particular site. We generally enter into one to five year-term contracts with our mobile customers under which they assume responsibility for billing and collections. We are paid directly by our mobile customers on a contracted amount for our services, regardless of whether they are reimbursed.
      Our mobile business provides a significant advantage for establishing joint venture arrangements with hospitals, physician groups and other healthcare providers and expanding our fixed-site business. We establish mobile routes in selected markets with the intent of growing with our customers. Our mobile facilities give us the flexibility to (1) supplement fixed-site centers operating at or near capacity until volume has grown sufficiently to warrant additional fixed-site centers, and (2) test new markets on a short-term basis prior to establishing new mobile routes or opening new fixed-site centers. Our goal is to enter into long-term joint venture relationships with our mobile customers once the local market matures and sufficient patient volume is attained to support a fixed-site center.
Diagnostic Imaging Technology
      Our diagnostic imaging systems consist of MRI systems, PET/ CT systems, PET systems, CT systems, digital ultrasound systems, computer-based nuclear medicine gamma cameras, x-ray, mammography, radiography/fluoroscopy systems and bone densitometry. Each of these types of imaging systems (other than x-ray) represents the marriage of computer technology and various medical imaging modalities. The following highlights our primary imaging systems:

Magnetic Resonance Imaging or MRI
      MRI is a technique that involves the use of high-strength magnetic fields to produce computer-processed, three-dimensional, cross-sectional images of the body. The resulting image reproduces soft tissue anatomy (as found in the brain, breast tissue, spinal cord and interior ligaments of body joints such as the knee) with superior clarity, not available by any other currently existing imaging modality, and without exposing patients to ionizing radiation. MRI systems are classified into two classes, conventional MRI systems and Open MRI systems. The structure of conventional MRI systems (including the narrow tubes into which a patient is inserted) allows for higher magnet field strengths, better image quality and faster scanning times than Open MRI systems. However, Open MRI systems are able to service patients who have access difficulties with the narrow tubes of conventional MRI systems, including pediatric patients and patients suffering from post-traumatic stress, claustrophobia or significant obesity. A typical conventional MRI examination takes from 20 to 45 minutes. A typical Open MRI examination takes from 30 to 60 minutes. MRI generally reduces the cost and amount of care needed and often eliminates the need for invasive diagnostic procedures. MRI systems are typically priced in the range of $0.9 million to $2.5 million each.

Positron Emission Tomography or PET
      PET is a nuclear medicine procedure that produces pictures of the body’s metabolic and biological functions. PET can provide earlier detection as well as monitoring of certain cancers, coronary diseases or neurological problems than other diagnostic imaging systems. The information provided by PET technology often obviates the need to perform further highly invasive or diagnostic surgical procedures. Interest in PET scanning has increased recently due to several factors including a growing recognition by clinicians that PET is a powerful diagnostic tool, increased third-party payor coverage and reimbursement and the availability of the isotopes used for PET scanning. PET/ CT is a “fusion” scanner, which makes it possible to collect both anatomical and biological information during a single procedure. A typical PET or PET/ CT examination takes from 20 to 60 minutes. PET systems are typically priced in the range of $0.8 million to $1.2 million each. PET/ CT systems are typically priced in the range of $1.8 million to $2.3 million each.

Computed Tomography or CT
      In CT imaging, a computer analyzes the information received from x-ray beams to produce multiple cross-sectional images of a particular organ or area of the body. CT imaging is used to detect tumors and other conditions affecting bones and internal organs. A typical CT examination takes from 15 to 30 minutes. CT systems are typically priced in the range of $0.3 million to $1.1 million each.

Other Imaging Technologies

•	Ultrasound systems use, detect and process high frequency sound waves to generate images of soft tissues and internal body organs.

•	X-ray is the most common energy source used in imaging the body and is now employed in conventional x-ray systems, CT scanners and digital x-ray systems.

•	Mammography is a low-level conventional examination of the breasts. Its primary purpose is to detect lesions in the breast that may be too small or deeply buried to be felt in a regular breast examination.

•	Bone densitometry uses an advanced technology called dual-energy x-ray absorptiometry, or DEXA, which safely, accurately and painlessly measures bone density and the mineral content of bone for the diagnosis of osteoporosis.
Business Development
      Our objective is to be the leading provider of diagnostic imaging services in our targeted regions. We plan to further develop and expand our targeted regions by continuing to emphasize quality of care, produce cost-effective diagnostic information and provide superior service and convenience to our customers. Our strategy is focused on two components.
      Firstly, we intend to maximize utilization of our existing facilities by:

•	broadening our physician referral base and generating new sources of revenues through selective marketing activities;

•	focusing our marketing efforts on attracting additional managed care customers;

•	expanding current imaging applications of existing modalities to increase overall procedure volume; and

•	maximizing cost efficiencies through increased purchasing power and continued reduction of expenses.
      Secondly, we intend to pursue expansion opportunities within our existing regional markets by developing new fixed-site centers, developing mobile routes and making disciplined acquisitions where attractive returns on investment can be achieved and sustained. We also anticipate that some of these developments will be through joint ventures with hospitals because we believe that they have the potential to provide us with a steady source of procedure volume. Management believes that this will continue to be an area for growth because we expect hospitals and other healthcare providers to respond to federal healthcare regulatory requirements by outsourcing radiology services to imaging centers that are jointly owned and managed with third parties. We believe that the expansion of our business through such activities is a key factor in improving profitability. Generally, these activities are aimed at increasing revenues and gross profit, maximizing utilization of existing capacity and increasing economies of scale. Incremental gross profit resulting from such activities will vary depending on geographic location, whether facilities are mobile or fixed, the range of services provided and the strength of our joint venture partners. We cannot assure you, however, that we will be able to identify suitable opportunities or thereafter complete such opportunities on terms acceptable to us.
Government Regulation
      The healthcare industry is highly regulated and changes in laws and regulations can be significant. Changes in the law or new interpretation of existing laws can have a material effect on our permissible activities, the relative costs associated with doing business and the amount of reimbursement by government and other third-party payors. The federal government and all states in which we currently operate regulate various aspects of our business. Failure to comply with these laws could adversely affect our ability to receive reimbursement for our services and subject us and our officers and agents to civil and criminal penalties.
      Federal False Claims Act: There has been an increase in actions brought under the federal False Claims Act and in particular, under the False Claims Act’s “qui tam” or “whistleblower” provisions. Those provisions allow a private individual to bring actions in the name of the government alleging that the defendant has made false claims for payment from federal funds. After the individual has initiated the lawsuit, the government must decide whether to intervene in the lawsuit and to become the primary prosecutor. Until the government makes a decision, the lawsuit is kept secret. If the government declines to join the lawsuit, the individual may choose to pursue the case alone, in which case the individual’s counsel will have primary control over the prosecution, although the government must be kept apprised of the progress of the lawsuit, and may intervene later. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. If the litigation is successful, the individual is entitled to no less than 15%, but no more than 30%, of whatever amount the government recovers that is related to the whistleblower’s allegations. The percentage of the individual’s recovery varies, depending on whether the government intervened in the case and other factors. In recent years the number of suits brought against healthcare providers by government regulators and private individuals has increased dramatically. In addition, various states are considering or have enacted laws modeled after the federal False Claims Act, penalizing false claims against state funds. If a whistleblower action is brought against us, even if it is dismissed with no judgment or settlement, we may incur substantial legal fees and other costs relating to an investigation. Actions brought under the False Claims Act may result in significant fines and legal fees and distract our management’s attention, which would adversely affect our business, financial condition and results of operations.
      When an entity is determined to have violated the federal False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 to $11,000 for each separate false claim, as well as the government’s attorneys fees. Liability arises when an entity knowingly submits, or causes someone else to submit, a false claim for reimbursement to the federal government or submits a false claim with reckless disregard for, or in deliberate ignorance of, its truth or falsity. Simple negligence should not give rise to liability. Examples of the other actions which may lead to liability under the False Claims Act:

•	Failure to comply with the many technical billing requirements applicable to our Medicare and Medicaid business.

•	Failure to comply with Medicare requirements concerning the circumstances in which a hospital, rather than we, must bill Medicare for diagnostic imaging services we provide to outpatients treated by the hospital.

•	Failure of our hospital customers to accurately identify and report our reimbursable and allowable services to Medicare.

•	Failure to comply with the prohibition against billing for services ordered or supervised by a physician who is excluded from any federal healthcare programs, or the prohibition against employing or contracting with any person or entity excluded from any federal healthcare programs.

•	Failure to comply with the Medicare physician supervision requirements for the services we provide, or the Medicare documentation requirements concerning physician supervision.

•	The past conduct of the businesses we have acquired.
      We strive to ensure that we meet applicable billing requirements. However, the costs of defending claims under the False Claims Act, as well as sanctions imposed under the Act, could significantly affect our business, financial condition and results of operations.
      Anti-kickback Statutes: We are subject to federal and state laws which govern financial and other arrangements between healthcare providers. These include the federal anti-kickback statute which, among other things, prohibits the knowing and willful solicitation, offer, payment or receipt of any remuneration, direct or indirect, in cash or in kind, in return for or to induce the referral of patients for items or services covered by Medicare, Medicaid and certain other governmental health programs. Violation of the anti-kickback statute may result in civil or criminal penalties and exclusion from the Medicare, Medicaid and other federal healthcare programs. In addition, it is possible that private parties may file “qui tam” actions based on claims resulting from relationships that violate this statute, seeking significant financial rewards. Many states have enacted similar statutes, which are not limited to items and services paid for under Medicare or a federally funded healthcare program. In recent years, there has been increasing scrutiny by law enforcement authorities, the Department of Health and Human Services, or HHS, the courts and Congress of financial arrangements between healthcare providers and potential sources of referrals to ensure that such arrangements do not violate the anti-kickback provisions. HHS and the federal courts interpret “remuneration” broadly to apply to a wide range of financial incentives, including, under certain circumstances, distributions of partnership and corporate profits to investors who refer federal healthcare program patients to a corporation or partnership in which they have an ownership interest and payments for service contracts and equipment leases that are designed, even if only in part, to provide direct or indirect remuneration for patient referrals or similar opportunities to furnish reimbursable items or services. HHS has issued “safe harbor” regulations that set forth certain provisions which, if met, will assure that healthcare providers and other parties who refer patients or other business opportunities, or who provide reimbursable items or services, will be deemed not to violate the anti-kickback statutes. The safe harbors are narrowly drawn and some of our relationships may not qualify for any “safe harbor”; however, failure to comply with a “safe harbor” does not create a presumption of liability. We believe that our operations materially comply with the anti-kickback statutes; however, because these provisions are interpreted broadly by regulatory authorities, we cannot assure you that law enforcement officials or others will not challenge our operations under these statutes.
      Civil Money Penalty Law and Other Federal Statutes: The Civil Money Penalty, or CMP, law covers a variety of practices. It provides a means of administrative enforcement of the anti-kickback statute, and prohibits false claims, claims for medically unnecessary services, violations of Medicare participating provider or assignment agreements and other practices. The statute gives the Office of Inspector General of the HHS the power to seek substantial civil fines, exclusion and other sanctions against providers or others who violate the CMP prohibitions.
      In addition, in 1996, Congress created new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services, including those provided by private payors. A violation of this statute is a felony and may result in fines or imprisonment.
      We believe that our operations materially comply with the CMP law and the healthcare fraud and false statements statutes. These prohibitions, however, are broadly worded and there is limited authority interpreting their parameters. Therefore, we can give no assurance that the government will not pursue a claim against us based on these statutes. Such a claim would divert the attention of management and could result in substantial penalties which could adversely affect our business, financial condition and results of operations.
      Health Insurance Portability and Accountability Act: In 1996, Congress passed the Health Insurance Portability and Accountability Act, or HIPAA. Although the main focus of HIPAA was to make health insurance coverage portable, HIPAA has become a short-hand reference to new standards for electronic transactions and privacy and security obligations imposed on providers and others who handle personal health information. HIPAA requires healthcare providers to adopt standard formats for common electronic transactions with health plans, and to maintain the privacy and security of individual patients’ health information. The privacy standards went into effect on April 14, 2003, the electronic standards for transactions went into effect on October 16, 2003 and the security standards went into effect on April 20, 2005. A violation of HIPAA’s standard transactions, privacy and security provisions may result in criminal and civil penalties, which could adversely affect our business, financial condition and results of operations.
      Stark II, State Physician Self-referral Laws: The federal Physician Self-Referral or “Stark” Law prohibits a physician from referring Medicare patients for certain “designated health services” to an entity with which the physician (or an immediate family member of the physician) has a financial relationship unless an exception applies. In addition, the receiving entity is prohibited from billing for services provided pursuant to the prohibited referral. Designated health services under Stark include radiology services (MRI, CT, x-ray, ultrasound and others), radiation therapy, inpatient and outpatient hospital services and several other services. A violation of the Stark Law does not require a showing of intent. If a physician has a financial relationship with an entity that does not qualify for an exception, the referral of Medicare patients to that entity for designated health services is prohibited and, if the entity bills for such services, the Stark sanctions apply.
      Sanctions for violating Stark include denial of payment, mandatory refunds, civil money penalties and/or exclusion from the Medicare program. In addition, some courts have allowed federal False Claims Act lawsuits premised on Stark Law violations.
      The federal Stark Law prohibition is expansive, and its statutory language and implementing regulations are ambiguous. Consequently, the statute has been difficult to interpret. In 1995, the Centers for Medicare and Medicaid Services, or CMS, published final regulations interpreting the Stark prohibition as applied to clinical laboratory services. In 2001, CMS published Phase I of the final Stark regulations relating to all designated health services (including clinical laboratory services) which went into effect in January 2002. On March 26, 2004, CMS published Phase II of the final Stark regulations which became effective in July 2004. Phase II included some additional regulatory exceptions and definitions providing more flexibility in some areas and more specificity in others, but did not extend designated health services to PET or nuclear medicine. However, proposed regulations published in August 2005, include PET and nuclear medicine as designated health services under Stark. Until final regulations are published, it is unclear whether CMS will grandfather in existing PET and nuclear medicine arrangements as exceptions to the rule.
      With each set of regulations, CMS’ interpretation of the statute has evolved. This has resulted in considerable confusion concerning the scope of the referral prohibition and the requirements of the various exceptions. It is noteworthy, however, that CMS has taken the position that the Stark Law is self-

effectuating and does not require implementing regulations. Thus, the government believes that physicians and others must comply with the Stark Law prohibitions regardless of the state of the regulatory guidance.
      The Stark Law does not directly prohibit referral of Medicaid patients, but rather denies federal financial participation to state Medicaid programs for services provided pursuant to a tainted referral. Thus, Medicaid referrals are subject to whatever sanctions the relevant state has adopted. Several states in which we operate have enacted or are considering legislation that prohibits “self-referral” arrangements or requires physicians or other healthcare providers to disclose to patients any financial interest they have in a healthcare provider to whom they refer patients. Possible sanctions for violating these state statutes include loss of licensure, civil fines and criminal penalties. The laws vary from state to state and seldom have been interpreted by the courts or regulatory agencies. Nonetheless, strict enforcement of these requirements is likely.
      We believe our operations materially comply with the federal and state physician self-referral laws. However, given the ambiguity of these statutes, the uncertainty of the regulations and the lack of judicial guidance on many key issues, we can give no assurance that the Stark Law or other physician self-referral regulations will not be interpreted in a manner that could adversely affect our business, financial condition and results of operations.
      FDA: The U.S. Food and Drug Administration, or FDA, has issued the requisite premarket approval for all of our MRI, PET, PET/ CT and CT systems. We do not believe that any further FDA approval is required in connection with equipment currently in operation or proposed to be operated; except under regulations issued by the FDA pursuant to the Mammography Quality Standards Act of 1992, all mammography facilities must have a certificate issued by the FDA. In order to obtain a certificate, a mammography facility is required to be accredited by an FDA approved accrediting body (a private, non-profit organization or state agency) or other entity designated by the FDA. Pursuant to the accreditation process, each facility providing mammography services must comply with certain standards including annual inspection.
      Compliance with these standards is required to obtain payment for Medicare services and to avoid various sanctions, including monetary penalties, or suspension of certification. Although all of our facilities which provide mammography services are currently accredited by the Mammography Accreditation Program of the American College of Radiology and we anticipate continuing to meet the requirements for accreditation, the withdrawal of such accreditation could result in the revocation or suspension of certification by the FDA, ineligibility for Medicare reimbursement and sanctions, including monetary penalties. Congress has extended Medicare benefits to include coverage of screening mammography subject to the prescribed quality standards described above. The regulations apply to diagnostic mammography as well as screening mammography.
      Radiologist and Facility Licensing: The radiologists with whom we contract to provide professional services are subject to licensing and related regulations by the states, including registrations to use radioactive materials. As a result, we require our radiologists to have and maintain appropriate licensure and registrations. In addition, some states also impose licensing or other requirements on us at our facilities and other states may impose similar requirements in the future. Some local authorities may also require us to obtain various licenses, permits and approvals. We believe that we have obtained all required licenses and permits; however, the criteria governing licensing or permitting may change or additional laws and licensing requirements governing our facilities may be enacted. These changes could adversely affect our business, financial condition and results of operations.
      Liability Insurance: The hospitals, physician groups and other healthcare providers who use our diagnostic imaging systems are involved in the delivery of healthcare services to the public and, therefore, are exposed to the risk of liability claims. Our position is that we do not engage in the practice of medicine. We provide only the equipment and technical components of diagnostic imaging, including certain limited nursing services, and we have not experienced any material losses due to claims for malpractice. Nevertheless, claims for malpractice have been asserted against us in the past and any future claims, if successful, could entail significant defense costs and could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage. We maintain professional liability insurance in amounts we believe are adequate for our business of providing diagnostic imaging, treatment and management services. In addition, the radiologists or other healthcare professionals with whom we contract are required by such contracts to carry adequate medical malpractice insurance. Successful malpractice claims asserted against us, to the extent not covered by our liability insurance, could adversely affect our business, financial condition and results of operations.
      Independent Diagnostic Treatment Facilities: CMS has established a category of Medicare provider referred to as Independent Diagnostic Treatment Facilities, or IDTFs. Imaging centers have the option to participate in the Medicare program as either IDTFs or medical groups. Most of our fixed-site centers are IDTFs. IDTFs are being monitored by CMS, particularly with respect to physician supervision requirements; however, if CMS exercised increased oversight of IDTFs, our business, financial condition and results of operations could be adversely affected.
      Certificates of Need: Some states require hospitals and certain other healthcare facilities and providers to obtain a certificate of need, or CON, or similar regulatory approval prior to establishing certain healthcare operations or services, incurring certain capital expenditures and/or the acquisition of major medical equipment including MRI, PET and PET/ CT systems. We believe that we have complied or will comply with applicable CON requirements in those states where we operate. Nevertheless, this is an area of continuing legislative activity, and CON and licensing statutes may be modified in the future in a manner that may have a material adverse effect on our business, financial condition and results of operations.
      Environmental, Health and Safety Laws: Our PET and PET/ CT services and some of our other imaging services require the use of radioactive materials, which are subject to federal, state and local regulations governing the storage, use and disposal of materials and waste products. We could incur significant costs in order to comply with current or future environmental, health and safety laws and regulations. However, we believe that environmental, health and safety laws and regulations will not (1) cause us to incur any material capital expenditures in our current year or the succeeding year, including costs for environmental control facilities or (2) materially impact our revenues or our competitive position.
Sales and Marketing
      We engage in marketing activities to obtain new sources of revenues, expand business relationships, grow revenues at existing facilities, and maintain present business alliances and contractual relationships. Marketing activities for the fixed operations include educating physicians on new applications and uses of the technology and customer service programs. In addition, we leverage our targeted regional market concentration to develop contractual relationships with managed care payors to increase patient volume. Marketing activities for our mobile business include direct marketing to hospitals and developing leads through current customers, equipment manufacturers, and other vendors. In addition, marketing activities for our mobile operations include contacting referring physicians associated with hospital customers and educating physicians.
Competition
      The healthcare industry in general, and the market for diagnostic imaging services in particular, is highly competitive and fragmented, with only a few national providers. We compete principally on the basis of our service reputation, equipment, breadth of managed care contracts and convenient locations. Our operations must compete with groups of radiologists, established hospitals and certain other independent organizations, including equipment manufacturers and leasing companies that own and operate imaging equipment. We will continue to encounter substantial competition from hospitals and independent organizations, including Alliance Imaging, Inc., HEALTHSOUTH Corporation, MedQuest, Inc., Radiologix, Inc., Shared Imaging and Otter Tail Corporation. Some of our direct competitors may have access to greater financial resources than we do.

      Certain hospitals, particularly the larger or more financially stable hospitals, may be expected to directly acquire and operate imaging and treatment equipment on-site as part of their overall inpatient servicing capability, assume the associated financial risk, employ the necessary technologists and satisfy applicable CON and licensure requirements, if any. In addition, some physician practices that have refrained from establishing diagnostic imaging capability may decide to do so. Historically, smaller hospitals have been reluctant to purchase imaging and treatment equipment, but recently have chosen to do so with attractive financing offered by equipment manufacturers.
Customers and Contracts
      Our revenues are primarily generated from patient services and contract services. Patient services revenues are generally earned from services billed directly to patients or third-party payors (such as managed care organizations, Medicare, Medicaid, commercial insurance carriers and workers’ compensation funds) on a fee-for-service basis. Patient services revenues and management fees are primarily earned through fixed-site centers. Contract services revenues are generally earned from services billed to a hospital, physician group or other healthcare provider, which include fee-for-service arrangements in which revenues are based upon a contractual rate per procedure and fixed fee contracts. Contract services revenues are primarily earned through mobile facilities and are generally paid pursuant to contracts with a term from one to five years. A significant number of our mobile contracts will expire each year. Our mobile facility contract renewal rate was 78% and 79% for the year ended June 30, 2005 and the three months ended September 30, 2005, respectively. However, we expect that some high volume customer accounts will elect not to renew their contracts and instead will purchase or lease their own diagnostic imaging equipment and some customers may choose an alternative services provider.
      During the year ended June 30, 2005 and the three months ended September 30, 2005, respectively, approximately 57% and 56% of our revenues were generated from patient services and approximately 43% and 44% were generated from contract services.
Diagnostic Imaging and Other Equipment
      As of September 30, 2005, we owned or leased 279 diagnostic imaging and treatment systems, with the following classifications: 3.0 Tesla MRI, 1.5 Tesla MRI, 1.0 Tesla MRI, Open MRI, PET, PET/ CT, CT and other technology. Magnetic field strength is the measurement of the magnet used inside an MRI system. If the magnetic field strength is increased the image quality of the scan is improved and the time required to complete scans is decreased. Magnetic field strength on our MRI systems currently ranges from 0.2 to 3.0 Tesla. Of our 174 conventional MRI systems, 157 have a magnet field of 1.5 Tesla, which is the industry standard magnet strength for conventional fixed and mobile MRI systems.
      We continue to evaluate the mix of our diagnostic imaging equipment in response to changes in technology and to any surplus capacity in the marketplace. The overall technological competitiveness of our equipment continues to improve through upgrades, disposal and/or trade-in of older equipment and the purchase or execution of leases for new equipment.
      Several large companies presently manufacture MRI (including Open MRI), PET, PET/ CT, CT and other diagnostic imaging equipment, including General Electric Health Care, Hitachi Medical Systems, Siemens Medical Systems, Toshiba American Medical Systems and Phillips Medical Systems. We have acquired MRI and CT systems that were manufactured by each of the foregoing companies. We have acquired PET or PET/ CT systems that were manufactured by General Electric Health Care and Siemens Medical Systems. We enter into individual purchase orders for each system that we acquire, and we do not have long-term purchase arrangements with any equipment manufacturer. We maintain good working relationships with many of the major manufacturers to better ensure adequate supply as well as access to those types of diagnostic imaging systems which appear most appropriate for the specific imaging facility to be established.

Information Systems
      Our internal information technology systems allow us to manage our operations, accounting and finance, human resources, payroll, document imaging, and data warehousing. Our primary operating system is the InSight Radiology Information System, or IRIS, our proprietary information system. IRIS provides front-office support for scheduling and administration of imaging procedures and back office support for billing and collections. Additional functionality includes workflow, transcription, and image management.
Compliance Program
      We have voluntarily implemented a program to monitor compliance with federal and state laws and regulations applicable to healthcare entities. We have appointed a compliance officer who is charged with implementing and supervising our compliance program, which includes a code of ethical conduct for our employees and affiliates and a process for reporting regulatory or ethical concerns to our compliance officer, including a toll-free telephone hotline. We believe that our compliance program meets the relevant standards provided by the Office of Inspector General of the HHS. An important part of our compliance program consists of conducting periodic reviews of various aspects of our operations. Our compliance program also contemplates mandatory education programs designed to familiarize our employees with the regulatory requirements and specific elements of our compliance program.
Employees
      As of September 30, 2005 we had approximately 1,660 full-time, 110 part-time and 500 per diem employees. None of our employees is covered by a collective bargaining agreement. Management believes its employee relations to be satisfactory.
Properties
      We lease approximately 48,400 square feet of office space for our corporate headquarters and a billing office at 26250 Enterprise Court, Lake Forest, California 92630. The lease for this location expires in 2008.
Legal Proceedings
      We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business and have insurance policies covering such potential insurable losses where such coverage is cost-effective. We believe that the outcome of any such lawsuits will not have a material adverse impact on our business, financial condition and results of operations.

MANAGEMENT
      The following table sets forth the names, ages and positions of our directors and executive officers, including the executive officers of InSight who are deemed our executive officers (as defined under Rule 3b-7 of the Securities Exchange Act of 1934), as of October 31, 2005:

Michael N. Cannizzaro	56	Chairman of the Board and Director
Bret W. Jorgensen	46	President and Chief Executive Officer and Director
Patricia R. Blank	55	Executive Vice President — Enterprise Operations of InSight
Michael A. Boylan	49	Executive Vice President — Enterprise Development of InSight
Louis E. Hallman, III	46	Executive Vice President and Chief Strategy Officer of InSight
Donald F. Hankus	44	Executive Vice President and Chief Information Officer of InSight
Mitch C. Hill	46	Executive Vice President and Chief Financial Officer
Marilyn U. MacNiven-Young	54	Executive Vice President, General Counsel and Secretary
Kenneth M. Doyle	40	Director and Vice President
David W. Dupree	52	Director
Steven G. Segal	45	Director
Mark J. Tricolli	34	Director and Vice President
Edward D. Yun	38	Director and Vice President
      Michael N. Cannizzaro served as our President and Chief Executive Officer from August 9, 2004 until July 1, 2005. He became a member of our board of directors on October 17, 2001 and was elected chairman of the board on May 30, 2002. He has been an Operating Partner of J.W. Childs Associates, L.P. since October 29, 2001. Prior to that, he was President and Chief Executive Officer of Beltone Electronics Corporation from 1998 to 2000. Prior to that, he was President of Caremark International’s Prescription Service Division from 1994 to 1997; Vice President, Business Development of Caremark’s Nephrology Service Division from April 1994 to September 1994; and President of Leica North America from 1993 to 1994. He held numerous positions in general management at Baxter Healthcare Corporation from 1976 to 1993, including the position of President of four different divisions. He currently serves as a director of Universal Hospital Services, Inc. and previously served on National Nephrology Associates, Inc.’s board of directors from September 1999 to April 2004.
      Bret W. Jorgensen was appointed to our board of directors and our President and Chief Executive Officer on July 1, 2005. Prior to this appointment, Mr. Jorgensen was the Chief Executive Officer of AdvoLife, a provider of senior care services, from June 2004 until the sale of the company in October 2004. Prior to AdvoLife, he was Chairman and Chief Executive Officer of Directfit, a web-centric recruiting solutions provider (“Directfit”), from April 1999 to October 2003. In 1989, Jorgensen co-founded TheraTx, which became a diversified healthcare services company listed on NASDAQ. While at TheraTx, he served on the board of directors and held several executive leadership positions, including President of TheraTx Health Services, and was instrumental in TheraTx’s initial public offering in 1994 and sale in April 1997. He currently serves on the board of directors of AllianceCare, a provider of senior healthcare services, rehabilitation therapy and home health services.
      Patricia R. Blank has been InSight’s Executive Vice President-Enterprise Operations since October 22, 2004. She was InSight’s Executive Vice President and Chief Information Officer from September 1, 1999 to October 22, 2004. Prior to joining InSight, Ms. Blank was the principal of Blank &

Company, a consulting firm specializing in healthcare consulting. From 1995 to 1998, Ms. Blank served as Executive Vice President and Chief Operating Officer of HealthHelp, Inc., a Houston, Texas-based radiology services organization managing radiology provider networks in multiple states. From 1988 to 1995, she was corporate director of radiology of FHP, a California insurance company.
      Michael A. Boylan has been InSight’s Executive Vice President-Enterprise Development since October 22, 2004. He was InSight’s Executive Vice President-Mobile Division and Business Development from April 8, 2004 to October 22, 2004. From February 7, 2002 to April 8, 2004, he was Executive Vice President and Chief Development Officer of InSight. He was Executive Vice President, Operations, Eastern Division of InSight from July 1, 2000 to February 7, 2002. From April 1998 to July 1, 2000, he was Executive Vice President and Chief Development Officer. From February 1996 to April 1998, he was Senior Vice President — Operations of InSight. Mr. Boylan was an Executive Vice President of Maxum Health Corp., or MHC, from March 1994 to February 1996. From 1992 to 1994, he served as a Regional Vice President of MHC’s principal operating subsidiary, Maxum Health Services Corp. From 1991 to 1992, he served as an Executive Director of certain of MHC’s operations. From 1986 to 1991, Mr. Boylan served in various capacities as an officer or employee, including President and Chief Operating Officer, with American Medical Imaging Corporation.
      Louis E. Hallman, III, was appointed InSight’s Executive Vice President and Chief Strategy Officer on August 10, 2005. Prior to this appointment, Mr. Hallman was the President of Right Manufacturing LLC, a specialty manufacturer, from January 2003 through January 2005. From January 2002 until January 2003, Mr. Hallman was a private investor and reviewed various business opportunities. From August 1999 through January 2002, he was President and CEO of Homesquared Inc., a supplier of web-based software applications to production homebuilders. In July 1989, Mr. Hallman co-founded TheraTx, Inc., which became a diversified healthcare services company listed on NASDAQ. While at TheraTx, he served as Vice President Corporate Development until its sale in April 1997.
      Donald F. Hankus was appointed InSight’s Executive Vice President and Chief Information Officer on September 26, 2005. Prior to this appointment, Mr. Hankus was the Director of Sales Operations of Quest Software, Inc., a provider of application, database and infrastructure software, from January 2004 through September 2005. From January 2000 through January 2004, he was Chief Information Officer of Directfit. From December 1996 to January 2000, he served as Director of Software Development for Cendant Corporation, a real estate brokerage and hotel franchisor.
      Mitch C. Hill was appointed our Executive Vice President and Chief Financial Officer on January 10, 2005. Prior to this appointment, Mr. Hill was the President and Chief Executive Officer of BMS Reimbursement Management, a provider of outsourced billing collection, accounts receivable and practice management service, from April 2001 to December 2004. Prior to that, he held the following positions with Buy.Com Inc., a multi-category Internet superstore, Chief Financial Officer from November 1999 to February 2001 and President from April 2000 to February 2001.
      Marilyn U. MacNiven-Young has been our Executive Vice President, General Counsel and Corporate Secretary since February 11, 2002 and Executive Vice President, General Counsel and Corporate Secretary of InSight since August 1998. From February 1996 through July 1998, she was an independent consultant to InSight. From September 1994 through June 1995, she was Senior Vice President and General Counsel of Abbey Healthcare Group, Inc., a home healthcare company. From 1991 through 1994, Ms. MacNiven-Young served as General Counsel of American Health Services Corp.
      Kenneth M. Doyle has been a member of our board of directors and Vice President since June 13, 2001. Mr. Doyle is a Managing Director of The Halifax Group, L.L.C. Mr. Doyle joined The Halifax Group, L.L.C. in January 2000. Prior to joining The Halifax Group, L.L.C., Mr. Doyle was an Industry Leader and Vice President at GE Equity, the private equity subsidiary of GE Capital. Prior to joining GE Equity, Mr. Doyle spent four years in investment banking as a Senior Associate for the Telecommunications Corporate Finance Group at Merrill Lynch and as an Associate with Chase Manhattan Bank in the Media and Telecommunications Group. Mr. Doyle also spent three years with Ernst & Young in the

Entrepreneurial Services Group. Mr. Doyle currently serves on the board of directors of National Packaging Solutions Group, Inc., Soil Safe, Inc. and Maverick Healthcare Group, LLC.
      David W. Dupree became a member of our board of directors on October 17, 2001. Mr. Dupree is a Managing Director of The Halifax Group, L.L.C. which he founded in January 1999. Prior to joining The Halifax Group, L.L.C., Mr. Dupree was a Managing Director and Partner with The Carlyle Group, a global investment firm located in Washington, D.C., where he was primarily responsible for investments in healthcare and related sectors. Prior to joining The Carlyle Group in 1992, Mr. Dupree was a Principal in Corporate Finance with Montgomery Securities and prior to that, he was Co-Head of Equity Private Placements at Alex, Brown & Sons Incorporated. Mr. Dupree currently serves on the board of directors of Whole Foods Markets, Inc., Universal Hospital Services, Inc., and PolyPipe Holdings, Inc. and previously served on InSight’s board of directors, as a designee of The Carlyle Group, from October 1997 to December 1999.
      Steven G. Segal became a member of our board of directors on October 17, 2001. He is a Partner of J.W. Childs Associates, L.P. and has been at J.W. Childs Associates, L.P. since 1995. Prior to that time, he was an executive at Thomas H. Lee Company from 1987, most recently holding the position of Managing Director. He is also a director of Quality Stores Inc., Jillian’s Entertainment Corp., Big V Supermarkets, Inc., The NutraSweet Company, Universal Hospital Services, Inc. and is Co-Chairman of the Board of Empire Kosher Poultry, Inc. Mr. Segal also served on the board of directors of National Nephrology Associates, Inc. from December 1998 to April 2004.
      Mark J. Tricolli has been a member of our board of directors and Vice President since June 13, 2001. Mr. Tricolli is a Vice President of J.W. Childs Associates, L.P. and has been at J.W. Childs Associates, L.P. since July 2000. Prior to that, Mr. Tricolli was an Associate in the Merchant Banking Division of Goldman, Sachs & Co. from August 1999 to June 2000. Prior to that, Mr. Tricolli was pursuing a degree in business school from 1997 to 1999. During the summer of 1998, he worked at Donaldson, Lufkin & Jenrette. He is also a director of Equinox Holdings, Inc. and Universal Hospital Services, Inc.
      Edward D. Yun became a member of our board of directors on June 13, 2001 and became a Vice President on February 11, 2002. He is a Partner of J.W. Childs Associates, L.P. and has been at J.W. Childs Associates, L.P. since 1996. From 1994 until 1996, he was an Associate at DLJ Merchant Banking, Inc. He is also a director of Jillian’s Entertainment Corp., Pan Am International Flight Academy, Inc., Equinox Holdings, Inc., Chevys, Inc. and Universal Hospital Services, Inc. Mr. Yun served on the board of directors of National Nephrology Associates, Inc. from December 1998 to April 2004 and on the board of directors of The Hartz Mountain Corporation from December 2000 to June 2004.
      Audit Committee. Our board of directors has not established committees. Instead, the InSight board of directors, which is identical to our board of directors, established an audit committee, which oversees our (1) accounting and financial reporting processes and audits of our annual financial statements, (2) internal control over financial reporting, and (3) the independent registered public accounting firm’s qualifications and independence. The audit committee’s responsibilities are limited to oversight. Our management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies and internal control over financial reporting.
      InSight’s board of directors has determined that it presently has no “audit committee financial expert” (as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002) serving on the audit committee. InSight’s board of directors has determined that each of the members of the audit committee is financially literate and has accounting or related financial management expertise, as such terms are interpreted by InSight’s board of directors.
      Code of Ethical Conduct. We have adopted a code of ethical conduct that applies to all of our and our subsidiaries’ employees, including, our principal executive officer, principal financial officer and principal accounting officer. A copy of the code of ethical conduct is posted on our website, www.insighthealth.com, under “About Us.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of ethical conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) by posting such information on our internet website, www.insighthealth.com, under “About Us”.
Executive Compensation
      The following table sets forth information concerning the annual, long-term and all other compensation for services rendered in all capacities to us and our subsidiaries for the years ended June 30, 2005, 2004 and 2003 of the persons who served as (1) our chief executive officer during the year ended June 30, 2005 and (2) the other four most highly compensated executive officers for the year ended June 30, 2005. We refer to the persons described in clause (2) above as the Other Executive Officers and we refer to persons discussed in clauses (1) and (2) above as the Named Executive Officers.
Summary Compensation Table

	Annual Compensation				Long Term
					Compensation
	Fiscal				Awards Stock
	Year				Options	All Other
Name and Principal Position	Ended	Salary	Bonus(1)	Other(2)	(Shares)	Comp(2)

Michael N. Cannizzaro(3)	2005	$—	$—	$—	40,000	$—
Chairman of the Board of	2004	—	—	—	—	—
Directors	2003	—	—	—	—	—
Steven T. Plochocki(4)	2005	$45,200	$—	$1,500	—	$13,536
President and Chief Executive	2004	420,000	105,000	9,000	—	30,344
Officer	2003	350,000	—	9,000	—	6,418
Michael A. Boylan(5)	2005	$275,000	$97,000	$9,000	—	$29,872
Executive Vice President —	2004	249,700	82,950	9,000	—	25,692
Enterprise Development	2003	237,000	—	9,000	—	7,150
Patricia R. Blank(6)	2005	$275,000	$97,000	$9,000	30,000	$31,873
Executive Vice President —	2004	224,700	42,000	9,000	—	30,367
Enterprise Operations	2003	210,000	—	9,000	—	7,682
Marilyn U. MacNiven-Young	2005	$275,000	$85,000	$9,000	10,000	$14,087
Executive Vice President,	2004	267,500	52,400	9,000	—	12,644
General Counsel and Secretary	2003	262,000	—	9,000	—	4,333
Mitch C. Hill(7)	2005	$121,600	$55,000	$4,500	40,000	$10,199
Executive Vice President and	2004	—	—	—	—	—
Chief Financial Officer	2003	—	—	—	—	—

(1)	Bonuses which are based on our performance are earned and accrued during the year and paid subsequent to the end of each year. Discretionary bonuses are earned and paid in the year in which they are awarded by InSight’s compensation committee.

(2)	Amounts of Other Annual Compensation include perquisites (auto allowances and commissions for contract awards and renewals) and amounts of All Other Compensation include (i) amounts contributed to InSight’s 401(k) profit sharing plan, (ii) specified premiums on executive life insurance arrangements and (iii) specified premiums on executive health insurance arrangements.

(3)	Mr. Cannizarro served as President and Chief Executive Officer from August 9, 2004 until July 1, 2005.

(4)	Mr. Plochocki served as President and Chief Executive Officer until August 9, 2004.

(5)	Effective October 22, 2004, Mr. Boylan’s title changed from Executive Vice President — Mobile Division and Business Development to Executive Vice President — Enterprise Development.

(6)	Effective October 22, 2004, Ms. Blank’s title changed from Executive Vice President and Chief Information Officer to Executive Vice President — Enterprise Operations.

(7)	Mr. Hill also received a right to purchase 2,525 shares of our common stock at a price of $19.82 per share. This right expired on October 22, 2005.
      Compensation of Directors. We reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. We do not pay fees to directors for attendance at meetings or for their services as members of the board of directors or committees thereof.
      Option Grants. During the year ended June 30, 2005, stock options were granted by us pursuant to stock option agreements to certain of the Named Executive Officers, as follows:

	Individual Grants					Potential Realizable Value
						at Assumed Annual Rates
	Number of	Percent of				of Stock Price
	Securities	Total Options				Appreciation for Option
	Underlying	Granted to		Market Price		Term(2)
	Options	Employees in	Exercise Price	on Grant	Expiration
Name	Granted	Fiscal Year	Per Share(1)	Date	Date(3)	5%	10%

Michael N. Cannizzaro	20,000	9.5%	$19.82	$19.82	8/12/2014	$249,294	$631,760
	20,000	9.5%	19.82	19.82	4/8/2015	249,294	631,760
Steven T. Plochocki	—	—	—	—	—	—	—
Michael A. Boylan	—	—	—	—	—	—	—
Patricia R. Blank	30,000	14.3%	19.82	19.82	1/10/2015	373,941	947,640
Marilyn U. MacNiven-Young	10,000	4.8%	19.82	19.82	1/10/2015	124,648	315,877
Mitch C. Hill(4)	40,000	19.1%	19.82	19.82	1/10/2015	498,587	1,263,519

(1)	The options were granted at an exercise price of $19.82 per share, the estimated price per share determined by the board of directors.

(2)	Potential realizable value is determined by taking the exercise price per share and applying the stated annual appreciation rate compounded annually for the remaining term of the option (ten years), subtracting the exercise price per share at the end of the period and multiplying the remaining number by the number of options granted. Actual gains, if any, on stock option exercises and the Company’s common stock holdings are dependent on the future performance of the common stock.

(3)	Except for Mr. Cannizzaro’s options, which were fully exercisable on the date of grant, the other options are exercisable starting twelve months after the date of grant with 50% of the shares vesting annually on the following schedule: (i) 10% of the shares becoming exercisable upon the anniversary of the grant date in each of the fiscal years ending on June 30 in the years 2006-2010 and (ii) 50% of the shares becoming exercisable upon the attainment of certain performance targets on an exit event. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

(4)	Mr. Hill also received a right to purchase 2,525 shares of our common stock at a price of $19.82 per share. This right expired on October 22, 2005.

      Option Exercises and Year-End Values. During the year ended June 30, 2005, none of the Named Executive Officers exercised any stock options. The following table sets forth information with respect to the unexercised options to purchase common stock granted under our 2001 Stock Option Plan and pursuant to stock option agreements, for the Named Executive Officers at June 30, 2005:

	Number of				Value of Unexercised
	Shares		Number of Unexercised		In-the-Money Options at
	Acquired		Options at June 30, 2005		June 30, 2005(1)
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael N. Cannizzaro	—	$—	40,000	—	$—	$—
Steven T. Plochocki	—	—	52,500	—	601,125	—
Michael A. Boylan	—	—	57,490	59,500	557,146	108,290
Patricia R. Blank	—	—	4,500	55,500	8,190	46,410
Marilyn U. MacNiven-Young	—	—	4,500	35,500	8,190	46,410
Mitch C. Hill	—	—	—	40,000	—	—

(1)	Based on the price at which the common stock was valued on that date of $19.82 per share.
      Cancellation of Options in our Acquisition of InSight. On the consummation of our acquisition of InSight on October 17, 2001, each holder of an option to purchase shares of common stock of InSight outstanding under any of InSight’s stock option plans, whether or not vested, received the difference between $18.00 and the exercise price of each share of common stock the holder could have acquired pursuant to the terms of the stock option agreements (less applicable tax withholding), and the options were terminated; except that Messrs. Plochocki, Boylan and two former officers rolled over certain of their InSight stock options into fully vested options to purchase our common stock under our 2001 Stock Option Plan.
      Indemnification Agreements. InSight has entered into separate indemnification agreements with each of its directors and executive officers that could require InSight, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers of InSight and its affiliates and to advance expenses incurred by them as a result of any proceedings against them as to which they could be indemnified.
      Employment Agreements. In connection with our acquisition of InSight, Messrs. Plochocki and Boylan and Ms. Blank entered into employment agreements with us. Ms. MacNiven-Young entered into an employment agreement with us in December 2001. In January 2005, we entered into a new employment agreement with Ms. Blank as a result of her appointment as InSight’s Executive Vice President — Enterprise Operations on October 22, 2004. We entered into employment agreements with Messrs. Hill, Jorgensen, Hallman and Hankus in January, July, August and September of 2005, respectively. Effective as August 9, 2004, Mr. Plochocki was no longer employed by us. We entered into a resignation agreement with him that was consistent with the terms of his employment agreement. The material terms of the resignation agreement are set forth in “Certain Relationships and Related Transactions — Severance Agreement.”
      The employment agreement with Mr. Plochocki was for an initial term of three years, and thereafter a term of twelve months on a continuing basis subject to certain termination rights. The employment agreement provided that Mr. Plochocki would receive an annual base salary as well as a discretionary bonus of up to 75% of his annual base salary if InSight achieved its budgetary goals and a discretionary bonus of an additional 25% of his annual base salary upon the achievement of other goals mutually agreed upon by Mr. Plochocki and InSight’s board of directors. Mr. Plochocki’s employment agreement also provided for a life insurance policy of three times the amount of his annual base salary and entitled him to participate during the term of his employment in InSight’s life insurance, medical, health and accident and disability plan or program, pension plan or other similar benefit plan and our stock option plans. Mr. Plochocki also was subject to a noncompetition covenant and nonsolicitation provisions (relating to InSight’s employees and customers) during the term of his employment agreement and continuing for a period of 24 months after the termination of his employment. In addition, InSight was required to maintain at its expense until the earlier of 24 months after the date of termination or commencement of

Mr. Plochocki’s benefits pursuant to full time employment with a new employer under such employer’s standard benefits program, all life insurance, medical, health and accident and disability plans or programs in which Mr. Plochocki was entitled to participate immediately prior to the date of termination.
      Each of the employment agreements with the Other Executive Officers and Messrs. Jorgensen, Hallman and Hankus provides for a term of 12 months on a continuing basis, subject to certain termination rights. These employment agreements provide for an annual salary as well as a discretionary bonus of up to 75% of the executive’s annual base salary if InSight achieves its budgetary goals and a discretionary bonus of an additional 25% of the executive’s annual base salary upon the achievement of other goals mutually agreed upon by each executive and InSight’s President and Chief Executive Officer and approved by InSight’s board of directors (except in the case of Mr. Jorgensen’s whose goals shall be agreed upon by InSight’s board of directors and himself). Each executive is provided with a life insurance policy of three times the amount of his or her annual base salary and is entitled to participate in InSight’s life insurance, medical, health and accident and disability plan or program, pension plan or other similar benefit plan and our stock option plans. Each executive is subject to a noncompetition covenant and nonsolicitation provisions (relating to InSight’s employees and customers) during the term of his or her respective employment agreement and continuing for a period of 12 months after the termination of his or her respective employment. Each executive’s employment agreement will terminate and each of them will be entitled to all accrued and unpaid compensation, as well as 12 months of compensation at the annual salary rate then in effect (1) upon the executive’s permanent and total disability (as defined in the respective employment agreement); (2) upon InSight’s 30 days’ written notice to the executive of the termination of the executive’s employment without cause (as defined in the respective employment agreement); (3) if the executive terminates his or her employment with InSight for good reason (as defined in the respective employment agreement); and (4) if the executive’s employment is terminated by InSight without cause or he or she terminates his or her employment for good reason within 12 months of a change in control (as defined in the respective employment agreement). In addition, InSight will maintain at its expense until the earlier of 12 months after the date of termination or commencement of the executive’s benefits pursuant to full time employment with a new employer under such employer’s standard benefits program, all life insurance, medical, health and accident and disability plans or programs, in which the executive was entitled to participate immediately prior to the date of termination. Each executive’s employment will immediately terminate upon his or her death and the executors or administrators of his or her estate or his or her heirs or legatees (as the case may be) will be entitled to all accrued and unpaid compensation up to the date of his or her death. The executive’s employment will terminate and the executive will not be entitled to receive any monetary compensation or benefit upon (1) the termination of his or her respective employment by InSight for cause, or (2) his or her voluntary termination of his or her respective employment with InSight without good reason.
      Under his employment agreement, Mr. Hill was entitled to a bonus equal to 40% of his annual salary prorated for the fiscal year ended June 30, 2005. The employment agreement also permitted Mr. Hill to purchase 2,525 shares of our common stock at a price equal to $19.82 per share, however this right expired on October 22, 2005. Under his employment agreement, Mr. Jorgensen is entitled to a bonus equal to 50% of his annual salary for the fiscal year ending June 30, 2006. Under his employment agreement, Mr. Hallman is eligible to receive a bonus of 40% of his annual salary for the fiscal year ending June 30, 2006 (50% of this bonus is guaranteed). Under his employment agreement, Mr. Hankus is eligible to receive a bonus of 40% of his prorated annual salary for the fiscal year ending June 30, 2006.
      Compensation Committee Interlocks and Insider Participation. The InSight board of directors, which is identical to our board of directors, established a compensation committee to act with regard to compensation and other matters for us. During the year ended June 30, 2005, InSight’s compensation committee consisted of Messrs. Cannizzaro (chairman), Dupree, Segal and Plochocki. Mr. Plochocki served on the committee until he ceased to be InSight’s President and Chief Executive Officer on August 9, 2004. Neither Mr. Plochocki nor Mr. Cannizzaro participated in decisions relating to his own compensation or award of stock options.

PRINCIPAL STOCKHOLDERS
      The following table sets forth certain information regarding beneficial ownership of our common stock as of October 31, 2005, by: (i) each person or entity known to us owning beneficially 5% or more of our common stock; (ii) each member of our board of directors; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers (as defined by Rule 3b-7), as a group. At October 31, 2005, our outstanding securities consisted of approximately 5,468,814 shares of common stock and options to purchase 228,965 shares of common stock which are immediately exercisable. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934.

	Amount and Nature	Percent of
	of Beneficial	Common Stock
	Ownership of	Beneficially
Names and Addresses of Beneficial Owners	Common Stock(1)	Owned(1)

J.W. Childs Equity Partners II, L.P.(2)	4,350,290	79.5%
111 Huntington Avenue, Suite 2900
Boston, Massachusetts 02199
JWC-InSight Co-invest LLC(3)	338,532	6.2%
111 Huntington Avenue, Suite 2900
Boston, Massachusetts 02199
Halifax Capital Partners, L.P.(4)	1,111,112	20.3%
1133 Connecticut Avenue, N.W.
Washington, D.C. 20036
Steven G. Segal(5)	—	—
111 Huntington Avenue, Suite 2900
Boston, Massachusetts 02199
Edward D. Yun(6)	—	—
111 Huntington Avenue, Suite 2900
Boston, Massachusetts 02199
Michael N. Cannizzaro(7)	40,000	*
111 Huntington Avenue, Suite 2900
Boston, Massachusetts 02199
Mark J. Tricolli(8)	—	—
111 Huntington Avenue, Suite 2900
Boston, Massachusetts 02199
David W. Dupree(9)	4,092	*
1133 Connecticut Avenue, N.W.
Washington, D.C. 20036
Kenneth M. Doyle(10)	—	—
1133 Connecticut Avenue, N.W.
Washington, D.C. 20036
Steven T. Plochocki(11)(12)	52,500	1.0%
26250 Enterprise Court, Suite 100
Lake Forest, CA 92630
Bret W. Jorgensen(13)	—	—
26250 Enterprise Court, Suite 100
Lake Forest, CA 92630
Michael A. Boylan(14)	64,490	1.2%
110 Gibraltar Road
Horsham, PA 18901
Mitch C. Hill(15)	—	—
26250 Enterprise Court, Suite 100
Lake Forest, CA 92630

	Amount and Nature	Percent of
	of Beneficial	Common Stock
	Ownership of	Beneficially
Names and Addresses of Beneficial Owners	Common Stock(1)	Owned(1)

Marilyn U. MacNiven-Young(16)	7,500	*
26250 Enterprise Court, Suite 100
Lake Forest, CA 92630
Patricia R. Blank(17)	7,500	*
26250 Enterprise Court, Suite 100
Lake Forest, CA 92630
All directors and executive officers, as a group (13 persons)(18)	123,532	2.2%

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after October 31, 2005.

(2)	Includes 4,011,758 shares of our common stock owned directly by J.W. Childs Equity Partners II, L.P. and 338,532 shares of our common stock owned directly by JWC-InSight Co-invest LLC, an affiliate of J.W. Childs Equity Partners II, L.P. The general partner of J.W. Childs Equity Partners II, L.P. is J.W. Childs Advisors II, L.P., a Delaware limited partnership. The general partner of J.W. Childs Advisors II, L.P. is J.W. Childs Associates, L.P., a Delaware limited partnership. The general partner of J.W. Childs Associates, L.P. is J.W. Childs Associates, Inc., a Delaware corporation. J.W. Childs Advisors II, L.P., J.W. Childs Associates, L.P. and J.W. Childs Associates, Inc. may be deemed to beneficially own the 4,350,290 shares of our common stock held by J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC. John W. Childs, Glenn A. Hopkins, Dana L. Schmaltz, Adam L. Suttin, William E. Watts, James Rhee and Jeffrey Teschke, as well as Steven G. Segal, Edward D. Yun, Michael N. Cannizzaro and Mark J. Tricolli (as indicated in footnotes 5, 6, 7, and 8, respectively) share voting and investment control over, and therefore may be deemed to beneficially own, the shares of common stock held by these entities.

(3)	JWC-InSight Co-invest LLC is a Delaware limited liability company and affiliate of J.W. Childs Equity Partners II, L.P. J.W. Childs Associates, Inc. is the managing member of JWC-InSight Co-invest LLC. As the managing member, J.W. Childs Associates, Inc. owns the 338,532 shares of our common stock to be held directly by JWC-InSight Co-invest LLC. John W. Childs, Glenn A. Hopkins, Dana L. Schmaltz, Adam L. Suttin, William E. Watts, James Rhee and Jeffrey Teschke, as well as Steven G. Segal, Edward D. Yun, Michael N. Cannizzaro and Mark J. Tricolli (as indicated in footnotes 5, 6, 7, and 8, respectively) share voting and investment control over, and therefore may be deemed to beneficially own, the shares of common stock held by these entities.

(4)	Includes 1,107,020 shares of our common stock owned directly by Halifax Capital Partners, L.P. and 4,092 shares of our common stock owned directly by Mr. Dupree, a Managing Director of The Halifax Group, L.L.C. The general partner of Halifax Capital Partners, L.P. is Halifax Genpar, L.P., a Delaware limited partnership. The general partner of Halifax Genpar, L.P. is The Halifax Group, L.L.C. a Delaware limited liability company. Halifax Genpar, L.P. and The Halifax Group, L.L.C. may be deemed to beneficially own the 1,111,112 shares of our common stock held by Halifax Capital Partners, L.P. and its affiliate, Mr. Dupree. Halifax Capital Partners, L.P., Halifax Genpar, L.P. and The Halifax Group, L.L.C. disclaim beneficial ownership of the 4,092 shares of our common stock owned directly by Mr. Dupree. William L. Rogers, A. Judson Hill, Michael T. Marshall and Brent D. Williams, as well as Mr. Dupree and Kenneth M. Doyle (as indicated in footnotes 9 and 10, respectively) share voting and investment control over, and therefore may be deemed to beneficially own, the shares of common stock held by these entities.

(5)	As a Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners II, L.P., and a member of JWC-InSight Co-invest LLC, Mr. Segal may be deemed to beneficially own the 4,011,758 shares of our common stock owned by J.W. Childs Equity Partners II, L.P. and the 338,532 shares of our common stock held directly by JWC-InSight Co-invest LLC. Mr. Segal disclaims beneficial ownership of such shares.

(6)	As a Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners II, L.P. and a member of JWC-InSight Co-invest LLC, Mr. Yun may be deemed to beneficially own the 4,011,758 shares of our common stock owned by J.W. Childs Equity Partners II, L.P., and the 338,532 shares of our common stock held directly by JWC-InSight Co-invest LLC. Mr. Yun disclaims beneficial ownership of such shares.

(7)	As an Operating Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners II, L.P. and a member of JWC-InSight Co-invest LLC, Mr. Cannizzaro may be deemed to beneficially own the 4,011,758 shares of our common stock owned by J.W. Childs Equity Partners II, L.P. and the 338,532 shares of our common stock held directly by JWC-InSight Co-invest LLC. Mr. Cannizzaro disclaims beneficial ownership of such shares. Includes options to purchase 40,000 shares of our common stock at an exercise price of $19.82 per share, which are fully vested and immediately exercisable.

(8)	As a Vice President at J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners II, L.P. and a member of JWC-InSight Co-invest LLC, Mr. Tricolli may be deemed to beneficially own the 4,011,758 shares of our common stock owned by J.W. Childs Equity Partners II, L.P. and the 338,532 shares of our common stock held directly by JWC-InSight Co-invest LLC. Mr. Tricolli disclaims beneficial ownership of such shares.

(9)	As a Managing Director of The Halifax Group, L.L.C., which manages Halifax Capital Partners, L.P., Mr. Dupree may be deemed to beneficially own the 1,107,020 shares of our common stock owned by Halifax Capital Partners, L.P. and its affiliates. Mr. Dupree disclaims beneficial ownership of such shares.

(10)	As a Managing Director of The Halifax Group, L.L.C., which manages Halifax Capital Partners, L.P., Mr. Doyle may be deemed to beneficially own the 1,111,112 shares of our common stock owned by Halifax Capital Partners, L.P. and its affiliates. Mr. Doyle disclaims beneficial ownership of such shares.

(11)	Includes an option to purchase 52,500 shares of our common stock at an exercise price of $8.37 per share which option was granted upon the consummation of the Acquisition and is fully vested and immediately exercisable.

(12)	Effective August 9, 2004, Mr. Plochocki was no longer employed by us. See “Certain Relationships and Related Transactions — Severance Arrangement.”

(13)	Does not include an option to purchase 248,236 shares of our common stock at an exercise price of $19.82 per share, which is not currently exercisable.

(14)	Includes (i) an option to purchase 46,990 shares of our common stock at an exercise price of $8.37 per share which option was granted upon the consummation of the Acquisition and is fully vested and immediately exercisable and (ii) an option to purchase 17,500 shares of our common stock at an exercise price of $18.00 per share. Does not include an option to purchase 52,500 shares of our common stock at an exercise price of $18.00 per share, which is not currently exercisable.

(15)	Does not include an option to purchase 40,000 shares of our common stock at an exercise price of $19.82 per share, which is not currently exercisable.

(16)	Includes an option to purchase 7,500 shares of our common stock at an exercise price of $18.00 per share. Does not include (i) an option to purchase 22,500 shares of our common stock at an exercise price of $18.00 per share and (ii) an option to purchase 10,000 shares of our common stock at an exercise price of $19.82 per share, which are not currently exercisable.

(17)	Includes an option to purchase 7,500 shares of our common stock at an exercise price of $18.00 per share. Does not include (i) an option to purchase 22,500 shares of our common stock at an exercise price of $18.00 per share and (ii) an option to purchase 30,000 shares of our common stock at an exercise price of $19.82 per share, which are not currently exercisable.

(18)	Mr. Plochocki is not included in the group because he was not an executive officer as of October 31, 2005.

      Except as otherwise noted, we believe that each of the stockholders listed in the table above has sole voting and dispositive power over all shares beneficially owned. Each of our stockholders in the table above is party to a stockholders agreement which governs the transferability and voting of shares of our common stock held by them. See “Certain Relationships and Related Transactions — Stockholders Agreement.”
Equity Compensation Plan Information
      The following table provides information as of June 30, 2005, with respect to compensation plans under which our common stock is authorized for issuance. These compensation plans include: (i) the 2001 Stock Option Plan; and (ii) stock options granted pursuant to stock option agreements. Our stockholders approved the 2001 Stock Option Plan and the issuance of options to purchase up to 626,000 shares of our common stock, pursuant to individual stock option agreements.

Number of Shares
Remaining Available for
Future Issuance Under
	Number of Shares to be	Weighted Average	Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding Shares
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column (a))

	(a)	(b)	(c)
Equity compensation plans approved by stockholders	616,990	$16.74	128,950
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Management Agreement
      Upon the completion of the Acquisition, we entered into a management agreement with J.W. Childs Advisors II, L.P., the general partner of J.W. Childs Equity Partners II, L.P. and Halifax Genpar, L.P., the general partner of Halifax Capital Partners, L.P. J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. will provide business, management and financial advisory services to us in consideration of (i) an annual fee of $240,000 to be paid to J.W. Childs Advisors II, L.P. and (ii) an annual fee of $60,000 to be paid to Halifax Genpar, L.P. From August 2004 through December 2005, we have paid and will continue to pay J.W. Childs Advisors II, L.P. a monthly fee of $10,000 for the services of Michael N. Cannizzaro, our Chairman of the Board. We will also reimburse such entities for all travel and other out-of-pocket expenses incurred by such entities in connection with their performance of the advisory services under the agreement. The management agreement has an initial term of five years, which term will automatically renew for one year periods thereafter and is subject to earlier termination by our board of directors. Furthermore, we and InSight have agreed to indemnify and hold harmless J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. and their affiliates, from and against any and all claims, losses, damages and expenses arising out of the Acquisition or the performance by J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. of their obligations under the management agreement.
Stockholders Agreement
      We, J.W. Childs Equity Partners II, L.P., JWC-InSight Co-invest LLC, Halifax Capital Partners, L.P., Mr. Dupree, management of InSight and all other holders of our capital stock or stock options have entered into a stockholders agreement. Under the stockholders agreement, we and each of our stockholders have a right of first refusal to purchase any stock proposed to be sold by all other stockholders, except J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC. Additionally, the stockholders agreement affords: (1) stockholders, other than J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC, so-called “tag-along rights”, which give these stockholders the right to participate with respect to proposed sales of our capital stock by J.W. Childs Equity Partners II, L.P. and JWC — InSight Co-invest LLC; (2) J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC “drag-along rights”, which gives these stockholders the right to require other stockholders to participate in proposed sales of a majority of our capital stock; and (3) all stockholders certain registration rights with respect to our capital stock. Furthermore, the stockholders agreement contains put and call features on capital stock and stock options held by InSight management which are triggered upon termination of such individual’s employment with InSight; however, these put and call features are inapplicable to Mr. Jorgensen’s capital stock and stock options. The stockholders agreement also obligates us and our stockholders to take all necessary action to appoint, as our directors, up to eight nominees designated by J.W. Childs Equity Partners II, L.P. (as would constitute a majority of our entire board of directors) and two nominees designated by Halifax Capital Partners, L.P.
Severance Agreement
      Pursuant to the terms of a resignation agreement with us, Steven T. Plochocki, our former President and Chief Executive Officer, will receive severance equal to 24 months salary at his level of compensation as of August 9, 2004, which was $420,000 per year and benefits in accordance with the terms of his employment agreement. All of Mr. Plochocki’s unvested stock options were cancelled. Mr. Plochocki’s vested stock options under the 2001 Stock Option Plan remain outstanding in accordance with their terms.
DESCRIPTION OF NOTES
      You can find the definitions of certain terms used in this description under the caption “Certain Definitions.” In this description, references to the “Company” refer only to InSight Health Services Corp. (“InSight”) and not to any of the subsidiaries of InSight.
General
      On September 22, 2005, the Company issued $300 million aggregate principal amount of senior secured floating rate notes due 2011 under an indenture dated as of September 22, 2005 (the “Indenture”), among itself, InSight’s Wholly Owned Restricted Subsidiaries, InSight Health Services Holdings Corp. (the “Parent”) and U.S. Bank National Association, as trustee (the “Trustee”) in a private transaction that was not subject to the registration requirements of the Securities Act. We refer to these notes as the initial notes. The exchange notes offered hereby in exchange for the initial notes are identical to, and represent the same indebtedness as, the initial notes, except that the exchange notes are registered under the Securities Act and therefore are freely transferable. The Company will issue the exchange notes offered hereby under the Indenture. The exchange notes offered hereby, along with the initial notes will be treated as a single class of securities under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. Accordingly, unless the context otherwise requires, all references in this section to “Notes” shall include the initial notes and the exchange notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We herein sometimes refer to the Subsidiary Guarantors and the Parent collectively as the “Guarantors.”
      The following description is a summary of the material provisions of the Indenture and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Security Documents in their entirety because they, and not this description, define your rights as a Holder. Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the Indenture.
      The registered Holder of a Note will be treated as its owner for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees
      The Notes:

•	are general senior secured obligations of the Company;

•	are secured by security interests in the Collateral on a first priority basis;

•	rank equally in right of payment with all existing and future Pari Passu Indebtedness of the Company; and

•	will rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company.
      The Guarantees:
      The Notes are unconditionally guaranteed on a senior secured basis by the Parent and by all of the Wholly Owned Restricted Subsidiaries of the Company.
      Each Guarantee of the Notes:

•	is a senior secured obligation of the Guarantor;

•	is secured, on a first priority basis, by security interests in the Collateral owned by the Guarantor;

•	is senior in right of payment to all existing and future Subordinated Indebtedness of the Guarantor; and

•	ranks equally in right of payment with all existing and future Pari Passu Indebtedness of the Guarantor.
      The Notes will be effectively subordinated to any debt and other liabilities, including trade payables, of any Subsidiaries of the Company that do not guarantee the Notes. As of September 30, 2005, such Subsidiaries had approximately $8.0 million of debt and other balance sheet liabilities, excluding intercompany liabilities.
      The assets of any Subsidiary that does not guarantee the Notes will not constitute Collateral and will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. Foreign Subsidiaries of the Company will not be Guarantors and Domestic Subsidiaries of the Company that are not Wholly Owned Restricted Subsidiaries will not be Guarantors. As of the Issue Date, there will be no Foreign Subsidiaries of the Company. Under the Indenture, the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture and will not guarantee the Notes. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before any of their assets would become available to pay creditors of the Company and its Subsidiaries that are Guarantors (including Holders of the Notes). See “Risk Factors — Not all of our subsidiaries guarantee our obligations under the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.”
Principal, Maturity and Interest
      The Notes will mature on November 1, 2011 and are senior secured obligations of the Company.
      After the Notes offered hereby have been issued, the Indenture provides for the issuance of additional Notes from time to time having identical terms and conditions to the Notes offered hereby (the “Additional Notes”) (in all respects other than the payment of interest accruing prior to the issue date of such additional Notes), subject to compliance with the covenants contained in the Indenture, including, without limitation, the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” and “— Certain Covenants — Liens”. Such Additional Notes will form a single series with the Notes offered hereby and have the same terms as to status, redemption or otherwise as the Notes offered hereby. Any Additional Notes will be guaranteed by the Guarantors and will be secured by the Collateral on an equal and ratable basis with the Notes offered hereby. See “— Collateral.” In addition, there can be no assurance as to when or whether the Company will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes.
      Interest on the Notes accrues at the rate per annum, reset quarterly, equal to LIBOR plus 5.25%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee, and will be payable quarterly in cash on each February 1, May 1, August 1 and November 1, commencing on February 1, 2006 with respect to the Notes offered hereby, to the Holders of record on the immediately preceding January 15, April 15, July 15 and October 15. Interest on such Note will accrue from the most recent date to which interest has been paid on such Note or, with respect to the Notes offered hereby, if no interest has been paid, from the Issue Date.
      The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 365 (or 366, in the case of a calculation made with respect to a leap year) and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.
      All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
      The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law.
      The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the Holders of the Notes.
      The principal of and premium, if any, and interest on the Notes are payable and the Notes are exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which initially will be the office of the Trustee located at 100 Wall Street, Suite 1600, New York, New York 10005) or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. The Notes are issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
      The Notes, together with any Additional Notes, will be treated as a single class of securities under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
      The Notes will not be entitled to the benefit of any sinking fund.
Guarantees
      Each of the Company’s Wholly Owned Restricted Subsidiaries is a Subsidiary Guarantor and payment of the principal of, premium, if any, and interest on the Notes, when and as the same become due and payable, are guaranteed, jointly and severally, on a senior secured basis (the “Guarantees”) by the Subsidiary Guarantors and by the Parent. In addition, if the Company or any of its Wholly Owned Restricted Subsidiaries shall acquire or create another Wholly Owned Subsidiary (other than any Foreign Subsidiary), then such Subsidiary shall be required to execute a Guarantee, in accordance with the terms of the Indenture. The obligations of the Guarantors under the Guarantees is limited so as not to constitute a fraudulent conveyance under applicable statutes. See “Risk Factors — Risks Relating to the Notes — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”
      The Indenture provides that upon a sale or other disposition to a Person not an Affiliate of the Company of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition to a Person not an Affiliate of the Company of all of the Capital Stock of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, which transaction is carried out in accordance with the covenants described below under the captions “— Repurchase at the Option of Holders — Asset Sales,” such Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Guarantee without any further action on the part of the Trustee or any holder of the Notes; provided that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate upon such sale, disposition or release.
Collateral

Overview
      Under the Security Documents, except as otherwise stated below, each of the Company and the Guarantors, as applicable, have granted in favor of U.S. Bank National Association, as Collateral Agent (and any successor thereto under the Collateral Agency Agreement) (the “Collateral Agent”) for the benefit of the Trustee and the Holders, a first priority security interest in substantially all of its tangible and intangible personal property, including, without limitation, equipment, contracts and intellectual property held by it and any Capital Stock (including, without limitation, any Capital Stock of its subsidiary) owned, directly or indirectly, by it, and the proceeds thereof, whether now owned or hereafter acquired, other than Excluded Assets (as defined below), (collectively, the “Collateral”). The Note Obligations will be secured on a first priority perfected basis by the Collateral. To the extent the provisions in the Indenture or the Security Documents conflict with the provisions of the Trust Indenture Act, the provisions of the Trust Indenture Act will control.

Excluded Assets
      The Collateral securing the Notes does not and will not include, the following, (collectively, the “Excluded Assets”):

1. any interest in real property;

2. assets securing Capitalized Lease Obligations or Indebtedness under purchase money mortgages incurred pursuant to clause (8) of the third paragraph under the caption, “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock,” provided that such assets that are released from such security in connection with the incurrence of Indebtedness pursuant to clause (16) of the third paragraph under the caption, “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stocks” shall not be Excluded Assets;

3. Excluded Contracts;

4. any Voting Stock that is issued by a Foreign Subsidiary (that is a corporation for United States federal income tax purposes) and owned by the Company or any Guarantor, if and to the extent that the inclusion of such Voting Stock in the Collateral would cause the Collateral pledged by the Company or such Guarantor, as the case may be, to include in the aggregate more than 65% of the total combined voting power of all classes of Voting Stock of such Foreign Subsidiary;

5. any Capital Stock owned by the Company or a Guarantor and issued by an entity that is not a Wholly Owned Subsidiary of the Company or a Guarantor to the extent (and only with respect to such portion of such Capital Stock that would be prohibited as referred to below) that any joint venture agreement, between or among the Company and/or any Guarantor and one or more third parties with respect to a Permitted Joint Venture, by the express terms of a valid and enforceable restriction in favor of such third parties prohibits, or requires any consent for, the granting of a security interest in such Capital Stock by the Company or such Guarantor;

6. Receivables and Related Assets;

7. any Capital Stock and other securities of the Company, any of its Subsidiaries or any of the Parent’s subsidiaries to the extent that the pledge of such Capital Stock or other securities to secure the Notes or the Guarantees would cause the Company, such Subsidiary or such subsidiary of the Parent, as the case may be, to be required to file separate financial statements with the Commission pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time); and

8. proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (7), unless such proceeds or products would otherwise constitute Collateral securing the Notes.

After-Acquired Property
      The Indenture and the relevant Security Documents require that the Company and the Guarantors pledge all After-Acquired Property, except as otherwise indicated below, as Collateral on a first priority perfected Lien basis. In addition, any future Restricted Subsidiaries of the Company that guarantee the Notes will have to similarly provide security on behalf of the Holders of the Notes.

Permitted Liens
      The Company and the Subsidiary Guarantors are permitted by the Indenture to create or incur Permitted Liens. The Notes may be effectively subordinated to existing and future secured Indebtedness and other liabilities to the extent the Collateral serves as collateral for such Permitted Liens. For example, the Notes will be effectively subordinated to security interests on acquired property or assets of acquired companies which are secured prior to (and not in connection with) such acquisition; such security interests generally constitute Permitted Liens. The Indenture also permits the Company and the Subsidiary Guarantors to create other Permitted Liens. See “Risk Factors — The imposition of certain permitted liens will cause the asset on which such liens are imposed to be excluded from the collateral securing the Notes and the guarantees. There are also certain other categories of assets that are also excluded from the collateral.”

Foreclosure
      The Collateral Agency Agreement provides that the Trustee, after receipt of instructions from a majority in aggregate principal amount of the outstanding Notes may, after the obligations outstanding under the Notes have been accelerated, instruct the Collateral Agent generally to realize upon the Collateral. The Collateral Agent will only exercise remedies under the Security Documents, including, without limitation, the institution of foreclosure proceedings in accordance with the Security Documents and applicable law, after the Holders of the Notes have accelerated their Indebtedness.
      The Collateral Agent will apply the proceeds received by it from any foreclosure of the Collateral:

1. first, to the payment of advances made and liabilities incurred by the Collateral Agent in order to protect the Liens granted by the Security Documents or the Collateral, with interest thereon at the rate specified in the Security Documents, and the payment of all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent or the Trustee in connection with the preservation, collection, foreclosure or enforcement of the Liens granted by the Security Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Notes or the Security Documents in any insolvency proceeding, including all reasonable out-of-pocket fees and disbursements of attorneys, accountants, consultants, appraisers and other professionals engaged by the Collateral Agent or the Trustee and reasonable compensation of the Collateral Agent or the Trustee for services in connection therewith;

2. second, to the payment of accrued and unpaid interest on the Notes;

3. third, to the payment of any due and unpaid premium, if any, in respect of the prepayment or payment of the Notes;

4. fourth, to the payment of any due and unpaid principal of the Notes;

5. fifth, to any remaining unpaid amounts of the Note Obligations; and

6. sixth, to any other persons as their interests may appear or as instructed by a court of competent jurisdiction.

      The Collateral Agent will have limited, if any, rights with respect to assets included as Collateral but which are subject to a Permitted Lien. With respect to any of the Collateral, the Collateral Agent’s rights with respect to the Collateral are likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral.
      The Indenture permits the release of Collateral without the substitution of additional Collateral under certain circumstances, such as those described under “Repurchase at the Option of Holders — Asset Sales” and “— Possession, Use and Release of Collateral.”
      The fact that other obligors may benefit from Permitted Liens could have a material adverse effect on the amount that would be realized upon a liquidation of the Collateral. There can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture and the Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the Notes. In addition, the Collateral Agent will not have any Liens on Excluded Assets. See “Risk Factors — If there is a default, the value of the collateral may not be sufficient to repay the holders of the notes.” If the proceeds on any of the Collateral are not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets, if any, of the Company.
Perfection and Non-Perfection of Security in Collateral
      To the extent that the security interests created by the Security Documents with respect to any Collateral are not perfected, the Collateral Agent will be treated as a general unsecured creditor of the Company and the Guarantors in the event of a bankruptcy. The security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Collateral Agent’s security interest is unperfected, would take priority over the Collateral Agent’s interests in the Collateral. Accordingly, there can be no assurance that the assets in which the Collateral Agent’s security interest is unperfected will be available upon the occurrence of an event of default or a default under the other secured obligations to satisfy the obligations under the Notes. In addition, certain assets may be subject to Permitted Liens that would take priority over any liens granted in such assets under the Security Documents. The security interests in some of the Collateral, including the vehicles and imaging equipment used in connection with the Company’s and Guarantors’ mobile facilities, may not be perfected as of the closing of this exchange offer. Although the Company expects such assets to be perfected sometime after the closing of this exchange offer, the Company cannot guarantee when, and if, such perfection would take place.
Possession, Use and Release of Collateral

Possession and Use of the Collateral
      Subject to and in accordance with the provisions of the Security Documents and the Indenture, so long as the Collateral Agent has not exercised its rights with respect to the Collateral upon the occurrence and during the continuance of an Event of Default, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income therefrom.

Release of Collateral
      The Indenture and the Security Documents provide that the Liens securing the Notes will, upon compliance with the condition that the Company delivers to the Trustee all documents required by the Trust Indenture Act, automatically and without the need for any further action by any Person be released so long as such release is in compliance with the Trust Indenture Act:

1. in whole, as to all property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

2. in whole, as to all property subject to such Liens, upon:

(a) payment in full of the principal of, accrued and unpaid interest and premium on the Notes;

or

(b) defeasance of the Notes or discharge of the Indenture as set forth under the caption, “— Legal Defeasance and Covenant Defeasance;” or

3. in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Parent, the Company or any of their Subsidiaries in a transaction not prohibited by the Indenture, at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee.
      Notwithstanding anything to the contrary herein, the Company will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act, as described below under the caption, “— Permitted Ordinary Course Activities with Respect to Collateral.”
      If any Collateral is released in accordance with any of the Security Documents and if the Company has delivered the certificates and documents required by the Security Documents, the Trustee will determine whether it has received all documentation required by Section 314(d) of the Trust Indenture Act in connection with such release and, based on such determination and the opinion of counsel delivered pursuant to the Indenture, will deliver a certificate to the Collateral Agent setting forth such determination.

Permitted Ordinary Course Activities with Respect to Collateral
      Notwithstanding the foregoing, so long as the Collateral Agent has not exercised its rights with respect to the Collateral upon the occurrence and during the continuance of an Event of Default and such transaction would not violate the Trust Indenture Act or be prohibited by the Indenture or the Security Documents, the Company and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to Lien pursuant to the Indenture or any of the Security Documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (iv) granting a license of any intellectual property; (v) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vi) making cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and (vii) abandoning any intellectual property which is no longer used or useful in the Company’s business. The Company must deliver to the Collateral Agent, within 30 calendar days following the end of each six-month period beginning on January 1 and July 1 of any year, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) in which no release or consent of the Collateral Agent was obtained in the ordinary course of the Company’s and the Guarantors’ business were not prohibited by the Indenture or any of the Security Documents.
Sufficiency of Collateral
      In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Note Obligations. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral, such as equipment, contracts and intellectual property, may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Company and its Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Company and its Subsidiaries may not be feasible or of significant value. See Risk Factors — “If there is a default, the value of the collateral may not be sufficient to repay holders of the notes.”
Certain Bankruptcy Limitations
      The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use collateral even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given adequate protection. The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay or repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the collateral if the value of the collateral exceeds the debt it secures.
      In view of the broad equitable powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.” Any disposition of the Collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and/or accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.
      In addition, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on the Collateral. In this regard, the Collateral Agent may decline to foreclose on the Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders of Notes. Finally, the Collateral Agent’s ability to foreclose on the Collateral on behalf of the Holders of Notes may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent’s security interest in the Collateral.
Optional Redemption
      The Notes are not redeemable at the Company’s option prior to November 1, 2006. Thereafter, the Notes will be redeemable, at the option of the Company, as a whole or from time to time in part, on not less than 30 nor more than 60 days’ prior notice to the Holders at the following redemption prices (expressed as percentages of principal amount), together with accrued interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on November 1 of the years indicated below.

Year	Redemption Price

2006	103.00%
2007	101.50%
2008 and thereafter	100.00%
      If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate, provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part.
Mandatory Redemption
      Except as set forth below under “Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs at any time, then each Holder will have the right to require that the Company purchase such Holder’s Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the “Change of Control Offer”) and the other procedures set forth in the Indenture.

      Within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each Holder of Notes by first class mail, postage prepaid, at its address appearing in the security register, stating, among other things:

1. the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with the requirements under the Exchange Act;

2. that any Note not tendered will continue to accrue interest;

3. that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and

4. certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.
      If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by Holders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders the rights described under “Events of Default and Remedies.”
      The Revolving Credit Agreement provides that certain change of control events with respect to the Company and the Subsidiary Guarantors would constitute a default thereunder. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Revolving Credit Agreement.
      One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, if Holders elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.
      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all the Notes validly tendered and not withdrawn under such Change of Control Offer.
      The existence of a Holder’s right to require the Company to purchase such Holder’s Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.
      The definition of “Change of Control” in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders the right to require the Company to repurchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Parent or the Company (including, in certain circumstances, an acquisition of the Parent or the Company by management or its Affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. See “Certain Definitions” below for the definition of “Change of

Control.” A transaction involving the Company’s management or its Affiliates, or a transaction involving a recapitalization of the Parent or the Company, would result in a Change of Control if it is the type of transaction specified in such definition.
      The Company will comply with the applicable tender offer rules including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.
      Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In certain circumstances, such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Restricted Subsidiaries. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Asset Sales
      The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless:

1. the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold as evidenced by a resolution of the board of directors of such entity set forth in an officers’ certificate delivered to the Trustee;

2. the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or cash equivalents. For purposes of this provision, cash and cash equivalents includes:

(a) if such Asset Sale does not involve Collateral, any liabilities (as reflected in the Company’s consolidated balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by any transferee of any such assets or other property in such Asset Sale, and where the Company or the relevant Restricted Subsidiary is released from any further liability in connection therewith with respect to such liabilities;

(b) any securities, notes or other similar obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 180 days of the related Asset Sale by the Company or such Restricted Subsidiary into cash or cash equivalents (to the extent of the net cash proceeds or the cash equivalents (net of related costs) received upon such conversion);

(c) any Designated Noncash Consideration received by the Company or any such Restricted Subsidiary in the Asset Sale having an aggregate fair market value, as determined by the Board of the Company, taken together with all other Designated Noncash Consideration received pursuant to this clause that is at that time outstanding, not to exceed the greater of:

(A) $10 million; and

(B) 15% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of such Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

3. if such Asset Sale involves the transfer of Collateral,

(a) all consideration received in such Asset Sale shall consist of assets that are not Excluded Assets; and

(b) all consideration (including cash and cash equivalents) received in such Asset Sale shall be expressly made subject to a first priority perfected Lien (subject to Permitted Liens) in favor of the Collateral Agent.
      If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale (i) apply all or a portion of the Net Cash Proceeds to repay or purchase Applicable Indebtedness (and, in the case of revolving loans and other similar obligations, permanently reduce the commitment thereunder), or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Issue Date or in businesses the same, similar or reasonably related thereto; provided, that, to the extent that such Net Cash Proceeds represent proceeds of Collateral, (A) none of such properties and assets obtained shall consist of Excluded Assets and (B) such properties and assets obtained shall be expressly made subject to a first priority Lien (subject to Permitted Liens) with respect to the Notes. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in a manner that is not prohibited by the Indenture. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph constitutes “Excess Proceeds.”
      When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will, within 30 days thereafter, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

Certain Covenants

Restricted Payments
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

(a) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary, other than (i) dividends or distributions payable solely in Qualified Equity Interests or (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or a Wholly Owned Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;

(b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock, or any options, warrants or other rights to acquire such shares of Capital Stock, of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (other than a Wholly Owned Restricted Subsidiary);

(c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; and

(d) make any Investment (other than a Permitted Investment) in any Person (such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as “Restricted Payments”), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing,

(ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock,” and

(iii) the aggregate amount of all Restricted Payments made after the Reference Date does not exceed the sum of:

(A) 50% of the aggregate Consolidated Net Income of the Company during the period (taken as one accounting period) from the first day of the Company’s first fiscal quarter commencing after October 30, 2001 to the last day of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income is a loss, 100% of such amount); plus

(B) 100% of the aggregate net cash proceeds received by the Company after the Reference Date as a capital contribution or from the issuance or sale (other than to a Subsidiary) of either (1) Qualified Equity Interests of the Company or (2) debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange.
      Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as no Default or Event of Default has occurred and is continuing or would occur:

(a) the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provisions;

(b) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company or of the Parent, the proceeds of which are contributed to the Company as a capital contribution on a substantially concurrent basis;

(c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Equity Interests of the Company or of the Parent, the proceeds of which are contributed to the Company as a capital contribution on a substantially concurrent basis;

(d) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, Subordinated Indebtedness, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Indebtedness with such new Subordinated Indebtedness pursuant to clause (4) of the definition of Permitted Indebtedness set forth in the covenant entitled “Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(e) the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the “Change of Control” covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

(f) within 90 days after the completion of an Excess Proceeds Offer pursuant to the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Company that is subordinated in right of payment to the Notes and that is required to be repurchased or redeemed pursuant to the terms thereof as a result of the related Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest);

(g) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar securities, or any dividend, distribution or advance to the Parent for the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Parent, options on any such shares or related stock appreciation rights or similar securities, in each case held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates) of the Company, the Parent or any Subsidiary of the Company, as applicable, or by any employee benefit plan of the Company, the Parent or any Subsidiary of the Company, as applicable, upon death, disability, retirement or termination of employment or pursuant to the terms of any employee benefit plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of cash applied by the Company for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock of the Company or the Parent after the Reference Date does not exceed $7.5 million in the aggregate (excluding for purposes of calculating such amount the aggregate amount received by any Person in connection with such purchase, redemption, acquisition, cancellation or other retirement of such shares that is concurrently used to repay loans made to such Person by the Company pursuant to clause (f) of the definition of “Permitted Investment”);

(h) the payment of dividends or other distributions or the making of loans or advances to the Parent in amounts required for the Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other customary operating costs of the Parent to the extent attributable to the ownership and operation of the Company and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other customary costs and expenses including all costs and expenses with respect to filings with the Commission;

(i) the payment of dividends or other distributions by the Company to the Parent in amounts required to pay the tax obligations of the Parent attributable to the Company and its Subsidiaries, determined as if the Company and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that (x) the amount of dividends paid pursuant to this clause (i) to enable the Parent to pay Federal and state income taxes (and franchise taxes based on income) at any time shall not exceed the amount of such Federal and state income taxes (and franchise taxes based on income) actually owing by the Parent at such time to the respective tax authorities for the respective period and (y) any refunds received by the Parent attributable to the Company or any of its Subsidiaries shall promptly be returned by the Parent to the Company through a contribution or purchase of common stock (other than Disqualified Stock) of the Company;

(j) the payment of dividends or other distributions or the making of loans or advances to the Parent in amounts required for the Parent to pay to the Equity Sponsors an annual amount not to exceed $500,000 for payment of management consulting or financial advisory services provided to the Company or any of the Subsidiaries;

(k) other Restricted Payments not to exceed $10 million at any one time outstanding;

(l) repurchase or repurchases of Existing Notes; provided that (1) at the time of such repurchase or repurchases, no amount is outstanding under the Revolving Credit Agreement or any Indebtedness incurred to refinance or replace the Revolving Credit Agreement, (2) the aggregate amount of cash (or fair market value of any other assets) applied to such repurchase or repurchases under this clause (l) does not exceed $25 million and (3) the amount of cash and cash equivalents held by the Company and the Restricted Subsidiaries immediately after giving effect to such repurchase or repurchases shall not be less than $29 million; and

(m) repurchase or repurchases of Existing Notes; provided that (1) such repurchase or repurchases occur on the Issue Date or within two Business Days from the Issue Date and (2) the aggregate amount of cash (or fair market value of any other assets) applied to such repurchase or repurchases under this clause (m) does not exceed $50 million.

      The actions described in clauses (e), (f), (g), (h), (i), (j) and (k) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant and the actions described in clauses (a), (b), (c), (d), (l) and (m) of the preceding paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of the first paragraph of this covenant.
      For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the greater of the fair market value or net book value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of the Company, and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of the Company. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10 million.

Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officer’s certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required under “Certain Covenants — Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.
      If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.
      If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise, other than the redesignation of an Unrestricted Subsidiary or other Person as a Restricted Subsidiary), to the extent such net reduction is not included in the Company’s Consolidated Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.
      In computing the Consolidated Net Income of the Company for purposes of the foregoing clause (iii)(A) of the first paragraph of this covenant, (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income of the Company for any period.

Incurrence of Indebtedness and Issuance of Disqualified Stock
      The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, “incur”), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except that the Company and any Subsidiary Guarantors may incur Indebtedness if, at the time of such event, the Fixed Charge Coverage Ratio for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period, would have been equal to at least 2.0 to 1.0.
      In making the foregoing calculation, pro forma effect will be given to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period. In making a computation under the foregoing clause (i) or (ii), (A) the amount of Indebtedness under a revolving credit facility will be computed based on the average daily balance of such Indebtedness during such four-quarter period, (B) if such Indebtedness bears, at the option of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate, and (C) the amount of any indebtedness that bears interest at a floating rate will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term at the date of determination in excess of 12 months).
      Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Indebtedness (“Permitted Indebtedness”):

(1) Indebtedness of the Company or any Subsidiary Guarantor under the Credit Agreement (and the incurrence by any Subsidiary Guarantor of guarantees thereof) in an aggregate principal amount at any one time outstanding not to exceed $125 million, less (A) any amounts applied to the permanent reduction of such credit facilities pursuant to the provisions of the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales” and (B) up to $50 million of cash (or the fair market value of any other assets) to the extent applied to repurchase Existing Notes on the Issue Date or within two Business Days from the Issue Date.

(2) Indebtedness represented by the Notes (other than the Additional Notes) and the related Guarantees;

(3) Existing Indebtedness;

(4) the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace, any Indebtedness that is permitted to be incurred under clause (2) or (3) above;

(5) Indebtedness owed by the Company to any Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or a Restricted Subsidiary (provided that such Indebtedness is held by the Company or such Restricted Subsidiary); provided, however, that:

(a) any Indebtedness of the Company or any Subsidiary Guarantor owing to any such Restricted Subsidiary is unsecured and subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration, or otherwise) to the payment and performance of the Company’s obligations under the Notes or the Subsidiary Guarantor’s obligations under its Guarantee, as the case may be; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations incurred in the ordinary course of business;

(7) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

(8) either (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary or (B) Indebtedness under purchase money mortgages or secured by purchase money security interests so long as (x) such Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Indebtedness is created within 90 days of the acquisition of the related property; provided that the aggregate amount of Indebtedness under clauses (A) and (B) does not exceed 15% of Consolidated Tangible Assets less the amount of any Indebtedness incurred under clause (16) below at any one time outstanding;

(9) Guarantees by any Restricted Subsidiary made in accordance with the provisions of the covenant described under the caption “— Guarantees of Indebtedness by Restricted Subsidiaries;”

(10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(11) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(12) the incurrence of Non-Recourse Indebtedness by Permitted Joint Ventures that are Restricted Subsidiaries;

(13) Indebtedness incurred by a Receivables Subsidiary pursuant to a Receivables Program; provided that, after giving effect to any such incurrence of Indebtedness, the aggregate principal amount of all Indebtedness incurred under this clause (13) and then outstanding does not exceed $30 million;

(14) Indebtedness of the Company, any Restricted Subsidiary or any Permitted Joint Venture not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $30 million at any one time outstanding;

(15) Indebtedness represented by Attributable Debt related to a Sale and Leaseback transaction involving tractors existing on the Issue Date; provided that (i) the aggregate amount of such Indebtedness does not exceed $7 million and (ii) such Indebtedness is incurred within 12 months from the Issue Date; and

(16) the incurrence of Indebtedness represented by Additional Notes and the related Guarantees, the net cash proceeds of which are used to satisfy, extinguish and retire the Company and/or any of the Restricted Subsidiaries’ obligations under any Indebtedness incurred under clause (8) above; provided that (A) any property or assets of the Company or any Restricted Subsidiary securing such Indebtedness, the obligations of which are being so satisfied, extinguished and retired, are fully released from such security and (B) such property or assets are expressly made subject to a first priority perfected Lien in favor of the Collateral Agent.

      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement incurred on the Issue Date shall be deemed to have been incurred on the Issue Date in reliance on the exception provided by clause (1) above.
      The Company will not incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes to the same extent. The Company will not permit any Subsidiary Guarantor to incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Subsidiary Guarantor unless it is subordinate in right of payment to such Subsidiary Guarantor’s Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens
      Parent will not, and will not permit any of its subsidiaries (other than Unrestricted Subsidiaries) to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, whether now owned or hereafter acquired, or any income or profits therefrom or any right to receive income therefrom, except Permitted Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, whether now owned or hereafter acquired, or any income or profits therefrom or any right to receive income therefrom, except Permitted Liens.

Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary; or

(4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) any agreement (including the Revolving Credit Agreement) in effect on the Issue Date;

(2) customary non-assignment provisions of any lease, license or other contract entered into in the ordinary course of business by the Company or any Restricted Subsidiary;

(3) the refinancing or successive refinancing of Indebtedness incurred under the agreements in effect on the Issue Date (including the Revolving Credit Agreement), so long as such encumbrances or restrictions are no more restrictive, taken as a whole, than those contained in such original agreement;

(4) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) purchase money obligations for acquired property permitted under the covenant entitled “— Incurrence of Indebtedness and Issuance of Disqualified Stock” that impose restrictions of the nature described in clause (4) of the preceding paragraph on the property so acquired;

(6) any agreement for the sale of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending its sale;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by leases entered into in the ordinary course of business;

(9) Non-Recourse Indebtedness of any Permitted Joint Venture permitted to be incurred under the Indenture;

(10) applicable law or regulation;

(11) a Receivables Program with respect to a Receivables Subsidiary; and

(12) customary provisions in joint venture, limited liability company operating, partnership, shareholder and other similar agreements entered into in the ordinary course of business reasonably consistent with past practice by the Company or any Restricted Subsidiary.

Merger, Consolidation or Sale of Assets
      Neither the Company nor the Parent will, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company or the Parent, as the case may be, is the surviving corporation), or directly and/or indirectly through its Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company or the Parent, as the case may be, and its Subsidiaries, taken as a whole) in one or more related transactions to, another corporation, Person or entity unless:

(a) either (i) the Company or the Parent, as the case may be, is the surviving corporation or (ii) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of the Company or the Parent, as the case may be, under the Notes, the Indenture, the Security Documents and the Registration Rights Agreement pursuant to agreements in form and substance reasonably satisfactory to the Trustee;

(b) immediately after giving effect to such transaction and treating any obligation of the Company in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

(c) if such transaction involves the Company, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four quarter period, incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of “— Incurrence of Indebtedness and Issuance of Disqualified Stock;”

(d) each Guarantor, unless it is the other party to the transaction described above, has by supplemental indenture confirmed that its Guarantee applies to the Surviving Entity’s obligations under the Indenture and the Notes;

(e) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the covenant described above under the caption “— Liens” are complied with; and

(f) the Company or the Parent, as the case may be, delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.
      The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into any other Person or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person (other than the Company or another Subsidiary Guarantor) unless: (a) subject to the provisions of the following paragraph, the Person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) or to which such properties and assets are transferred assumes all of the obligations of such Subsidiary Guarantor under the Indenture, its Guarantee, the Security Documents and the Registration Rights Agreement, pursuant to agreements in form and substance reasonably satisfactory to the Trustee, (b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing and (c) the Subsidiary Guarantor delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.
      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
      In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all of its obligations and covenants under the Indenture and Notes.

Transactions with Affiliates
      The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company (“Interested Persons”), unless (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm’s-length transaction with third parties who are not Interested Persons and (b) the Company delivers to the Trustee (i) with respect to any transaction or series of related transactions entered into after the Issue Date involving aggregate payments in excess of $5 million, a resolution of the Company’s Board set forth in an officers’ certificate certifying that such transaction or transactions complies with clause (a) above and that such transaction or transactions have been approved by the Board (including a majority of the Disinterested Directors) of the Company and (ii) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $10 million, a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction or series of transactions from a financial point of view issued by an accounting, appraisal or investment banking firm, in each case of national standing.
      The foregoing covenant will not restrict:

(A) transactions among the Company and/or its Restricted Subsidiaries;

(B) the Company from paying reasonable and customary regular compensation, indemnification, reimbursement and fees to officers of the Company or any Restricted Subsidiary and to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

(C) transactions permitted by the provisions of the covenant described under the caption “Certain Covenants — Restricted Payments;”

(D) advances to employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business and consistent with past practice;

(E) any Receivables Program of the Company or a Restricted Subsidiary;

(F) the agreements described herein under the caption “Certain Relationships and Related Transactions” and certain other agreements listed on a schedule to the Indenture, in each case as in effect as of the Issue Date or any amendment thereto (so long as the amended agreement is not more disadvantageous to the Holders in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby; and

(G) issuances of Equity Interests (other than Disqualified Stock) of the Parent or the Company to Affiliates.

Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries
      The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock unless after giving effect thereto the Company’s percentage interest (direct and indirect) in the Capital Stock of such Restricted Subsidiary is at least equal to its percentage interest prior thereto, and (b) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); provided, however, that this covenant will not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of the Indenture, (ii) the sale or other disposition of a portion of the issued and outstanding Capital Stock of a Restricted Subsidiary (other than a Subsidiary Guarantor), whether or not as a result of such sale or disposition such Restricted Subsidiary continues or ceases to be a Restricted Subsidiary, if (A) at the time of such sale or disposition, the Company could make an Investment in the remaining Capital Stock held by it or one of its Restricted Subsidiaries in an amount equal to the amount of its remaining Investment in such Person pursuant to the covenant entitled “Restricted Payments” and (B) such sale or disposition is permitted under, and the Company or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with, the “Asset Sales” covenant, or (iii) the ownership by directors of director’s qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.
      The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than to the Company or any Subsidiary Guarantor.

Payments for Consent
      The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Guarantees of Indebtedness by Restricted Subsidiaries
      The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary on a senior secured basis on the same terms as set forth in the Indenture and (b) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary’s guarantee with respect to the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes, provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
      Any guarantee by a Restricted Subsidiary of the Notes pursuant to the preceding paragraph may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company’s and the

Restricted Subsidiaries’ Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

Issuances of Guarantees by New Restricted Subsidiaries
      The Company will provide to the Trustee, on the date that any Person (other than a Foreign Subsidiary) becomes a Wholly Owned Restricted Subsidiary, a supplemental indenture to the Indenture, executed by such new Wholly Owned Restricted Subsidiary, providing for a full and unconditional guarantee on a senior secured basis by such new Wholly Owned Restricted Subsidiary of the Company’s obligations under the Notes and the Indenture to the same extent as that set forth in the Indenture.

Unrestricted Subsidiaries
      The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) such Subsidiary has no Indebtedness other than Non-Recourse Indebtedness, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant described under the caption “— Restricted Payments,” (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company, (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interests in such Subsidiary, or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results, and (vi) such Unrestricted Subsidiary has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, the Company may not designate any Subsidiary Guarantor (whether or not existing as of the Issue Date) as an Unrestricted Subsidiary.
      The Board of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default has occurred and is continuing following such designation and (ii) the Company would, at the time of making such designation and giving such pro forma effect as if such designation had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “Incurrence of Indebtedness and Issuance of Disqualified Stock” (treating any Indebtedness of such Unrestricted Subsidiary as the incurrence of Indebtedness by a Restricted Subsidiary).

Sale and Leaseback Transactions
      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) Company or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption “— Liens;”

(2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value of the property that is the subject of that Sale and Leaseback Transaction; and

(3) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Reports
      Whether or not the Company is required to file reports with the Commission, the Company will file with the Commission all such annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13(a) or 15(d) under the Exchange Act. The Company will also be required (a) to supply to the Trustee and each Holder, or supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company’s cost copies of such reports and documents to any prospective Holder promptly upon written request.
      Notwithstanding the foregoing, so long as the Parent guarantees the Notes, the reports, information and other documents required to be filed and provided as described above may be those of the Parent, rather than the Company, so long as such filings (i) would satisfy the requirements of the Exchange Act and regulations promulgated thereunder and (ii) disclose the Company’s results of operations and financial condition in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in at least such detail as would be required if the Company were filing such report.
Events of Default and Remedies
      The following will be “Events of Default” under the Indenture:

(a) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(b) default in the payment of the principal of (or premium, if any, on) any Note when due;

(c) failure to perform or comply with the Indenture provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “Incurrence of Indebtedness and Issuance of Disqualified Stock” or “— Merger, Consolidation or Sale of Assets;”

(d) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor contained in the Indenture or in any Guarantee (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(e) (i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Indebtedness of the Company, the Parent or any Restricted Subsidiary, which issue individually or in the aggregate has an aggregate outstanding principal amount of not less than $10 million, and such default has resulted in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Indebtedness;

(f) failure by the Company, the Parent or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $10 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

(g) any Guarantee ceases to be in full force and effect or is declared null and void or any such Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture);

(h) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company, the Parent or any Significant Subsidiary; or

(i) default by the Company or any Restricted Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of such Liens, the repudiation or disaffirmation by the Company or any Restricted Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Restricted Subsidiary party thereto for any reason with respect to the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default be remedied).
      If an Event of Default (other than as specified in clause (h) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders will, declare the principal of, and accrued interest on, all of the outstanding Notes immediately due and payable and, upon any such declaration, such principal and such interest will become due and payable immediately.
      If an Event of Default specified in clause (h) above occurs and is continuing, then the principal of and accrued interest on all of the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
      At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if: (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) all unpaid principal of (and premium, if any, on) any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.
      No Holder has any right to institute any proceeding with respect to the Indenture or any remedy hereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, the Trustee has failed to institute any such proceeding within 60 days after receipt of such notice, request and offer of indemnity and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such imitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.
      The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all of the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any) or interest on any Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.
      If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee ill mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence hereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the Holders if a committee of its rust officers in good faith determines that withholding such notice is in the interests of the Holders.
      The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Guarantors of their obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Guarantees, as applicable, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
      The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes (“legal defeasance”). Such legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (ii) the Company’s obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants set forth in the Indenture and described under “Certain Covenants” above, and any omission to comply with such obligations would not constitute a Default or an Event of Default with respect to the Notes (“covenant defeasance”).
      In order to exercise either legal defeasance or covenant defeasance: (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of “Events of Default” above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture, the Security Documents, the Credit Agreement or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (d) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof, there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as, would have been the case if such legal defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.
Transfer and Exchange
      A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer document and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
      The registered Holder of a Note will be treated as the owner of it for all purposes.
Amendment, Supplement and Waiver
      Modifications and amendments of the Indenture and any Guarantee may be made by the Company, any affected Guarantor and the Trustee with the consent of the Holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

(a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(b) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the covenant described under the covenant entitled “Repurchase at the Option of Holders — Asset Sales” or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant entitled “Repurchase at the Option of Holders — Change of Control,” including, in each case, amending, changing or modifying any definition relating thereto;

(c) reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture;

(d) waive a default in the payment of principal of, or premium, if any, or interest on the Notes or reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

(e) modify the ranking or priority of the Notes or the Guarantee of any Guarantor; or

(f) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture.

      The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.
      Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; (2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company; (3) to add additional Events of Default; (4) to provide for uncertificated Notes in addition to or in place of the certificated Notes; (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; (6) to secure the Notes; (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause do not adversely affect the interests of the Holders in any material respect; (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act; (9) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; (10) to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the Notes; or (11) to release Collateral from the Liens created by the Indenture or the Security Documents when permitted by the Indenture and the Security Documents.
Concerning the Trustee
      U.S. Bank National Association, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes.
      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the Holders of a majority in outstanding principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
      The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein, contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict upon the occurrence of an Event of Default or else resign.
Book-Entry, Delivery and Form
      The exchange notes will be represented by one or more global Notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”) for credit to an account of a direct or indirect participant in DTC, including the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), unless transferred to a person that takes delivery through a Global Note in accordance with the certification requirements described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depositary Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.
      DTC has advised the Company that DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in 57 accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants or Indirect Participants.
      DTC has also advised the Company that pursuant to procedures established by it (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants), or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
      Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Clearstream and Euroclear will hold such interests in the Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which in turn will hold such interests in the Global Note in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interest in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of Interest in Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
      Payments in respect of the principal of, and premium and Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the

Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures.

Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same-Day Settlement and Payment
      The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest ) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Additional Information
      Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to InSight Health Services Corp., 26250 Enterprise Court, Suite 100, Lake Forest, CA 92630, Attention: General Counsel.
Certain Definitions
      “Acquired Indebtedness” means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or a Subsidiary or becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person.

      “Affiliate” means, with respect to any specified person, (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (b) any other person that owns, directly or indirectly, 10% or more of such specified person’s Capital Stock or any executive officer or director of any such specified person or other person. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
      “After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Issue Date, including, without limitation, any property or assets acquired by the Company or any Guarantor from a transfer from the Company or a Guarantor, which in each case constitutes Collateral as defined in the Indenture.
      “Applicable Indebtedness” means:

(1) in respect of Asset Sales involving Collateral, Indebtedness secured on a first priority basis by the Collateral; or

(2) in respect of Asset Sales not involving Collateral, Pari Passu Indebtedness.
      “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of merger, consolidation or similar arrangement) (collectively, a “transfer”) by the Company or any Restricted Subsidiary other than in the ordinary course of business and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Shares of Capital Stock of any of the Company’s Restricted Subsidiaries (which shall be deemed to include the sale, grant or conveyance of any interest in the income, profits or proceeds therefrom). For the purposes of this definition, the term “Asset Sale” does not include (a) any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under the captions “— Certain Covenants — Merger, Consolidation or Sale of Assets,” “— Limitation on Issuances and sales of Capital Stock of Restricted Subsidiaries” (to the extent of clause (a) thereof) or “— Restricted Payments,” (ii) between or among the Company and its Subsidiaries that are Guarantors pursuant to transactions that do not violate any other provision of the Indenture or (iii) representing obsolete or permanently retired equipment and facilities, (b) the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in the business of the Company or its Restricted Subsidiaries as it was in existence on the Issue Date or any business determined by the Board of the Company in its good faith judgment to be reasonably related thereto; provided, that, to the extent such equipment sold or exchanged represents Collateral, such other equipment purchased or acquired (A) shall consist of assets that are not Excluded Assets and (B) shall be expressly made subject to a first priority perfected Lien with respect to the Notes or (c) any (1) single transaction or (2) series of related transactions, that involves assets having a fair market value of less than $2.0 million, provided that the aggregate fair market value of assets involved in all transactions consummated from and after the Issue Date under clause (1) or (2) does not exceed $10 million. Notwithstanding anything to the contrary set forth above, a disposition of Receivables and Related Assets other than pursuant to a Receivables Program contemplated under the provisions described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” shall be deemed to be an Asset Sale.
      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

      “Board” means the Company’s Board of Directors or the Parent’s Board of Directors, as applicable.
      “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.
      “Capital Stock” of any Person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person’s equity interest (however designated), whether now outstanding or issued after the Issue Date.
      “Capitalized Lease Obligation” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
      “Change of Control” means the occurrence of any of the following:

(a) the consummation of any transaction (including, without limitation, any merger or consolidation) (a) prior to a Public Equity Offering by the Company or the Parent, the result of which is that the Principals and their Related Parties become the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of less than 50% of the Voting Stock of the Company or the Parent, as the case may be (measured by voting power rather than the number of shares), or (b) after a Public Equity Offering of the Company or the Parent, any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, become the beneficial owner (as defined above), directly or indirectly, of 35% or more of the Voting Stock of the Company or the Parent, as the case may be, and such person is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company or the Parent, as the case may be, calculated on a fully diluted basis, than the percentage beneficially owned by the Principals and their Related Parties;

(b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries or the Parent and its Subsidiaries, in each case, taken as a whole, to any “person” (as the term is defined in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals;

(c) the first day on which a majority of the members of the Board of the Company or the Parent are not Continuing Directors; or

(d) the Company or the Parent is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than in a transaction that complies with the provisions described under “Certain Covenants — Consolidation, Merger or Sale of Assets.”
      “Collateral Agency Agreement” means the Collateral Agency Agreement dated as of the Issue Date among the Company, the Guarantors, the Trustee and the Collateral Agent, as the same may be amended, restated, supplemented, replaced or modified from time to time.
      “Commission” means the United States Securities and Exchange Commission.
      “Consolidated EBITDA” means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period (a) Fixed Charges for such period, plus (b) the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash items increasing Consolidated Net Income for such period, other than non-cash charges or items increasing Consolidated Net Income resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business, plus (e) Minority Interest; provided that fixed charges, income tax expense, depreciation and amortization expense and non-cash charges of a Restricted

Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.
      “Consolidated Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales or discontinued operations, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a “pooling of interests” basis attributable to any period prior to the date of combination, (e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise and (f) the cumulative effect of a change in accounting principles.
      “Consolidated Tangible Assets” means, as of the date of determination, the total assets, less goodwill and other intangibles, shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.
      “Continuing Directors” means, as of any date of determination, any member of the Board of the Company or the Parent, as the case may be, who:

(1) was a member of such Board on the Reference Date;

(2) was nominated for election or elected to such Board with the approval of the majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (3) was nominated by one or more of the Principals and the Related Parties.
      “Credit Agreement” means one or more debt facilities or commercial paper facilities (including the Revolving Credit Agreement) with banks or other institutional lenders providing for revolving credit loans, term loans, senior secured, senior unsecured or subordinated note financings, receivables financing or letters of credit, in each case together with agreements relating to the provision of cash and treasury management services and other bank products or services provided by a lender thereunder or an affiliate thereof and all other agreements, instruments, and documents (including, without limitation, any Guarantees and Security Documents) executed or delivered pursuant thereto or in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified from time to time, including, without limitation, any agreement increasing or decreasing the amount of, extending the maturity of, refinancing or otherwise restructuring all or a portion of the Indebtedness under such agreements or any successor agreements.
      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
      “Deposit Accounts Collateral” means each Deposit Account maintained by the Company or any Guarantor on the Issue Date and identified on a schedule to the Security Documents and each Deposit Account established by the Company or any Guarantor after the Issue Date into which collections on Accounts and proceeds of other Receivables and Related Assets are to be deposited. For purposes of this definition, “Deposit Account” and “Accounts” shall have the meanings provided for by the UCC.

      “Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or cash equivalents received in connection with a sale of such Designated Noncash Consideration.
      “Determination Date” means, with respect to an Interest Period, the second London Banking Day preceding the first day of such Interest Period.
      “Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board is required to deliver a resolution of the Board, to make a finding or otherwise take action under the Indenture, a member of the Board who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.
      “Disqualified Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes, (ii) is redeemable at the option of the Holder thereof, at any time prior to such final Stated Maturity or (iii) at the option of the Holder thereof is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would constitute Disqualified Stock solely as a result of the provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under the captions “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales” described herein and such Capital Stock specifically provides that the issuer will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to the provisions contained in the covenants described under the captions “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales.”
      “Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Sponsors” means J.W. Childs Associates, L.P., J.W. Childs Equity Partners II, L.P., The Halifax Group, L.L.C. and Halifax Capital Partners L.P.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Excluded Contract” means at any date any rights or interest of the Company or any Guarantor in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the express terms of a valid and enforceable restriction in favor of a Person who is not the Company or any Guarantor, or any requirement of law, prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by the Company or a Guarantor; provided that: (1) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the UCC, (2) all proceeds paid or payable to any of the Company or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral and (3) any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent the Company or any Guarantor obtains such consent, or removes such condition specified above.
      “Existing Indebtedness” means the Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) outstanding on the Issue Date and listed on a schedule to the Indenture, until such amounts are repaid.

      “Existing Notes” means the 97/8% Senior Subordinated Notes due 2011 of the Company.
      “Fixed Charges” means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of original issue discount, (ii) the net cost of interest rate contracts (including, amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs, (v) the interest component of Capitalized Lease Obligations, and (vi) imputed interest with respect to Attributable Debt plus (b) all dividends and distributions paid (whether or not in cash) on Preferred Stock and Disqualified Stock by the Company or any Restricted Subsidiary (to any Person other than the Company or any of its Restricted Subsidiaries), other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Company, computed on a tax effected basis, plus (c) all interest on any Indebtedness of any Person guaranteed by the Company or any of its Restricted Subsidiaries or secured by a lien on the assets of the Company or any of its Restricted Subsidiaries; provided, however, that Fixed Charges will not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs, and (ii) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (e) of the definition thereof for such period.
      “Fixed Charge Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA for such period to Fixed Charges for such period.
      “Foreign Subsidiary” means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a state thereof or the District of Columbia and that has no material operations or assets in the United States.
      “GAAP” means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Issue Date.
      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
      “Hedging Obligations” means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, and (ii) forward exchange agreements, currency swap, currency option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates.
      “Holder” means the Person in whose name a Note is, at the time of determination, registered on the registrar’s books.
      “Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, Notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (e) the attributable value of every Capitalized Lease Obligation of such Person, (f) all Disqualified Stock of such Person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends thereon, (g) all obligations of such Person under or in respect of Hedging Obligations, (h) all Attributable Debt, and (i) every obligation of the type referred to in clauses (a) through (h) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition.
      “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include February 1, 2006.
      “Investment” in any Person means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to such Person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such Person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such Person, or the making of any investment in such Person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. Investments exclude endorsements for deposit or collection in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.
      “Issue Date” means the date on which the Notes are first issued.
      “LIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.
      “Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon, or with respect to, any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property that such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.
      “London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

      “Minority Interest” means, with respect to any Person, interests in income of such Person’s Subsidiaries held by Persons other than such Person or another Subsidiary of such Person, as reflected on such Person’s consolidated financial statements.
      “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Indebtedness where such Indebtedness is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.
      “Non-Recourse Indebtedness” means Indebtedness of a Person (i) as to which neither the Company nor any of its Restricted Subsidiaries (other than such Person) (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), and (ii) the obligees of which will have recourse for repayment of the principal of and interest on such Indebtedness and any fees, indemnities, expense reimbursements or other amount of whatsoever nature accrued or payable in connection with such Indebtedness solely against the assets of such Person and not against any of the assets of the Company or its Restricted Subsidiaries (other than such Person).
      “Note Obligations” means the Notes, the Guarantees and all other Obligations of any obligor under the Indenture, the Notes, the Guarantees and the Security Documents.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Pari Passu Indebtedness” means (a) with respect to the Notes, Indebtedness that ranks pari passu in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness that ranks pari passu in right of payment to such Guarantee.
      “Patient Receivables” means the patient accounts of the Company or any Guarantor existing or hereinafter created, any and all rights to receive payments due on such accounts from any obligor or other third-party payor under or in respect of such accounts (including, without limitation, all insurance companies, Blue Cross/ Blue Shield, Medicare, Medicaid and health maintenance organizations), and all proceeds of, or in any way derived, whether directly or indirectly, from any of the foregoing (including, without limitation, all interest, finance charges and other amounts payable by an obligor in respect thereof).
      “Permitted Business” means the business conducted by the Company, its Restricted Subsidiaries and Permitted Joint Ventures as of the Issue Date and any and all diagnostic imaging and information businesses that in the good faith judgment of the Board of the Company are reasonably related thereto.
      “Permitted Investments” means any of the following:

(a) Investments in (i) United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks), (ii) securities with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (iii) certificates of deposit, Euro-dollar time deposits or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000; (iv) any shares of money market mutual or similar funds having assets in excess of $500,000,000; (v) repurchase obligations with a term not exceeding seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; and (vi) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having a rating (A) from Moody’s Investors Service, Inc. of at least P-1 or (B) from Standard & Poor’s Ratings Group of at least A-1;

(b) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

(c) Investments by the Company or a Restricted Subsidiary in the Company or a Restricted Subsidiary;

(d) Investments in existence on the Reference Date;

(e) promissory notes or other evidence of Indebtedness received as a result of Asset Sales permitted under the covenant entitled “Repurchase at the Option of Holders — Asset Sales;”

(f) loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made (i) in the ordinary course of business in an amount not to exceed $5 million in the aggregate at any one time outstanding or (ii) in connection with the purchase by such Persons of Equity Interests of the Parent so long as the cash proceeds of such purchase received by the Parent are contemporaneously remitted by the Parent to the Company as a capital contribution;

(g) any Investment by the Company or any Restricted Subsidiary of the Company in Permitted Joint Ventures made after the Reference Date having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not exceeding the greater of (i) $30 million and (ii) 10% of the Consolidated Tangible Assets of the Company as of the last day of the most recent full fiscal quarter ending immediately prior to the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(h) any Investment by the Company or any Restricted Subsidiary in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided that (A) such Investment is made by a Receivables Subsidiary and (B) the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consists of Receivables and Related Assets of such Receivables Subsidiary; and

(i) other Investments that do not exceed $20 million in the aggregate at any one time outstanding.

      “Permitted Joint Venture” means any joint venture, partnership or other Person designated by the Board of the Company, (i) at least 20% of whose Capital Stock with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) is at the time owned (beneficially or directly) by the Company and/or by one or more Restricted Subsidiaries of the Company and if the Company owns more than 50% of the Capital Stock of the Permitted Joint Venture, such Permitted Joint Venture is either a Restricted Subsidiary of the Company or has been designated as an Unrestricted Subsidiary of the Company in accordance with the provisions described under the caption “— Unrestricted Subsidiaries,” (ii) (x) if it is an Unrestricted Subsidiary, all Indebtedness of such Person is Non-Recourse Indebtedness or (y) if it is a Person other than an Unrestricted Subsidiary, either all Indebtedness of such Person is Non-Recourse Indebtedness or the only

Indebtedness of such Person that is not Non-Recourse Indebtedness is Indebtedness as to which any guarantee provided by the Company or a Restricted Subsidiary complies with the covenants described under the captions “Certain Covenants — Restricted Payments” and “— Incurrence of Indebtedness and Issuance of Disqualified Stock” and (iii) which is engaged in a Permitted Business; provided that each of Berwyn Magnetic Resonance Center, LLC, Garfield Imaging Center, Ltd., Tom’s River Imaging Associates, L.P., St. John’s Regional Imaging Center, LLC, Dublin Diagnostic Imaging, LLC, Connecticut Lithotripsy, LLC, Northern Indiana Oncology Center of Porter Memorial Hospital, LLC, Lockport MRI, LLC, Wilkes-Barre Imaging, LLC, Sun Coast Imaging Center, LLC, Granada Hills Open MRI, LLC, Daniel Freeman MRI, LLC, InSight-Premier Health, LLC, Southern Connecticut Imaging Centers, LLC, Parkway Imaging Center, LLC, Metabolic Imaging of Kentucky, LLC, Maine Molecular Imaging, LLC, Greater Waterbury Imaging Center, L.P. and Central Maine Magnetic Imaging Associates, shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to the Persons identified in the preceding sentence) shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.
      “Permitted Liens” means:

(1) Liens on Receivables and Related Assets securing Indebtedness incurred under clause (1) of the covenant described under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” in an aggregate principal amount not to exceed $125 million less (A) up to $50 million of cash (or the fair market value of any other assets) to the extent applied to repurchase Existing Notes on the Issue Date or within two Business Days from the Issue Date and (B) the aggregate principal amount of any Additional Notes issued by the Company.

(2) Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5) Liens securing the Notes (other than Additional Notes) and the related Guarantees;

(6) Liens existing on the Issue Date;

(7) Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(8) Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (8) of the third paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock;” provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 90 days of such acquisition, construction or improvement;

(9) Liens on cash or cash equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries (a) that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(10) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(11) Lien, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(12) Carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided, however, that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision;

(13) survey exceptions, encumbrances, easements or reservations of, or rights of other for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

(14) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15) Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; any encumbrance on rights of the Company or any Guarantor to pledge interest in, or grant control over, Patient Receivables to third parties pursuant to applicable statutes; Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations; and Liens of sellers of goods to the Company and any of its Restricted Subsidiaries arising under Article 2 of the UCC in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(17) any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale Leaseback Transaction);

(18) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP; (19) Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

(19) Liens or assets directly related to a Sale and Leaseback Transaction to secure related Attributable Debt;

(20) any interest of title of a buyer in connection with, and Liens arising from UCC financing statements relating to, a sale of Receivables and Related Assets pursuant to a Receivables Program; provided that such Liens do not extend to any assets other than Receivables and Related Assets;

(21) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; provided that such insurance policies are purchased in the ordinary course of business;

(22) Liens securing Additional Notes and the related Guarantees incurred pursuant to clauses (1), (14) or (16) of the covenant described under the caption “Certain Covenants —

Incurrence of Indebtedness and Issuance of Disqualified Stock” in an aggregate principal amount not to exceed $125 million less up to $50 million of cash (or the fair market value of any other assets) to the extent applied to repurchase Existing Notes on the Issue Date or within two Business Days from the Issue Date; and

(23) Liens not otherwise permitted by the Indenture so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $3 million at any one time outstanding.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded plus accrued interest plus the lesser of the amount of any premium required to be paid in connection with such refinancings pursuant to the terms of such indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing (in each case plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Permitted Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company, or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of a Subsidiary Guarantor.
      “Person” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
      “Preferred Stock” means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.
      “Principals” means the Equity Sponsors and their respective Affiliates.
      “Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or the Parent pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).
      “Qualified Equity Interest” means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).
      “Qualified Stock” of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.
      “Receivables and Related Assets” means all of the following property and interests in property of the Company and each Guarantor, whether now owned or existing or hereafter created, acquired or arising and wheresoever located: (i) all Accounts; (ii) all Instruments, Chattel Paper (including, without limitation, Electronic Chattel Paper), Documents, Letter-of-Credit Rights and Supporting Obligations, in each case to the extent arising out of or relating to, or given in exchange or settlement for or to evidence the obligation to pay, any Account; (iii) all General Intangibles that arise out of or relate to any Account or from which any Account arises; (iv) all of the Deposit Accounts Collateral; (v) all monies now or at any time or times hereafter in the possession or under the control of the lenders under the Revolving Credit Agreement or a bailee of the lenders under the Revolving Credit Agreement, including, without limitation, any cash collateral in any cash collateral account, other than any proceeds from the sale or other disposition of any of the Collateral; (vi) all products and cash and non-cash proceeds of the foregoing, including, without limitation, proceeds of insurance in respect of any of the foregoing; and (vii) all books and records (including, without limitation, customer lists, files, correspondence, tapes, computer programs, print-outs and other computer materials and records) of the Company or any Guarantor pertaining to any of the foregoing. For purposes of this definition, “Accounts,” “Instruments,” “Chattel Paper,” “Electronic Chattel Paper,” “Documents,” “Letter-of-Credit Rights,” “Supporting Obligations” and “General Intangibles” shall have the meanings provided for by the UCC.
      “Receivables Program” means with respect to any Person, any securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its Receivables and Related Assets, including a trust, limited liability company, special purpose entity or other similar entity.
      “Receivables Subsidiary” means a Wholly Owned Subsidiary (i) created for the purpose of financing Receivables and Related Assets created in the ordinary course of business of the Company and its Subsidiaries and (ii) the sole assets of which consist of Receivables and Related Assets of the Company and its Subsidiaries and Permitted Investments.
      “Reference Date” means October 17, 2001.
      “Related Party” means:

(1) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause.
      “Representative Amount” means as at any date an amount equal to, or approximately equal to, the aggregate principal amount of the Notes then outstanding.
      “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Notwithstanding anything to the contrary herein or in the Notes, Toms River Imaging Associates, L.P. will be deemed a Restricted Subsidiary of the Company so long as the Company, directly or indirectly, owns at least 50% of the Voting Stock thereof.
      “Revolving Credit Agreement” means the Amended and Restated Loan and Security Agreement, dated as of the Issue Date, among the Company, the Guarantors, the lenders party thereto and Bank of America, N.A., as collateral and administrative agent, providing for up to $30 million of revolving credit borrowings and/or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.
      “Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Security Documents” means, collectively, the Collateral Agency Agreement, the Security Agreement (as defined in the Collateral Agency Agreement), the Pledge Agreement (as defined in the Collateral Agency Agreement), the Account Control Agreements (as defined in the Collateral Agency Agreement), and all other pledges, agreements, financing statements, filings or other documents that grant or evidence the Lien in the Collateral in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, as they may be amended, restated, supplemented, replaced or modified from time to time.

      “Significant Subsidiary” means any Restricted Subsidiary of the Company that, together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net revenues of the Company and its Subsidiaries, (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during such entire fiscal year.
      “Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.
      “Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor that is subordinated in right of payment to the Notes or the Guarantee issued by such Guarantor, as the case may be.
      “Subsidiary” means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company. Notwithstanding anything to the contrary herein or in the Notes, Toms River Imaging Associates, L.P. will be deemed a Subsidiary of the Company so long as the Company, directly or indirectly, owns at least 50% of the Voting Stock thereof.
      “Subsidiary Guarantors” means, collectively, all Wholly Owned Restricted Subsidiaries (including any Person that becomes a Wholly Owned Restricted Subsidiary after the Issue Date) that are incorporated in the United States or a state thereof or the District of Columbia.
      “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).
      “UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any asset, the Uniform Commercial Code (or any successor statute) of such state.
      “Unrestricted Subsidiary” means (a) any Subsidiary that is designated by the Board of the Company as an Unrestricted Subsidiary in accordance with the “Unrestricted Subsidiaries” covenant and (b) any Subsidiary of an Unrestricted Subsidiary.
      “Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).
      “Weighted Average Life to Maturity” means, as of the date of determination with respect to any Indebtedness or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Indebtedness or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.
      “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding Voting Stock (other than directors’ qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which is owned, directly or indirectly, by the Company.
      “Wholly Owned Subsidiary” means any Subsidiary, all of the outstanding Voting Stock (other than directors’ qualifying shares or shares of foreign Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which is owned, directly or indirectly, by the Company.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
General
      The following discussion summarizes certain material U.S. federal income tax considerations generally applicable to purchasers of the notes. The U.S. federal income tax considerations set forth below are based upon currently existing provisions of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” applicable final, temporary and proposed Treasury regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”). There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below.
      The summary is not a complete analysis or description of all potential U.S. federal income tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular purchasers, and does not address foreign, state, local or other tax consequences. This summary does not purport to address special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, broker-dealers and tax-exempt organizations) who are subject to special treatment under the U.S. federal income tax laws, or persons that hold notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or an expatriate of the United States, or persons whose functional currency within the meaning of section 985 of the Code is not the U.S. dollar. Furthermore, estate and gift tax consequences are not discussed herein. No opinion of counsel will be requested with respect to any of the matters discussed herein. The following discussion is additionally limited to initial purchasers of the notes who acquire the notes at their original issue price within the meaning of section 1273 of the Code, and who will hold the notes as capital assets within the meaning of section 1221 of the Code.
      As used herein, the term “U.S. Holder” means a beneficial owner of the notes that is (1) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (3) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (4) a trust if a U.S. court can exercise primary supervision over the administration of such trust, and one or more U.S. fiduciaries has the authority to control all of the substantial decisions of such trust (or otherwise if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person). As used herein the term “Non-U.S. Holder” means a beneficial owner of notes that is not a U.S. Holder and is not an entity classified as a partnership for U.S. federal income tax purposes. If a partnership holds the notes, the tax treatment of a partner therein will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the notes.
      Because individual circumstances may differ, each prospective purchaser of the notes is strongly urged to consult its own tax advisor with respect to its particular tax situation and as to any U.S. federal, foreign, state, local or other tax considerations (including any possible changes in tax law) affecting the purchase, holding and disposition of the notes.
Federal Income Tax Consequences to U.S. Holders
      This section describes certain U.S. federal income tax considerations applicable to U.S. Holders. Non-U.S. Holders should see the discussion below under the heading “Federal Income Tax Consequences to Non-U.S. Holders” for a discussion of certain tax considerations applicable to them.

      Interest and OID on the Notes. Interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.
      In the event that the issue price of the notes is less than the “stated redemption price at maturity” of the notes by more than a de minimis amount, the notes will be considered to have original issue discount (“OID”). The “stated redemption price at maturity” of a debt instrument is equal to the sum of all payments to be received other than payments of stated interest. The “issue price” of a debt instrument issued for cash is equal to the first price at which a substantial amount of such debt instruments are sold. If the notes are treated as having OID, a U.S. Holder (including a cash basis holder) generally would be required to include the OID on the notes in income for U.S. federal income tax purposes under the accrual method on a constant yield basis resulting in the inclusion of interest in income in advance of the receipt of cash attributable to that income.
      Amortizable Bond Premium. A U.S. Holder that purchases a note for an amount in excess of the stated redemption price at maturity will be considered to have purchased the Note with “amortizable bond premium.” Such holder may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in the note by the amount of the premium amortized during its holding period. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of such premium will be included in the U.S. Holder’s tax basis for purposes of computing gain or loss in connection with taxable disposition of the note.
      Disposition of the Notes. Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by InSight) or other disposition of a note will be a taxable event for U.S. federal income tax purposes. In such event, in general, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash plus the fair market value of property received (except to the extent attributable to any accrued interest on the notes which will be taxable as such to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the notes (as increased by any OID previously included in income or decreased by any amortizable bond premium deducted). Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.
      Exchange Offer. The exchange of initial notes for the exchange notes will not constitute a taxable exchange. As a result, (1) a U.S. Holder will not recognize a taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the exchange notes received will include the holding period of the initial notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the initial notes exchanged therefor immediately before such exchange.
      Backup Withholding. Under section 3406 of the Code and applicable Treasury regulations, a noncorporate U.S. Holder may be subject to backup withholding at the rate of 28% (subject to change in future years) with respect to “reportable payments,” which include interest paid on, or, in certain cases, the proceeds of a sale, exchange or redemption of, the notes. The payor will be required to deduct and withhold the prescribed amounts if (1) the payee fails to furnish a taxpayer identification number (TIN) to the payor in the manner required, (2) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (3) there has been a “notified payee underreporting” described in section 3406(c) of the Code or (4) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. Amounts paid as backup withholding do not constitute an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any) so long as the required information is provided to the IRS. We will report to the holders of the notes and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to payment on those securities.

Federal Income Tax Consequences to Non-U.S. Holders
      The following information describes the U.S. federal income tax treatment of “Non-U.S. Holders.”
      U.S. Trade or Business Income. If the interest or gain on the notes is “effectively connected with the conduct of a trade or business within the United States” by a Non-U.S. Holder and, if a tax treaty applies, the income or gain generally is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder (“U.S. trade or business income”), such interest or gain will be subject to U.S. federal income tax essentially in the same manner as if the notes were held by a U.S. Holder, as described above, and in the case of a Non-U.S. Holder that is a corporation, may also be subject to U.S. branch profits tax. Such Non- U.S. Holder will not be subject to withholding taxes, if it provides a properly executed IRS Form W-8ECI.
      Interest on the Notes. Interest on the notes held by other Non-U.S. Holders will be subject to withholding of up to 30% of each payment made to the holders or other payee unless the “portfolio interest exemption” applies or an applicable income tax treaty reduces the withholding rate. The interest paid on the notes generally will qualify for the portfolio interest exemption and, accordingly, interest paid on the notes to a Non-U.S. Holder will not be subject to withholding, if (1) the U.S. person who would otherwise be required to deduct and withhold the tax receives from the Non-U.S. Holder who is the beneficial owner of the notes a statement signed by such person under penalties of perjury, certifying that such owner is not a U.S. person on IRS Form W-8BEN (or successor form); (2) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock; (3) such Non-U.S. Holder is not a “controlled foreign corporation” (within the meaning of section 957 of the Code) related to us (within the meaning of section 864(d)(4) of the Code); and (4) the Non-U.S. Holder is not a bank receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.
      If a Non-U.S. Holder does not claim, or does not qualify for, the benefit of the portfolio interest exemption, the Non-U.S. Holder may be subject to a 30% withholding tax on interest payments on the notes. However, the Non-U.S. Holder may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current Treasury regulations, on IRS Form W-8BEN.
      Sale or Other Disposition of the Notes. A Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of the notes. A Non-U.S. Holder may, however, be subject to tax on such gain if: (1) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or (2) the gain is U.S. trade or business income.
      Backup Withholding and Information Reporting. Payments of interest or principal may be subject to both backup withholding at a rate of 28% (subject to change in future years) and information reporting. Backup withholding and information reporting generally will not apply to payments on the notes if the Non- U.S. Holder certifies, on a Form W-8BEN, or successor form, that it is not a U.S. person, provided that the payor does not have actual knowledge that the Non-U.S. Holder is, in fact, a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.
      The foregoing summary is included herein for general information only and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder of the notes in light of his or her particular circumstances and income tax situation. Prospective investors are urged to consult their own tax advisors as to any tax consequences to them from the purchase, ownership, and disposition of the notes, including the application and effect of state, local, foreign, and other tax laws.

PLAN OF DISTRIBUTION
      Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes that will be issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of the notes who is an “affiliate” (within the meaning of the Securities Act) of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or a broker-dealer (within the meaning of the Securities Act) that acquired initial notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the exchange notes: (1) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (2) will not be able to tender its initial notes in the exchange offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
      We will not receive any proceeds from any such sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account, pursuant to the exchange offer, may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letters of transmittal state that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
      By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer agrees to notify us before using this prospectus in connection with the sales or transfer of the new notes. The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which:

•	makes any statement in this prospectus untrue in any material respect;

•	requires the making of any changes in this prospectus to make the statements in this prospectus not misleading; or

•	may impose upon us disclosure obligations that may have a material adverse effect on us, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of this prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to this prospectus to the broker-dealer.
LEGAL MATTERS
      The validity of the exchange notes offered hereby and certain other legal matters will be passed upon on our behalf by Kaye Scholer LLP, New York, New York.
EXPERTS
      The consolidated financial statements of Holdings as of June 30, 2005 and 2004 and for each of the three years in the period ended June 30, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
      InSight and the guarantors have filed with the SEC a registration statement on Form S-4 to register the exchange notes to be issued in exchange for the initial notes. In this prospectus, we refer to that registration statement, together with all amendments, exhibits, annexes and schedules thereto as the “registration statement.” This prospectus, which is part of the registration statement, does not contain all the information in the registration statement. For further information with respect to InSight, the guarantors and the exchange offer, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.
      Holdings files annual, quarterly and special reports and other information with the SEC. You may read and copy any document Holdings files at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.
      Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Holdings’ SEC filings are also available to the public from the SEC’s web site at www.sec.gov or from our web site at www.insighthealth.com. However, the information on our web site does not constitute a part of this prospectus.
      You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

INDEX TO FINANCIAL STATEMENTS
INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of InSight Health Services Holdings Corp.:
      In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of InSight Health Services Holdings Corp. and its subsidiaries (the “Company”) at June 30, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP
Orange County, California
September 22, 2005

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2005 AND 2004

	2005	2004

	(Amounts in thousands,
	except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,839	$30,412
Trade accounts receivables, net	46,450	55,010
Short-term investments	5,000	—
Other current assets	7,970	6,207

Total current assets	80,259	91,629

PROPERTY AND EQUIPMENT, net	209,461	242,336
INVESTMENTS IN PARTNERSHIPS	3,513	2,901
OTHER ASSETS	16,301	19,302
OTHER INTANGIBLE ASSETS, net	36,459	38,518
GOODWILL	278,530	280,945

	$624,523	$675,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$2,795	$2,716
Current portion of capital lease obligations	4,927	5,060
Accounts payable and other accrued expenses	36,469	35,737

Total current liabilities	44,191	43,513

LONG-TERM LIABILITIES:
Notes payable, less current portion	485,531	518,245
Capital lease obligations, less current portion	8,315	13,802
Other long-term liabilities	3,538	5,130
Deferred income taxes	15,224	—

Total long-term liabilities	512,608	537,177

COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, 10,000,000 shares authorized, 5,468,814 shares issued and outstanding at June 30, 2005 and 2004	5	5
Additional paid-in capital	87,081	87,081
Retained (deficit) earnings	(19,362)	7,855

Total stockholders’ equity	67,724	94,941

	$624,523	$675,631

The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2005, 2004 AND 2003

	Years Ended June 30,

	2005	2004	2003

	(Amounts in thousands)
REVENUES:
Contract services	$136,537	$129,193	$111,921
Patient services	180,336	161,691	125,831

Total revenues	316,873	290,884	237,752

COSTS OF OPERATIONS:
Costs of services	194,507	168,700	125,685
Provision for doubtful accounts	5,723	4,998	4,154
Equipment leases	2,326	990	860
Depreciation and amortization	65,601	58,733	49,345

Total costs of operations	268,157	233,421	180,044

Gross profit	48,716	57,463	57,708
CORPORATE OPERATING EXPENSES	(18,447)	(16,217)	(13,750)
(LOSS) GAIN ON SALES OF CENTERS	(170)	2,129	—
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	2,613	2,181	1,744
INTEREST EXPENSE, net	(44,860)	(40,682)	(37,514)

(Loss) income before income taxes	(12,148)	4,874	8,188
PROVISION FOR INCOME TAXES	15,069	1,950	3,266

Net (loss) income	$(27,217)	$2,924	$4,922

The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED JUNE 30, 2005, 2004 AND 2003

				Accumulated
	Common Stock		Additional	Other	Retained
			Paid-In	Comprehensive	Earnings
	Shares	Amount	Capital	Gain (Loss)	(Deficit)	Total

	(Amounts in thousands, except share data)
BALANCE AT JUNE 30, 2002	5,468,764	$5	$87,586	$(224)	$9	$87,376
Stock options exercised	50	—	1	—	—	1
Repurchase of stock options	—	—	(506)	—	—	(506)
Net income	—	—	—	—	4,922	4,922
Other comprehensive loss:
Unrealized loss attributable to change in fair value of derivative	—	—	—	(179)	—	(179)

Comprehensive income						4,743

BALANCE AT JUNE 30, 2003	5,468,814	5	87,081	(403)	4,931	91,614
Net income	—	—	—	—	2,924	2,924
Other comprehensive gain:
Unrealized gain attributable to change in fair value of derivative	—	—	—	403	—	403

Comprehensive income						3,327

BALANCE AT JUNE 30, 2004	5,468,814	5	87,081	—	7,855	94,941
Net loss	—	—	—	—	(27,217)	(27,217)

BALANCE AT JUNE 30, 2005	5,468,814	$5	$87,081	$—	$(19,362)	$67,724

The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2005, 2004 AND 2003

	Years Ended June 30,

	2005	2004	2003

	(Amounts in thousands)
OPERATING ACTIVITIES:
Net (loss) income	$(27,217)	$2,924	$4,922
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss (gain) on sales of centers	170	(2,129)	—
Depreciation and amortization	65,601	58,733	49,345
Deferred income taxes	15,224	—	—
Changes in operating assets and liabilities:
Trade accounts receivables, net	8,096	(8,455)	(2,237)
Other current assets	(1,736)	3,084	4,907
Accounts payable and other accrued expenses	726	5,963	4,819

Net cash provided by operating activities	60,864	60,120	61,756

INVESTING ACTIVITIES:
Acquisition of fixed-site centers and mobile facilities	—	(101,334)	(46,292)
Proceeds from sales of centers	2,810	5,413	—
Additions to property and equipment	(30,459)	(46,734)	(56,967)
Net purchases of short-term investments	(5,000)	—	—
Other	71	405	554

Net cash used in investing activities	(32,578)	(142,250)	(102,705)

FINANCING ACTIVITIES:
Proceeds from stock options and warrants exercised	—	—	1
Purchase of stock options	—	—	(506)
Principal payments of notes payable and capital lease obligations	(37,781)	(8,209)	(7,500)
Proceeds from issuance of debt	—	101,125	50,000
Other	(78)	72	725

Net cash (used in) provided by financing activities	(37,859)	92,988	42,720

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:	(9,573)	10,858	1,771
Cash, beginning of period	30,412	19,554	17,783

Cash, end of period	$20,839	$30,412	$19,554

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$42,461	$38,939	$36,286
Income taxes paid (refund received)	202	377	(224)
Equipment additions under capital leases	—	—	25,455
The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005

1.	NATURE OF BUSINESS
      All references to “we,” “us,” “our,” “our company,” “the Company” or “InSight Holdings” mean InSight Health Services Holdings Corp., a Delaware corporation and all entities and subsidiaries owned or controlled by InSight Health Services Holdings Corp. All references to “InSight” mean InSight Health Services Corp., a Delaware corporation and wholly owned subsidiary of InSight Health Services Holdings Corp. and all entities and subsidiaries controlled by InSight Through InSight and its subsidiaries, we provide diagnostic imaging, treatment and related management services in 34 states throughout the United States. Our operations are primarily concentrated in California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. We have two reportable segments: fixed operations and mobile operations. Our services are provided through a network of 84 mobile magnetic resonance imaging, or MRI, facilities, 15 mobile positron emission tomography, or PET, facilities, seven mobile PET/ CT facilities, four mobile lithotripsy facilities, four mobile computed tomography, or CT, facilities, one mobile catheterization lab (collectively, mobile facilities), 77 MRI fixed-site centers, 40 multi-modality fixed-site centers, two PET fixed-site centers and one Leksell Stereotactic Gamma Knife fixed-site treatment center (collectively, fixed-site centers).
      At our multi-modality fixed-site centers, we typically offer other services in addition to MRI, including PET, CT, x-ray, mammography, ultrasound, nuclear medicine and bone densitometry services.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     a. CONSOLIDATED FINANCIAL STATEMENTS
      Our consolidated financial statements include our accounts and those of our wholly owned subsidiaries. Our investment interests in partnerships or limited liability companies, or Partnerships, are accounted for under the equity method of accounting when our ownership is 50% or less (Note 14). Our investment interests in Partnerships are consolidated when we own more than 50%.
      Significant intercompany balances have been eliminated in consolidation.
     b. USE OF ESTIMATES
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
     c. REVENUE RECOGNITION
      Revenues from contract services and from patient services are recognized when services are provided. Patient services revenues are presented net of (1) related contractual adjustments, which represent the difference between our charge for a procedure and what we will ultimately receive from private health insurance programs, Medicare, Medicaid and other federal healthcare programs, and (2) payments due to radiologists. We report payments made to radiologists on a net basis because (i) we are not the primary obligor for the provision of professional services, (ii) the radiologists receive contractually agreed upon amounts from collections and (iii) the radiologists bear the risk of non-collection. Contract services revenues are recognized over the applicable contract period. Revenues collected in advance are recorded as unearned revenue.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     d. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS
      Cash equivalents are generally composed of liquid investments with original maturities of three months or less, such as certificates of deposit and commercial paper.
     e. TRADE ACCOUNTS RECEIVABLES
      We review our trade accounts receivables and our estimates of the allowance for doubtful accounts and contractual adjustments each period. Contractual adjustments are manual estimates based upon an analysis of (i) historical experience of contractual payments from payors and (ii) the outstanding accounts receivables from payors. Contractual adjustments are written off against their corresponding asset account at the time a payment is received from a payor, with a reduction to the allowance for contractual adjustments to the extent such an allowance was previously recorded. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. The provision for doubtful accounts includes amounts to be written off with respect to (1) specific accounts involving customers, which are financially unstable or materially fail to comply with the payment terms of their contract and (2) other accounts based on our historical collection experience, including payor mix and the aging of patient accounts receivables balances. Receivables deemed to be uncollectible, either through a customer default on payment terms or after reasonable collection efforts have been exhausted, are fully written off against their corresponding asset account, with a reduction to the allowance for doubtful accounts to the extent such an allowance was previously recorded.
     f. LONG-LIVED ASSETS
      Property and Equipment. Property and equipment are depreciated and amortized on the straight-line method using the following estimated useful lives:

Vehicles	3 to 8 years
Buildings	7 to 20 years
Leasehold improvements	Lesser of the useful life or term of lease
Computer and office equipment	3 to 5 years
Diagnostic and related equipment	5 to 8 years
Equipment and vehicles under capital leases	Lesser of the useful life or term of lease
      We capitalize expenditures for improvements and major equipment upgrades. Maintenance, repairs and minor replacements are charged to operations as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.
      Long-lived Asset Impairment. We review long-lived assets, including identified intangible assets, for impairment when events or changes in business conditions indicate that their full carrying value may not be recovered. We consider assets to be impaired and write them down to fair value if expected associated undiscounted cash flows are less than the carrying amounts. Fair value is determined based on the present value of the expected associated cash flows.
     g. DEFERRED FINANCING COSTS
      Costs incurred in connection with financing activities are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from seven to ten years. Amortization of these costs is charged to interest expense in the accompanying consolidated statements of operations. Total costs deferred and included in other assets in the accompanying consolidated balance sheets at June 30, 2005 and 2004 were approximately $16.0 million and $19.0 million, respectively.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     h. STOCK-BASED COMPENSATION
      As permitted under Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock Based Compensation” (SFAS 123), we account for the options and warrants issued to employees in accordance with APB Opinion No. 25. SFAS 123 requires that we present pro-forma disclosures of net income as if we had recognized compensation expense equal to the fair value of options granted, as determined at the date of grant. Our net (loss) income would have reflected the following pro-forma amounts (amounts in thousands):

		Years Ended June 30,

		2005	2004	2003

Net (loss) income:	As reported	$(27,217)	$2,924	$4,922
	Expense	(245)	(377)	(652)

	Pro-forma	$(27,462)	$2,547	$4,270

      The fair value of each option grant and warrant issued is estimated on the date of grant or issuance using the Black-Scholes pricing model with the following assumptions used for the grants and issuances in the years ended June 30, 2005, 2004 and 2003, respectively.

	Years Ended June 30,

Assumptions	2005	2004	2003

Weighted average estimated fair value per option granted	6.80	6.22	6.39
Risk-free interest rate	4.13-4.50%	3.58-4.18%	4.07-4.58%
Volatility	0.00%	0.00%	0.00%
Expected dividend yield	0.00%	0.00%	0.00%
Estimated contractual life	10.00 years	10.00 years	10.00 years
     i. GOODWILL AND OTHER INTANGIBLE ASSETS
      Goodwill and Other Intangible Assets. Goodwill represents the excess purchase price we paid over the fair value of the tangible and intangible assets and liabilities acquired in acquisitions. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), the goodwill and indefinite-lived intangible asset balances are not being amortized, but instead are subject to an annual assessment of impairment by applying a fair-value based test. Net other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from five to thirty years.
      We evaluate the carrying value of goodwill and acquisition-related intangible assets, including the related amortization period, in the second quarter of each fiscal year. Additionally, we review the carrying amount of goodwill whenever events and circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit and adverse legal or regulatory developments. In evaluating goodwill and intangible assets not subject to amortization, we complete the two-step goodwill impairment test as required by SFAS 142. In a business combination, goodwill is allocated to our two reporting units (fixed and mobile), which are the same as our reportable operating segments, based on relative fair value of the assets acquired and liabilities assumed. In the first of a two-step impairment test, we determine the fair value of these reporting units using a discounted cash flow valuation model or market multiples, as appropriate. We compare the fair value for the reporting unit to its carrying value. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and no further testing is required. If the fair value does not exceed the carrying value, the second

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit with the carrying amount of that goodwill.
      We assess the ongoing recoverability of our intangible assets subject to amortization by determining whether the intangible asset balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at our incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.
      As of June 30, 2005, we do not believe any impairment of goodwill or other intangible assets has occurred.
     j. INCOME TAXES
      We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.
     k. COMPREHENSIVE INCOME
      Components of comprehensive income are changes in equity other than those resulting from investments by owners and distributions to owners. Net income (loss) is the primary component of comprehensive income. Our only component of comprehensive income other than net income (loss) is the change in unrealized gain or loss on derivatives qualifying for hedge accounting, net of tax. The aggregate amount of such changes to equity that have not yet been recognized in net income are reported in the equity portion of the accompanying consolidated balance sheets as accumulated other comprehensive income (loss).
     l. FAIR VALUE OF FINANCIAL INSTRUMENTS
      The fair value of financial instruments is estimated using available market information and other valuation methodologies. The fair value of our financial instruments is estimated to approximate the related book value, unless otherwise indicated.
     m. NEW PRONOUNCEMENTS
      In May 2005, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3” (SFAS 154). SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that a pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. As such, we are required to adopt these provisions at the beginning of

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
fiscal 2007. We do not expect the adoption of SFAS 154 to have a material impact on our financial condition and results of operations.
      In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (SFAS 123). SFAS 123R requires expensing of stock options and other share-based payments and supersedes FASB’s earlier rule (SFAS 123) that had allowed companies to choose between expensing stock options or showing pro-forma disclosure only. We will be required to implement SFAS 123R at the beginning of fiscal 2007. We do not believe that the impact of adopting SFAS 123R would be materially different than the pro-forma disclosures under SFAS 123.

3.	ACQUISITIONS
      In August 2003, we acquired twenty-two (22) mobile facilities operating primarily in the Mid-Atlantic states. The acquisition consisted of certain tangible and intangible assets, including diagnostic imaging equipment, customer contracts and other agreements. The aggregate purchase price was approximately $49.9 million, which included approximately $28.1 million paid to the seller and approximately $21.8 million for the payment of debt and transaction costs. The excess purchase price paid by us over our estimate of the fair value of the tangible and other intangible assets as of the date of the acquisition was approximately $29.1 million and is reflected as goodwill in the accompanying consolidated balance sheets as of June 30, 2005 and 2004.
      In April 2004, we acquired twenty-one (21) fixed-site centers located in California, Arizona, Kansas, Texas, Pennsylvania and Virginia. The acquisition consisted of certain tangible and intangible assets, including diagnostic imaging equipment, real property, customer contracts and other agreements. The aggregate purchase price was approximately $48.6 million, which included approximately $35.9 million paid to the seller, approximately $10.6 million for the payment of debt and approximately $2.1 million of transaction costs. The excess purchase price paid by us over our estimate of the fair value of the tangible and other intangible assets as of the date of the acquisition was approximately $30.2 million and is reflected as goodwill in the accompanying consolidated balance sheets as of June 30, 2005 and 2004.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our unaudited pro-forma combined results of operations, assuming our two acquisitions had occurred as of July 1, 2003, are presented below. The pro-forma combined results of operations for the year ended June 30, 2004 include adjustments to interest expense (approximately $1.8 million) and amortization of identified intangible assets (approximately $0.1 million). These combined results have been prepared for comparison purposes only and do not purport to be indicative of what operating results would have been, and may not be indicative of future operating results (amounts in thousands):

Year Ended
June 30,
2004

(Unaudited)
Revenues	$333,864
Costs of operations	257,665

Gross profit	76,199
Corporate operating expenses	(32,436)
Gain on sale of center	2,129
Equity in earnings of unconsolidated partnerships	2,181
Impairment and restructuring charges	(1,142)
Interest expense, net	(43,429)

Income before income taxes	3,502
Provision for income taxes	1,400

Net income	$2,102

4.	TRADE ACCOUNTS RECEIVABLES
      Trade accounts receivables, net are comprised of the following (amounts in thousands):

	June 30,

	2005	2004

Trade accounts receivables	$96,646	$115,645
Less: Allowances for contractual adjustments	29,412	37,209
Allowances for professional fees	11,897	15,329
Allowances for doubtful accounts	8,887	8,097

Trade accounts receivables, net	$46,450	$55,010

      The allowances for doubtful accounts and contractual adjustments includes management’s estimate of the amounts expected to be written off on specific accounts and for write-offs on other unidentified accounts included in accounts receivables. In estimating the write-offs and adjustments on specific accounts, management relies on a combination of in-house analysis and a review of contractual payment rates from private health insurance programs or under the federal Medicare program. In estimating the allowance for unidentified write-offs and adjustments, management relies on historical experience. The amounts we will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowances for doubtful accounts and contractual adjustments in the accompanying consolidated financial statements at June 30, 2005.
      We reserve a contractually agreed upon percentage at several of our fixed-site centers, averaging 20 percent of the accounts receivables balance from patients and third-party payors for payments to radiologists representing professional fees for interpreting the results of the diagnostic imaging procedures.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Payments to radiologists are only due when amounts are received. At that time, the balance is transferred from the allowance account to a professional fees payable account.

5.	OTHER CURRENT ASSETS
      Other current assets are comprised of the following (amounts in thousands):

	June 30,

	2005	2004

Prepaid expenses	$6,965	$5,249
Amounts due from our unconsolidated partnerships	1,005	958

	$7,970	$6,207

6.	PROPERTY AND EQUIPMENT
      Property and equipment, net are stated at cost and are comprised of the following (amounts in thousands):

	June 30,

	2005	2004

Vehicles	$5,701	$4,570
Land, building and leasehold improvements	29,335	27,201
Computer and office equipment	44,996	44,373
Diagnostic and related equipment	231,351	207,856
Equipment and vehicles under capital leases	74,862	77,460

	386,245	361,460
Less: Accumulated depreciation and amortization	176,784	119,124

Property and equipment, net	$209,461	$242,336

      Depreciation expense was approximately $61.6 million, $55.0 million and $45.9 million for the years ended June 30, 2005, 2004 and 2003, respectively.

7.	GOODWILL AND OTHER INTANGIBLE ASSETS
      A reconciliation of goodwill for the year ended June 30, 2005 is as follows (amounts in thousands):

	Mobile	Fixed	Consolidated

Goodwill, June 30, 2004	$106,064	$174,881	$280,945
Acquired in acquisitions	—	747	747
Sales of centers	—	(1,362)	(1,362)
Adjustments to goodwill	(1,800)	—	(1,800)

Goodwill, June 30, 2005	$104,264	$174,266	$278,530

      Adjustments to goodwill result from the allocation of amounts to other intangible assets and were based on completed goodwill result from the allocation of amounts to other intangible assets and were based on completed valuations of our August 2003 and April 2004 acquisitions.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following reconciliation of other intangible assets is as follows (amounts in thousands):

	June 30, 2005		June 30, 2004

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Value	Amortization	Value	Amortization

Amortized intangible assets:
Managed care contracts	$24,410	$2,656	$24,410	$1,798
Wholesale contracts	15,380	9,355	13,580	6,354

	39,790	12,011	37,990	8,152

Unamortized intangible assets:
Trademark	8,680	—	8,680	—

Other intangible assets	$48,470	$12,011	$46,670	$8,152

      Other intangible assets are amortized on a straight-line method using the following estimated useful lives:

Managed care contracts	30 years
Wholesale contracts	5 to 7 years
      Amortization of intangible assets was approximately $3.8 million, $3.6 million and $3.0 million for the years ended June 30, 2005, 2004 and 2003, respectively.
      Estimated amortization expense for the years ending June 30, are as follows (amounts in thousands):

2006	$3,827
2007	2,336
2008	1,591
2009	1,591
2010	1,568

8.	ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES
      Accounts payable and other accrued expenses are comprised of the following (amounts in thousands):

	June 30,

	2005	2004

Accounts payable	$2,193	$2,968
Accrued equipment related costs	5,355	8,144
Accrued payroll and related costs	11,677	8,905
Accrued interest expense	4,214	4,266
Accrued professional fees	2,365	2,539
Accrued income taxes	223	468
Other accrued expenses	10,442	8,447

	$36,469	$35,737

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	NOTES PAYABLE
      Notes payable are comprised of the following (amounts in thousands):

	June 30,

	2005	2004

Notes payable to bank (Credit Facility), bearing interest at LIBOR plus 3.75% to 4.0% (7.26% at June 30, 2005), principal and interest payable quarterly, maturing in October 2008. The notes are collateralized by substantially all of our assets.	$237,608	$270,047
Unsecured senior subordinated notes payable (Notes), bearing interest at 9.875%, interest payable semi-annually, principal due in November 2011. At June 30, 2005, the fair value of the notes was approximately $198 million.	250,000	250,000
Other notes payable	718	914

Total notes payable	488,326	520,961
Less: Current portion	2,795	2,716

Long-term notes payable	$485,531	$518,245

      Through InSight, we have a credit facility, or Credit Facility, with Bank of America, N.A. and a syndicate of other lenders consisting of (1) a term loan with a principal balance of approximately $217.8 million, (2) an additional term loan with a principal balance of approximately $19.8 million, and (3) a $50.0 million revolving credit facility. As of June 30, 2005, there were no borrowings under the revolving credit facility. Borrowings under the Credit Facility bear interest at LIBOR plus 3.75% to 4.0%. As of June 30, 2005, there was a letter of credit of approximately $1.8 million outstanding under our Credit Facility. We are required to pay an unused facility fee of up to 0.625% per annum, payable quarterly, on unborrowed amounts on the revolving credit facility. We may use the revolving credit facility to fund our future working capital needs. See Note 18.
      Through InSight, we also have outstanding $250 million in unsecured senior subordinated notes, or Notes. The Notes mature in November 2011 and bear interest at 9.875% payable semi-annually. The Notes are redeemable at our option, in whole or in part, on or after November 1, 2006.
      Scheduled maturities of equipment and other notes payable at June 30, 2005, are as follows (amounts in thousands):

2006	$2,795
2007	2,802
2008	179,557
2009	53,172
2010	—
Thereafter	250,000

$488,326

      The credit agreement related to the Credit Facility and the indenture related to the Notes contain limitations on additional borrowings, capital expenditures, dividend payments and certain financial covenants. As of June 30, 2005, we were in compliance with these covenants.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During 1998, InSight entered into an interest rate swap agreement with a bank to hedge against the effects of increases in the interest rates associated with floating rate debt on its bank financing. The initial amount of the swap agreement was $40.0 million. The swap agreement expired in September 2004.

10.	LEASE OBLIGATIONS, COMMITMENTS AND CONTINGENCIES
      We lease diagnostic equipment, certain other equipment and our office, imaging and treatment facilities under various capital and operating leases. Future minimum scheduled rental payments required under these noncancelable leases at June 30, 2005 are as follows (amounts in thousands):

	Capital	Operating

2006	$5,802	$9,035
2007	5,653	8,443
2008	2,930	7,151
2009	301	5,145
2010	25	3,421
Thereafter	—	7,892

Total minimum lease payments	14,711	$41,087

Less: Amounts representing interest	1,469

Present value of capital lease obligations	13,242
Less: Current portion	4,927

Long-term capital lease obligations	$8,315

      Accumulated depreciation on assets under capital leases was $10.6 and $8.4 million at June 30, 2005 and 2004, respectively.
      Rental expense for diagnostic equipment and other equipment for the years ended June 30, 2005, 2004 and 2003 was $2.3 million, $1.0 million and $0.9 million, respectively.
      We occupy facilities under lease agreements expiring through October 2017. Some of these lease agreements may include provisions for an increase in lease payments based on the Consumer Price Index or scheduled increases based on a guaranteed minimum percentage or dollar amount. Rental expense for these facilities for the years ended June 30, 2005, 2004 and 2003 was $9.2 million, $7.9 million and $6.5 million, respectively.
      We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business, including claims for malpractice, and have insurance policies covering such potential insurable losses where such coverage is cost-effective. Management believes that the outcome of any such lawsuits will not have a material adverse impact on our business, financial condition and results of operations.

11.	CAPITAL STOCK
      STOCK OPTIONS: We originally reserved 626,000 shares for the granting of nonstatutory stock options to key employees. Options are issued with an exercise price of at least the fair market value, as determined by the board of directors, of our common stock on the grant date. Subsequent to June 30, 2005, we increased the number of shares reserved for such grants by 219,286 shares. Generally speaking, 50% of the options vest cumulatively over various periods up to five years from the grant date, and 50%

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
vest cumulatively upon the achievement of certain performance targets on an exit event. The options are exercisable in whole or in installments, and expire ten years from the grant date.
      We have one stock option plan, which provided for the granting of nonstatutory stock options to four key employees (three of which employees are no longer with the Company), all of which are fully vested. Holders of options for 175,990 shares of InSight common stock rolled over their options and received options for our common stock with the same terms under our stock option plan. In 2003, we purchased vested stock options covering 56,000 shares of our common stock at a price equal to the difference between $19.07 and the exercise price per share.
      As of June 30, 2005, we had 128,950 shares available for issuance. A summary of the status of our stock option plans at June 30, 2005, 2004 and 2003 and changes during the periods is presented below:

		Weighted
		Average
	Shares	Exercise Price

Outstanding, June 30, 2002	772,990	$15.81
Granted	25,500	19.01
Exercised	(50)	18.00
Repurchased	(56,000)	8.97
Forfeited	(109,625)	18.00

Outstanding, June 30, 2003	632,815	16.16
Granted	30,000	19.07
Forfeited	(59,825)	18.27

Outstanding, June 30, 2004	602,990	16.10
Granted	209,500	19.82
Forfeited	(195,500)	18.07

Outstanding, June 30, 2005	616,990	$16.74

Exercisable at:
June 30, 2003	148,465	$9.99
June 30, 2004	168,790	$10.96
June 30, 2005	204,565	$12.56
      Of the options outstanding at June 30, 2005, the characteristics are as follows:

	Weighted Average	Options	Total Options	Remaining Contractual
Exercise Price Range	Exercise Price	Exercisable	Outstanding	Life

$8.37	$8.37	123,490	123,490	6.33 years
18.00 - 19.82	18.83	81,075	493,500	8.49 years

		204,565	616,990

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	INCOME TAXES
      The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statements and tax bases of assets and liabilities. The provision for income taxes for the years ended June 30, 2005, 2004 and 2003 is as follows (amounts in thousands):

	Years Ended June 30,

	2005	2004	2003

Current provision:
Federal	$—	$1,640	$2,491
State	(155)	310	775

	(155)	1,950	3,266

Deferred taxes arising from temporary differences:
State income taxes	(9)	173	(176)
Accrued expenses	(741)	(46)	163
Reserves	(1,376)	4,660	1,127
Depreciation and amortization	8,971	9,694	7,718
Creation/utilization of net operating losses	(11,758)	(8,167)	(9,491)
Section 481 adjustment	1,161	1,161	(2,343)
Changes in valuation allowance reducing goodwill	—	(6,800)	—
Changes in valuation allowance	20,694	—	1,728
Non-goodwill intangible amortization	(1,001)	(1,399)	1,200
Other	(717)	724	74

Total deferred taxes arising from temporary differences	15,224	—	—

Total provision for income taxes	$15,069	$1,950	$3,266

      A reconciliation between the statutory federal income tax rate and our effective income tax rate is as follows:

	Years Ended June 30,

	2005	2004	2003

Federal statutory tax rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	(11.8)	4.0	4.0
Permanent items, including goodwill and non-deductible merger costs	(1.5)	2.0	1.0
Changes in valuation allowance	(138.9)	—	1.0
Other, net	(5.8)	—	—

Net effective tax rate	(124.0)%	40.0%	40.0%

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of our net deferred tax asset (including current and non-current portions) as of June 30, 2005 and 2004, respectively, which arise due to timing differences between financial and tax reporting and net operating loss (NOL) carryforwards are as follows (amounts in thousands):

	June 30,

	2005	2004

Accrued expenses	$2,092	$1,351
Depreciation and amortization	(43,273)	(34,302)
Reserves	2,191	816
Section 481 adjustment	—	1,161
State income taxes	12	3
Non-goodwill intangible amortization	(7,436)	(8,437)
NOL carryforwards	56,076	44,318
Other	73	(645)

Net deferred asset	9,735	4,265
Valuation allowance	(24,959)	(4,265)

	$(15,224)	$—

      As of June 30, 2005, we had federal NOL carryforwards of approximately $142.9 million and state NOL carryforwards of approximately $125.0 million, expiring on various dates between 2006 and 2025. The charitable contribution carryforwards of approximately $0.1 million will begin to expire in 2006 if not utilized.
      A valuation allowance is provided against the net deferred tax asset when it is more likely than not that the net deferred tax asset will not be realized. Based upon our losses during 2005 and the available evidence, management determined that is more likely than not that the deferred tax assets related to certain net operating loss carryforwards and other assets as of June 30, 2005 will not be realized. Consequently, we recorded a valuation allowance in the amount of $25.0 million as of June 30, 2005. This decision was based on our anticipated future cumulative pre-tax losses, the main determination for recording such a reserve. Also, in determining the net asset subject to a valuation allowance, we excluded a deferred tax liability related to an asset with an indefinite useful life that is not expected to reverse in the foreseeable future resulting in a net deferred tax liability of approximately $15.2 million after application of the valuation allowance. The valuation allowance may be reduced in the future if we forecast and realize future taxable income or other tax planning strategies are implemented. Ultimate realization of the benefit of the NOLs is dependent upon our generating sufficient taxable income prior to their expiration.

13.	RETIREMENT SAVINGS PLANS
      InSight has a 401(k) profit sharing plan (Plan), which is available to all eligible employees, pursuant to which InSight matches a percentage of employee contributions to the Plan. InSight contributions of approximately $1.3 million, $1.0 million and $0.8 million were made for the years ended June 30, 2005, 2004 and 2003.

14.	INVESTMENTS IN AND TRANSACTIONS WITH PARTNERSHIPS
      We have direct ownership in four Partnerships at June 30, 2005, three of which operate fixed-site centers and one of which operates a mobile PET facility. We own between 33% and 50% of these

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Partnerships, serve as the managing general partner and provide certain management services. These Partnerships are accounted for under the equity method.
      Set forth below is certain financial data of these Partnerships (amounts in thousands):

	June 30,

	2005	2004

Combined Financial Position:
Current assets:
Cash	$3,534	$3,144
Trade accounts receivables, net	3,038	2,606
Other	75	460
Property and equipment, net	3,846	4,116
Intangible assets, net	117	557

Total assets	10,610	10,883
Current liabilities	(2,286)	(2,465)
Due to the Company	(912)	(805)
Long-term liabilities	(674)	(1,117)

Net assets	$6,738	$6,496

      Set forth below are the combined operating results of the Partnerships and our equity in earnings of the Partnerships (amounts in thousands):

	Years Ended June 30,

	2005	2004	2003

Operating Results:
Revenues	$25,935	$19,455	$19,291
Expenses	19,558	14,314	15,646

Net income	$6,377	$5,141	$3,645

Equity in earnings of unconsolidated partnerships	$2,613	$2,181	$1,744

15.	RELATED PARTY TRANSACTIONS
      We have a management agreement with J.W. Childs Advisors II, L.P., the general partner of J.W. Childs Equity Partners II, L.P., and Halifax Genpar, L.P., the general partner of Halifax Capital Partners, L.P. J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. provide business, management and financial advisory services to InSight and the Company in consideration of (i) an annual fee of $240,000 to be paid to J.W. Childs Advisors II, L.P. and (ii) an annual fee of $60,000 to be paid to Halifax Genpar, L.P. In addition, from August 2004 through December 2005, we have paid and will continue to pay J.W. Childs Advisors II, L.P. a monthly fee of $10,000 for the services of Michael N. Cannizzaro, our Chairman of the Board.

16.	SEGMENT INFORMATION
      We have two reportable segments: mobile operations and fixed operations, which are business units defined primarily by the type of service provided. Mobile operations consist primarily of mobile facilities while fixed operations consist primarily of fixed-site centers, although both operations generate both contract services and patient services revenues. We do not allocate corporate and billing related costs,

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
depreciation related to our billing system, amortization related to other intangible assets and income taxes to the two segments. We manage cash flows on a consolidated basis, and not by segment.
      The following tables summarize our operating results by segment (amounts in thousands):

	Mobile	Fixed	Other	Consolidated

Year ended June 30, 2005:
Contract services revenues	$118,891	$17,646	$—	$136,537
Patient services revenues	1,500	178,836	—	180,336

Total revenues	120,391	196,482	—	316,873
Depreciation and amortization	31,176	25,301	9,124	65,601
Total costs of operations	98,147	150,105	19,905	268,157
Corporate operating expenses	—	—	(18,447)	(18,447)
Loss on sales of centers	—	(170)	—	(170)
Equity in earnings of unconsolidated partnerships	—	2,613	—	2,613
Interest expense, net	(8,572)	(7,058)	(29,230)	(44,860)
Income (loss) before income taxes	13,672	41,762	(67,582)	(12,148)
Additions to property and equipment	14,361	14,974	1,124	30,459

	Mobile	Fixed	Other	Consolidated

Year ended June 30, 2004:
Contract services revenues	$112,219	$16,974	$—	$129,193
Patient services revenues	1,902	159,789	—	161,691

Total revenues	114,121	176,763	—	290,884
Depreciation and amortization	29,340	21,157	8,236	58,733
Total costs of operations	87,128	128,814	17,479	233,421
Corporate operating expenses	—	—	(16,217)	(16,217)
Gain on sale of center	—	2,129	—	2,129
Equity in earnings of unconsolidated partnerships	—	2,181	—	2,181
Interest expense, net	(11,562)	(6,841)	(22,279)	(40,682)
Income (loss) before income taxes	15,431	45,418	(55,975)	4,874
Additions to property and equipment	20,577	21,707	4,450	46,734

	Mobile	Fixed	Other	Consolidated

Year ended June 30, 2003:
Contract services revenues	$95,912	$16,009	$—	$111,921
Patient services revenues	2,024	123,807	—	125,831

Total revenues	97,936	139,816	—	237,752
Depreciation and amortization	24,322	17,408	7,615	49,345
Total costs of operations	66,823	99,795	13,426	180,044
Corporate operating expenses	—	—	(13,750)	(13,750)
Equity in earnings of unconsolidated partnerships	84	1,660	—	1,744
Interest expense, net	(11,190)	(8,259)	(18,065)	(37,514)
Income (loss) before income taxes	20,007	33,422	(45,241)	8,188
Additions to property and equipment	29,598	22,581	4,788	56,967

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	RESULTS OF QUARTERLY OPERATIONS (unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total

	(Amounts in thousands)
2005:
Revenues	$80,854	$78,115	$78,212	$79,692	$316,873
Gross profit	14,109	12,659	11,502	10,446	48,716
Net loss	(786)	(1,134)	(2,011)	(23,286)	(27,217)
2004:
Revenues	$68,772	$69,946	$70,736	$81,430	$290,884
Gross profit	15,550	13,178	13,556	15,179	57,463
Net income (loss)	1,610	1,344	281	(311)	2,924

18.	SUBSEQUENT EVENT
      On September 16, 2005, we agreed to sell $300 million of senior secured floating rate notes due 2011 (New Notes). The proceeds from this sale will be used to repay all borrowings under our credit facility, to repurchase a portion of our unsecured senior subordinated notes, and for general corporate purposes. The private offering was made within the United States only to qualified institutional buyers, and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933. These New Notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This statement shall not constitute an offer to sell or a solicitation of an offer to buy the New Notes.

19.	SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION
      InSight Health Services Holdings Corp. and all of InSight Health Services Corp.’s wholly owned subsidiaries, or guarantor subsidiaries, guarantee InSight Health Services Corp.’s payment obligations under the notes (Note 9). These guarantees are full, unconditional and joint and several. The following condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and issuers of guaranteed securities registered or being registered.” InSight Health Services Holdings Corp. accounts for its investment in InSight Health Services Corp. and its subsidiaries under the equity method of accounting. Dividends from InSight Health Services Corp. to InSight Health Services Holdings Corp. are restricted under the Credit Facility. This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
JUNE 30, 2005

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$17,971	$2,868	$—	$20,839
Trade accounts receivables, net	—	—	40,271	6,179	—	46,450
Short-term investments	—	—	5,000	—	—	5,000
Other current assets	—	—	7,487	483	—	7,970
Intercompany accounts receivable	87,086	487,828	17,294	—	(592,208)	—

Total current assets	87,086	487,828	88,023	9,530	(592,208)	80,259
Property and equipment, net	—	—	191,044	18,417	—	209,461
Investments in partnerships	—	—	3,513	—	—	3,513
Investments in consolidated subsidiaries	(19,362)	(19,362)	8,289	—	30,435	—
Other assets	—	—	16,272	29	—	16,301
Goodwill and other intangible assets, net	—	—	310,486	4,503	—	314,989

	$67,724	$468,466	$617,627	$32,479	$(561,773)	$624,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable and capital lease obligations	$—	$2,564	$4,708	$450	$—	$7,722
Accounts payable and other accrued expenses	—	—	34,915	1,554	—	36,469
Intercompany accounts payable	—	—	574,915	17,293	(592,208)	—

Total current liabilities	—	2,564	614,538	19,297	(592,208)	44,191
Notes payable and capital lease obligations, less current portion	—	485,044	7,504	1,298	—	493,846
Other long-term liabilities	—	220	14,947	3,595	—	18,762
Stockholders’ equity	67,724	(19,362)	(19,362)	8,289	30,435	67,724

	$67,724	$468,466	$617,627	$32,479	$(561,773)	$624,523

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
JUNE 30, 2004

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$25,820	$4,592	$—	$30,412
Trade accounts receivables, net	—	—	47,048	7,962	—	55,010
Other current assets	—	—	6,058	149	—	6,207
Intercompany accounts receivable	87,086	520,047	19,865	—	(626,998)	—

Total current assets	87,086	520,047	98,791	12,703	(626,998)	91,629
Property and equipment, net	—	—	219,584	22,752	—	242,336
Investments in partnerships	—	—	2,901	—	—	2,901
Investments in consolidated subsidiaries	7,855	7,855	10,864	—	(26,574)	—
Other assets	—	—	19,218	84	—	19,302
Goodwill and other intangible assets, net	—	—	314,960	4,503	—	319,463

	$94,941	$527,902	$666,318	$40,042	$(653,572)	$675,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable and capital lease obligations	$—	$2,514	$4,540	$722	$—	$7,776
Accounts payable and other accrued expenses	—	—	34,304	1,433	—	35,737
Intercompany accounts payable	—	—	607,133	19,865	(626,998)	—

Total current liabilities	—	2,514	645,977	22,020	(626,998)	43,513
Notes payable and capital lease obligations, less current portion	—	517,289	12,622	2,136	—	532,047
Other long-term liabilities	—	244	(136)	5,022	—	5,130
Stockholders’ equity	94,941	7,855	7,855	10,864	(26,574)	94,941

	$94,941	$527,902	$666,318	$40,042	$(653,572)	$675,631

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2005

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

	(Amounts in thousands)
Revenues:
Contract services	$—	$—	$128,619	$7,918	$—	$136,537
Patient services	—	—	146,953	33,383	—	180,336

Total revenues	—	—	275,572	41,301	—	316,873
Costs of operations	—	—	231,144	37,013	—	268,157

Gross profit	—	—	44,428	4,288	—	48,716
Corporate operating expenses	—	—	(18,447)	—	—	(18,447)
Loss on sales of centers	—	—	(170)	—	—	(170)
Equity in earnings of unconsolidated partnerships	—	—	2,613	—	—	2,613
Interest expense, net	—	—	(43,615)	(1,245)	—	(44,860)

(Loss) income before income taxes	—	—	(15,191)	3,043	—	(12,148)
Provision for income taxes	—	—	15,069	—	—	15,069

(Loss) income before equity in income (loss) of consolidated subsidiaries	—	—	(30,260)	3,043	—	(27,217)
Equity in income (loss) of consolidated subsidiaries	(27,217)	(27,217)	3,043	—	51,391	—

Net (loss) income	$(27,217)	$(27,217)	$(27,217)	$3,043	$51,391	$(27,217)

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2004

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

	(Amounts in thousands)
Revenues:
Contract services	$—	$—	$120,508	$8,685	$—	$129,193
Patient services	—	—	121,919	39,772	—	161,691

Total revenues	—	—	242,427	48,457	—	290,884
Costs of operations	—	—	191,303	42,118	—	233,421

Gross profit	—	—	51,124	6,339	—	57,463
Corporate operating expenses	—	—	(16,217)	—	—	(16,217)
Gain on sale of center	—	—	2,129	—	—	2,129
Equity in earnings of unconsolidated partnerships	—	—	2,181	—	—	2,181
Interest expense, net	—	—	(39,235)	(1,447)	—	(40,682)

(Loss) income before income taxes	—	—	(18)	4,892	—	4,874
Provision for income taxes	—	—	1,950	—	—	1,950

(Loss) income before equity in income of consolidated subsidiaries	—	—	(1,968)	4,892	—	2,924
Equity in income of consolidated subsidiaries	2,924	2,924	4,892	—	(10,740)	—

Net income	$2,924	$2,924	$2,924	$4,892	$(10,740)	$2,924

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2003

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

	(Amounts in thousands)
Revenues:
Contract services	$—	$—	$103,446	$8,475	$—	$111,921
Patient services	—	—	90,509	35,322	—	125,831

Total revenues	—	—	193,955	43,797	—	237,752
Costs of operations	—	—	142,668	37,376	—	180,044

Gross profit	—	—	51,287	6,421	—	57,708
Corporate operating expenses	—	—	(13,750)	—	—	(13,750)
Equity in earnings of unconsolidated partnerships	—	—	1,744	—	—	1,744
Interest expense, net	—	—	(35,601)	(1,913)	—	(37,514)

Income before income taxes	—	—	3,680	4,508	—	8,188
Provision for income taxes	—	—	3,266	—	—	3,266

Income before equity in income of consolidated subsidiaries	—	—	414	4,508	—	4,922
Equity in income of consolidated subsidiaries	4,922	4,922	4,508	—	(14,352)	—

Net income	$4,922	$4,922	$4,922	$4,508	$(14,352)	$4,922

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2005

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(Amounts in thousands)
OPERATING ACTIVITIES:
Net (loss) income	$(27,217)	$(27,217)	$(27,217)	$3,043	$51,391	$(27,217)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Loss on sales of centers	—	—	170	—	—	170
Depreciation and amortization	—	—	60,261	5,340	—	65,601
Deferred income taxes	—	—	15,224	—	—	15,224
Equity in (loss) income of consolidated subsidiaries	27,217	27,217	(3,043)	—	(51,391)	—
Changes in operating assets and liabilities:
Trade accounts receivables, net	—	—	6,634	1,462	—	8,096
Intercompany receivables, net	—	32,219	(24,931)	(7,288)	—	—
Other current assets	—	—	(1,397)	(339)	—	(1,736)
Accounts payable and other accrued expenses	—	—	539	187	—	726

Net cash provided by operating activities	—	32,219	26,240	2,405	—	60,864

INVESTING ACTIVITIES:
Proceeds from sales of centers	—	—	2,810	—	—	2,810
Additions to property and equipment	—	—	(28,449)	(2,010)	—	(30,459)
Net purchases of short-term investments	—	—	(5,000)	—	—	(5,000)
Other	—	—	1,554	(1,483)	—	71

Net cash used in investing activities	—	—	(29,085)	(3,493)	—	(32,578)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	—	(32,195)	(4,950)	(636)	—	(37,781)
Other	—	(24)	(54)	—	—	(78)

Net cash used in financing activities	—	(32,219)	(5,004)	(636)	—	(37,859)

DECREASE IN CASH AND CASH EQUIVALENTS	—	—	(7,849)	(1,724)	—	(9,573)
Cash, beginning of year	—	—	25,820	4,592	—	30,412

Cash, end of year	$—	$—	$17,971	$2,868	$—	$20,839

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2004

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(Amounts in thousands)
OPERATING ACTIVITIES:
Net income	$2,924	$2,924	$2,924	$4,892	$(10,740)	$2,924
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Gain on sale of center	—	—	(2,129)	—	—	(2,129)
Depreciation and amortization	—	—	53,266	5,467	—	58,733
Equity in income of consolidated subsidiaries	(2,924)	(2,924)	(4,892)	—	10,740	—
Changes in operating assets and liabilities:
Trade accounts receivables, net	—	—	(9,158)	703	—	(8,455)
Intercompany receivables, net	—	(97,056)	103,500	(6,444)	—	—
Other current assets	—	—	2,781	303	—	3,084
Accounts payable and other accrued expenses	—	—	5,596	367	—	5,963

Net cash (used in) provided by operating activities	—	(97,056)	151,888	5,288	—	60,120

INVESTING ACTIVITIES:
Acquisitions of fixed-site centers and mobile facilities	—	—	(101,334)	—	—	(101,334)
Proceeds from sale of center	—	—	5,413	—	—	5,413
Additions to property and equipment	—	—	(40,979)	(5,755)	—	(46,734)
Other	—	—	405	—	—	405

Net cash (used in) provided by operating activities	—	—	(136,495)	(5,755)	—	(142,250)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	—	(2,201)	(5,319)	(689)	—	(8,209)
Proceeds from issuance of notes payable	—	100,000	—	1,125	—	101,125
Other	—	(743)	(219)	1,034	—	72

Net cash provided by (used in) financing activities	—	97,056	(5,538)	1,470	—	92,988

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	9,855	1,003	—	10,858
Cash, beginning of year	—	—	15,965	3,589	—	19,554

Cash, end of year	$—	$—	$25,820	$4,592	$—	$30,412

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2003

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(Amounts in thousands)
OPERATING ACTIVITIES:
Net income	$4,922	$4,922	$4,922	$4,507	$(14,351)	$4,922
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	43,681	5,664	—	49,345
Equity in income of consolidated subsidiaries	(4,922)	(4,922)	(4,507)	—	14,351	—
Changes in operating assets and liabilities:
Trade accounts receivables, net	—	—	(2,241)	4	—	(2,237)
Intercompany receivables, net	505	(48,373)	52,838	(4,970)	—	—
Other current assets	—	—	5,131	(224)	—	4,907
Accounts payable and other accrued expenses	—	—	4,862	(43)	—	4,819

Net cash provided by (used in) operating activities	505	(48,373)	104,686	4,938	—	61,756

INVESTING ACTIVITIES:
Acquisitions of fixed-site centers	—	—	(46,292)	—	—	(46,292)
Additions to property and equipment	—	—	(51,827)	(5,140)	—	(56,967)
Other	—	—	554	—	—	554

Net cash used in investing activities	—	—	(97,565)	(5,140)	—	(102,705)

FINANCING ACTIVITIES:
Proceeds from stock options exercised	1	—	—	—	—	1
Purchase of stock options	(506)	—	—	—	—	(506)
Principal payments of notes payable and capital lease obligations	—	(1,627)	(5,453)	(420)	—	(7,500)
Proceeds from issuance of notes payable	—	50,000	—	—	—	50,000
Other	—	—	(154)	879	—	725

Net cash (used in) provided by financing activities	(505)	48,373	(5,607)	459	—	42,720

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	1,514	257	—	1,771
Cash, beginning of year	—	—	14,451	3,332	—	17,783

Cash, end of year	$—	$—	$15,965	$3,589	$—	$19,554

SCHEDULE II
INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED JUNE 30, 2005, 2004 AND 2003

	Balance at					Balance at
	Beginning of	Charges to	Charges to			End of
	Year	Expenses	Revenues	Other		Year

	(Amounts in thousands)
June 30, 2003:
Allowance for doubtful accounts	$7,980	$4,154	$—	$(4,230	)(A)	$7,904
Allowance for contractual adjustments	18,510	—	122,101	(112,242	)(B)	28,369

	$26,490	$4,154	$122,101	$(116,472)		$36,273

June 30, 2004:
Allowance for doubtful accounts	$7,904	$4,998	$—	$(4,805	)(A)	$8,097
Allowance for contractual adjustments	28,369	—	176,172	(167,332	)(B)	37,209

	$36,273	$4,998	$176,172	$(172,137)		$45,306

June 30, 2005:
Allowance for doubtful accounts	$8,097	$5,723	$—	$(4,933	)(A)	$8,887
Allowance for contractual adjustments	37,209	—	194,928	(202,725	)(B)	29,412

	$45,306	$5,723	$194,928	$(207,658)		$38,299

(A)	Write-off of uncollectible accounts.

(B)	Write-off of contractual adjustments, representing the difference between our charge for a procedure and what we receive from payors.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,
	2005	2005

	(Amounts in thousands,
	except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$27,390	$20,839
Trade accounts receivables, net	46,166	46,450
Short-term investments	—	5,000
Other current assets	6,615	7,970

Total current assets	80,171	80,259

PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $191,532 and $176,784, respectively	209,203	209,461
INVESTMENTS IN PARTNERSHIPS	3,593	3,513
OTHER ASSETS	18,179	16,301
OTHER INTANGIBLE ASSETS, net	35,594	36,459
GOODWILL	278,528	278,530

	$625,268	$624,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$233	$2,795
Current portion of capital lease obligations	5,123	4,927
Accounts payable and other accrued expenses	33,553	36,469

Total current liabilities	38,909	44,191

LONG-TERM LIABILITIES:
Notes payable, less current portion	493,431	485,531
Capital lease obligations, less current portion	7,619	8,315
Other long-term liabilities	3,758	3,538
Deferred income taxes	16,274	15,224

Total long-term liabilities	521,082	512,608

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value, 10,000,000 shares authorized, 5,468,814 shares issued and outstanding at September 30, 2005 and June 30, 2005	5	5
Additional paid-in capital	87,081	87,081
Accumulated deficit	(21,809)	(19,362)

Total stockholders’ equity	65,277	67,724

	$625,268	$624,523

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30,

	2005	2004

	(Amounts in thousands)
REVENUES:
Contract services	$34,377	$33,568
Patient services	44,331	47,286

Total revenues	78,708	80,854

COSTS OF OPERATIONS:
Costs of services	48,266	48,458
Provision for doubtful accounts	1,183	1,606
Equipment leases	1,022	333
Depreciation and amortization	15,774	16,348

Total costs of operations	66,245	66,745

Gross profit	12,463	14,109
CORPORATE OPERATING EXPENSES	(5,553)	(4,855)
EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	833	400
INTEREST EXPENSE, net	(12,166)	(10,964)
GAIN ON REPURCHASE OF NOTES PAYABLE	3,076	—

Loss before provision (benefit) for income taxes	(1,347)	(1,310)
PROVISION (BENEFIT) FOR INCOME TAXES	1,100	(524)

Net loss	$(2,447)	$(786)

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	September 30,

	2005	2004

	(Amounts in thousands)
OPERATING ACTIVITIES:
Net loss	$(2,447)	$(786)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,774	16,348
Gain on repurchase of notes payable	(3,076)	—
Deferred income taxes	1,050	—
Cash provided by (used in) changes in operating assets and liabilities:
Trade accounts receivables, net	284	1,144
Other current assets	1,355	524
Accounts payable and other accrued expenses	(2,916)	3,592

Net cash provided by operating activities	10,024	20,822

INVESTING ACTIVITIES:
Additions to property and equipment	(13,885)	(8,219)
Sale of short-term investments	5,000	—
Other	1,433	192

Net cash used in investing activities	(7,452)	(8,027)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	(288,849)	(2,081)
Proceeds from issuance of notes payable	298,500	—
Payments made in connection with refinancing of notes payable	(5,672)	—
Other	—	151

Net cash provided by (used in) financing activities	3,979	(1,930)

INCREASE IN CASH AND CASH EQUIVALENTS	6,551	10,865
Cash, beginning of period	20,839	30,412

Cash, end of period	$27,390	$41,277

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$6,564	$4,128
Income taxes paid	67	222
Equipment additions under capital leases	737	—
The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	NATURE OF BUSINESS
      All references to “we,” “us,” “our,” “our company,” “the Company” or “InSight Holdings” in this quarterly report on Form 10-Q mean InSight Health Services Holdings Corp., a Delaware corporation, and all entities and subsidiaries owned or controlled by InSight Health Services Holdings Corp. All references to “InSight” in this quarterly report on Form 10-Q mean our wholly owned subsidiary, InSight Health Services Corp., a Delaware corporation. Through InSight and its subsidiaries, we provide diagnostic imaging, treatment and related management services in more than 30 states throughout the United States. We have two reportable segments: fixed operations and mobile operations. Our services are provided through a network of 94 mobile magnetic resonance imaging, or MRI, facilities, 14 mobile positron emission tomography, or PET, facilities, eight mobile PET/CT facilities, three mobile lithotripsy facilities, four mobile computed tomography, or CT, facilities, one mobile catheterization lab (collectively, mobile facilities), and 70 fixed-site MRI centers, 40 multi-modality fixed-site centers, two PET fixed-site centers, and one Leksell Stereotactic Gamma Knife fixed-site treatment center (collectively, fixed-site centers).
      At our multi-modality fixed-site centers, we typically offer other services in addition to MRI, including PET, CT, x-ray, mammography, ultrasound, nuclear medicine and bone densitometry services.

2.	INTERIM FINANCIAL STATEMENTS
      The unaudited condensed consolidated financial statements included herein have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and do not include all of the information and disclosures required by accounting principles generally accepted in the United States for annual financial statements. These financial statements should be read in conjunction with the consolidated financial statements and related footnotes for the period ended June 30, 2005 included as part of this prospectus. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of results for the period have been included. The results of operations for the three months ended September 30, 2005 are not necessarily indicative of the results to be achieved for the full fiscal year.
      Certain reclassifications have been made to conform prior year amounts to the current year presentation.

3.	INVESTMENTS IN AND TRANSACTIONS WITH PARTNERSHIPS
      The unaudited condensed consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries. Our investment interests in partnerships or limited liability companies, or Partnerships, are accounted for under the equity method of accounting when we own 50 percent or less. Our investment interests in Partnerships are consolidated when we own more than 50 percent.

4.	GOODWILL AND OTHER INTANGIBLE ASSETS
      Goodwill represents the excess purchase price we paid over the fair value of the tangible and intangible assets and liabilities acquired in acquisitions. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, the goodwill and indefinite-lived intangible asset balances are not amortized, but instead are subject to an annual assessment of impairment by applying a fair-value based test. Net other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from five to thirty years.
      We evaluate the carrying value of goodwill and acquisition-related intangible assets, including the related amortization period, in the second quarter of each fiscal year. Additionally, we review the carrying amount of goodwill whenever events and circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit and adverse legal or regulatory developments. In

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
evaluating goodwill and intangible assets not subject to amortization, we complete the two-step goodwill impairment test as required by SFAS 142. In a business combination, goodwill is allocated to our two reporting units (fixed and mobile), which are the same as our reportable operating segments, based on relative fair value of the assets acquired and liabilities assumed. In the first of a two-step impairment test, we determine the fair value of these reporting units using a discounted cash flow valuation model or market multiples, as appropriate. We compare the fair value for the reporting unit to its carrying value. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and no further testing is required. If the fair value does not exceed the carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit with the carrying amount of that goodwill.
      We assess the ongoing recoverability of our intangible assets subject to amortization by determining whether the intangible asset balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at our incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. As of September 30, 2005, we do not believe any impairment of goodwill or other intangible assets has occurred.
      A reconciliation of goodwill for the three months ended September 30, 2005 is as follows (amounts in thousands):

	Mobile	Fixed	Consolidated

	(Unaudited)
Goodwill, June 30, 2005	$104,264	$174,266	$278,530
Adjustments to goodwill	—	(2)	(2)

Goodwill, September 30, 2005	$104,264	$174,264	$278,528

      A reconciliation of other intangible assets is as follows (amounts in thousands):

	September 30, 2005		June 30, 2005

	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Value	Amortization	Value	Amortization

	(Unaudited)
Amortized intangible assets:
Managed care contracts	$24,410	$2,776	$24,410	$2,656
Wholesale contracts	15,380	10,100	15,380	9,355

	39,790	12,876	39,790	12,011

Unamortized intangible assets:
Trademark	8,680	—	8,680	—

Other intangible assets	$48,470	$12,876	$48,470	$12,011

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
      Other intangible assets are amortized on a straight-line method using the following estimated useful lives:

Managed care contracts	30 years
Wholesale contracts	5-7 years
      Amortization of intangible assets was approximately $0.9 million and $1.0 million for the three months ended September 30, 2005 and 2004, respectively.

5.	NOTES PAYABLE
      In September 2005, through InSight, we issued $300 million aggregate principal amount of senior secured floating rate notes, or Floating Rate Notes. The proceeds from the issuance of the Floating Rate Notes were used to (1) repay all borrowings under our credit facility with Bank of America, N.A. and a syndicate of other lenders (approximately $237.6 million); (2) repurchase approximately $55.5 million aggregate principal amount of our unsecured senior subordinated notes (discussed below), or Fixed Rate Notes, in privately negotiated transactions; and (3) pay certain related fees and expenses (approximately $5.7 million). This transaction is considered a debt modification under accounting principles generally accepted in the United States. The Floating Rate Notes mature in November 2011 and bear interest at LIBOR plus 5.25% payable quarterly beginning on February 1, 2006. The Floating Rate Notes are redeemable at our option, in whole or in part, on or after November 1, 2006. On October 28, 2005, we filed a registration statement on Form S-4 to register the Floating Rate Notes with the SEC. The registration statement is not yet effective.
      Concurrently with the issuance of the Floating Rate Notes and repayment of all outstanding borrowings under our credit facility, we amended and restated our credit facility to reduce and modify the $50.0 million revolving credit facility to a $30.0 million asset-based revolving credit facility. As of September 30, 2005, there were no borrowings under the amended revolving credit facility. As of September 30, 2005, there was a letter of credit of approximately $1.8 million outstanding under our amended revolving credit facility. Borrowings under the amended revolving credit facility bear interest at LIBOR plus 2.5% per annum or, at our option, the base rate (which is the Bank of America, N.A. prime rate). We are required to pay an unused facility fee of 0.50% per annum, payable quarterly, on unborrowed amounts on the amended revolving credit facility.
      Through InSight, we also have outstanding $194.5 million in Fixed Rate Notes (after giving effect to the $55.5 million repurchase discussed above). In connection with the $55.5 million repurchase, we realized a gain of approximately $3.1 million, net of a write off of deferred financing costs of approximately $2.5 million. The Fixed Rate Notes mature in November 2011 and bear interest at 9.875% payable semi-annually. The Fixed Rate Notes are redeemable at our option, in whole or in part, on or after November 1, 2006.
      The agreements governing our amended revolving credit facility, Floating Rate Notes and Fixed Rate Notes contain limitations on additional borrowings, capital expenditures, asset sales, dividend payments and certain other covenants. As of September 30, 2005, we were in compliance with those agreements. The agreements governing our amended revolving credit facility and Floating Rate Notes restrict our ability to prepay other indebtedness, including the Fixed Rate Notes.

6.	CAPITAL STOCK
      As permitted under SFAS No. 123, “Accounting for Stock Based Compensation”, we account for the options issued to employees in accordance with APB Opinion No. 25. SFAS 123 requires that we present

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
pro-forma disclosures of net income (loss) as if we had recognized compensation expense equal to the fair value of options granted, as determined at the date of grant. Our net loss would have reflected the following pro-forma amounts (amounts in thousands):

	Three Months
	Ended
	September 30,

	2005	2004

	(Unaudited)
Net loss:
As reported	$(2,447)	$(786)
Expense	(71)	(66)

Pro-forma	$(2,518)	$(852)

      Options for 338,326 shares were granted during the three months ended September 30, 2005. The pro-forma amounts were estimated using the Black-Scholes options-pricing model under the minimum-value method with the following assumptions:

Expected term (years)	10
Volatility	0%
Annual dividend per share	$0
Risk-free interest rate	4.13%
Weighted-average fair value of options granted	$6.65

7.	SEGMENT INFORMATION
      We have two reportable segments: mobile operations and fixed operations, which are business units defined primarily by the type of service provided. Mobile operations consist primarily of mobile facilities while fixed operations consist primarily of fixed-site centers, although each division generates both contract services and patient services revenues. We do not allocate corporate and billing related costs, depreciation related to our billing system and amortization related to other intangible assets to the two segments. We also do not allocate income taxes to the two segments. We manage cash flows and assets on a consolidated basis, and not by segment.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
      The following tables summarize our operating results by segment (amounts in thousands) (unaudited):

	Mobile	Fixed	Other	Consolidated

Three months ended September 30, 2005:
Contract services revenues	$29,551	$4,826	$—	$34,377
Patient services revenues	425	43,906	—	44,331

Total revenues	29,976	48,732	—	78,708
Depreciation and amortization	7,547	6,102	2,125	15,774
Total costs of operations	24,976	36,506	4,763	66,245
Corporate operating expenses	—	—	(5,553)	(5,553)
Equity in earnings of unconsolidated partnerships	—	833	—	833
Interest expense, net	(1,705)	(1,581)	(8,880)	(12,166)
Gain on repurchase of notes payable	—	—	3,076	3,076
Income (loss) before income taxes	3,295	11,478	(16,120)	(1,347)
Additions to property and equipment	8,162	4,934	789	13,885

	Mobile	Fixed	Other	Consolidated

Three months ended September 30, 2004:
Contract services revenues	$29,660	$3,908	$—	$33,568
Patient services revenues	396	46,890	—	47,286

Total revenues	30,056	50,798	—	80,854
Depreciation and amortization	7,815	6,272	2,261	16,348
Total costs of operations	23,760	37,914	5,071	66,745
Corporate operating expenses	—	—	(4,855)	(4,855)
Equity in earnings of unconsolidated partnerships	—	400	—	400
Interest expense, net	(2,474)	(1,735)	(6,755)	(10,964)
Income (loss) before income taxes	3,822	11,549	(16,681)	(1,310)
Additions to property and equipment	2,964	4,504	751	8,219

8.	NEW PRONOUNCEMENTS
      In May 2005, the Financial Accounting Standards Board, or FASB, issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. These requirements apply to all voluntary changes and changes required by an accounting pronouncement in the unusual instance that a pronouncement does not include specific transition provisions. SFAS 154 is effective for fiscal years beginning after December 15, 2005. We will be required to implement SFAS 154 at the beginning of fiscal 2007. We do not expect the adoption of SFAS 154 to have a material impact on our financial condition and results of operations.
      In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”. SFAS 123R requires expensing of stock options and other share-based payments and supersedes FASB’s earlier rule (SFAS 123) that had allowed companies to choose between expensing stock options or showing pro-forma

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
disclosure only. We will be required to implement SFAS 123R at the beginning of fiscal 2007. We do not believe that the impact of adopting SFAS 123R would be materially different than the pro-forma disclosures under SFAS 123.
9.     SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION
      We and all of InSight’s wholly owned subsidiaries, or guarantor subsidiaries, guarantee InSight’s payment obligations under the Fixed Rate Notes and Floating Rate Notes (Note 5). These guarantees are full, unconditional and joint and several. The following condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 “Financial statements of guarantors and issuers of guaranteed securities registered or being registered.” We account for our investment in InSight and its subsidiaries under the equity method of accounting. Dividends from InSight to us are restricted under the agreements governing our material indebtedness. This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
SEPTEMBER 30, 2005

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$24,382	$3,008	$—	$27,390
Trade accounts receivables, net	—	—	39,852	6,314	—	46,166
Other current assets	—	—	6,239	376	—	6,615
Intercompany accounts receivable	87,086	496,290	16,101	208	(599,685)	—

Total current assets	87,086	496,290	86,574	9,906	(599,685)	80,171
Property and equipment, net	—	—	191,059	18,144	—	209,203
Investments in partnerships	—	—	3,593	—	—	3,593
Investments in consolidated subsidiaries	(21,809)	(24,885)	8,452	—	38,242	—
Other assets	—	—	18,155	24	—	18,179
Goodwill and other intangible assets, net	—	—	309,619	4,503	—	314,122

	$65,277	$471,405	$617,452	$32,577	$(561,443)	$625,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable and capital lease obligations	$—	$—	$4,769	$587	$—	$5,356
Accounts payable and other accrued expenses	—	—	31,606	1,947	—	33,553
Intercompany accounts payable	—	—	583,584	16,101	(599,685)	—

Total current liabilities	—	—	619,959	18,635	(599,685)	38,909
Notes payable and capital lease obligations, less current portion	—	493,000	6,294	1,756	—	501,050
Other long-term liabilities	—	214	16,084	3,734	—	20,032
Stockholders’ equity	65,277	(21,809)	(24,885)	8,452	38,242	65,277

	$65,277	$471,405	$617,452	$32,577	$(561,443)	$625,268

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
JUNE 30, 2005

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$17,971	$2,868	$—	$20,839
Trade accounts receivables, net	—	—	40,271	6,179	—	46,450
Short-term investments	—	—	5,000	—	—	5,000
Other current assets	—	—	7,487	483	—	7,970
Intercompany accounts receivable	87,086	487,828	17,294	—	(592,208)	—

Total current assets	87,086	487,828	88,023	9,530	(592,208)	80,259
Property and equipment, net	—	—	191,044	18,417	—	209,461
Investments in partnerships	—	—	3,513	—	—	3,513
Investments in consolidated subsidiaries	(19,362)	(19,362)	8,289	—	30,435	—
Other assets	—	—	16,272	29	—	16,301
Goodwill and other intangible assets, net	—	—	310,486	4,503	—	314,989

	$67,724	$468,466	$617,627	$32,479	$(561,773)	$624,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of notes payable and capital lease obligations	$—	$2,564	$4,708	$450	$—	$7,722
Accounts payable and other accrued expenses	—	—	34,915	1,554	—	36,469
Intercompany accounts payable	—	—	574,915	17,293	(592,208)	—

Total current liabilities	—	2,564	614,538	19,297	(592,208)	44,191
Notes payable and capital lease obligations, less current portion	—	485,044	7,504	1,298	—	493,846
Other long-term liabilities	—	220	14,947	3,595	—	18,762
Stockholders’ equity	67,724	(19,362)	(19,362)	8,289	30,435	67,724

	$67,724	$468,466	$617,627	$32,479	$(561,773)	$624,523

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

	(Amounts in thousands)
Revenues	$—	$—	$68,922	$9,786	$—	$78,708
Costs of operations	—	—	57,478	8,767	—	66,245

Gross profit	—	—	11,444	1,019	—	12,463
Corporate operating expenses	—	—	(5,553)	—	—	(5,553)
Equity in earnings of unconsolidated partnerships	—	—	833	—	—	833
Interest expense, net	—	—	(11,879)	(287)	—	(12,166)
Gain on repurchase of notes payable	—	3,076	—	—	—	3,076

Income (loss) before income taxes	—	3,076	(5,155)	732	—	(1,347)
Provision for income taxes	—	—	1,100	—	—	1,100

Income (loss) before equity in income of consolidated subsidiaries	—	3,076	(6,255)	732	—	(2,447)
Equity in income of consolidated subsidiaries	(2,447)	(5,523)	732	—	7,238	—

Net (loss) income	$(2,447)	$(2,447)	$(5,523)	$732	$7,238	$(2,447)

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Elimination	Consolidated

	(Amounts in thousands)
Revenues	$—	$—	$68,757	$12,097	$—	$80,854
Costs of operations	—	—	56,199	10,546	—	66,745

Gross profit	—	—	12,558	1,551	—	14,109
Corporate operating expenses	—	—	(4,855)	—	—	(4,855)
Equity in earnings of unconsolidated partnerships	—	—	400	—	—	400
Interest expense, net	—	—	(10,636)	(328)	—	(10,964)

(Loss) income before income taxes	—	—	(2,533)	1,223	—	(1,310)
Benefit for income taxes	—	—	(524)	—	—	(524)

(Loss) income before equity in income of consolidated subsidiaries	—	—	(2,009)	1,223	—	(786)
Equity in income of consolidated subsidiaries	(786)	(786)	1,223	—	349	—

Net (loss) income	$(786)	$(786)	$(786)	$1,223	$349	$(786)

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(Amounts in thousands)
OPERATING ACTIVITIES:
Net (loss) income	$(2,447)	$(2,447)	$(5,523)	$732	$7,238	$(2,447)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	—	—	14,460	1,314	—	15,774
Gain on repurchase of notes payable	—	(3,076)	—	—	—	(3,076)
Deferred income taxes	—	—	1,050	—	—	1,050
Equity in income of consolidated subsidiaries	2,447	5,523	(732)	—	(7,238)	—
Cash provided by (used in) changes in operating assets and liabilities:
Trade accounts receivables, net	—	—	419	(135)	—	284
Intercompany receivables, net	—	(5,270)	7,239	(1,969)	—	—
Other current assets	—	—	1,248	107	—	1,355
Accounts payable and other accrued expenses	—	—	(3,309)	393	—	(2,916)

Net cash provided by (used in) operating activities	—	(5,270)	14,852	442	—	10,024

INVESTING ACTIVITIES:
Additions to property and equipment	—	—	(13,586)	(299)	—	(13,885)
Net sales of short-term investments	—	—	5,000	—	—	5,000
Other	—	—	1,294	139	—	1,433

Net cash used in investing activities	—	—	(7,292)	(160)	—	(7,452)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	—	(287,558)	(1,149)	(142)	—	(288,849)
Proceeds from issuance of notes payable	—	298,500	—	—	—	298,500
Payments made in connection with refinancing notes payable	—	(5,672)	—	—	—	(5,672)

Net cash provided by (used in) financing activities	—	5,270	(1,149)	(142)	—	3,979
INCREASE IN CASH AND CASH EQUIVALENTS	—	—	6,411	140	—	6,551
Cash, beginning of period	—	—	17,971	2,868	—	20,839

Cash, end of period	$—	$—	$24,382	$3,008	$—	$27,390

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004

	Parent
	Company		Guarantor	Non-Guarantor
	Only	InSight	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(Amounts in thousands)
OPERATING ACTIVITIES:
Net (loss) income	$(786)	$(786)	$(786)	$1,223	$349	$(786)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	—	—	15,050	1,298	—	16,348
Equity in income of consolidated subsidiaries	786	786	(1,223)	—	(349)	—
Cash provided by (used in) changes in operating assets and liabilities:
Trade accounts receivables, net	—	—	1,210	(66)	—	1,144
Intercompany receivables, net	—	571	708	(1,279)	—	—
Other current assets	—	—	532	(8)	—	524
Accounts payable and other accrued expenses	—	—	3,418	174	—	3,592

Net cash provided by operating activities	—	571	18,909	1,342	—	20,822

INVESTING ACTIVITIES:
Additions to property and equipment	—	—	(6,864)	(1,355)	—	(8,219)
Other	—	—	(101)	293	—	192

Net cash used in investing activities	—	—	(6,965)	(1,062)	—	(8,027)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	—	(566)	(1,334)	(181)	—	(2,081)
Other	—	(5)	8	148	—	151

Net cash used in financing activities	—	(571)	(1,326)	(33)	—	(1,930)

INCREASE IN CASH AND CASH EQUIVALENTS	—	—	10,618	247	—	10,865
Cash, beginning of period	—	—	25,820	4,592	—	30,412

Cash, end of period	$—	$—	$36,438	$4,839	$—	$41,277

      All tendered initial notes, executed letters of transmittal, and other related documents should be directed to the exchange agent. Requests for assistance and for additional copies of this prospectus, the letter of transmittal and other related documents should be directed to the exchange agent.
EXCHANGE AGENT:
U.S. BANK NATIONAL ASSOCIATION
By Hand, Overnight Delivery or
Registered/Certified Mail
U.S. Bank National Association
Corporate Trust Services
EP-MN-WS-2N
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Specialized Finance
Facsimile Transmissions:
(Eligible Institutions Only)
(651) 495-8158
To Confirm Facsimile by Telephone or for Information Call:
(800) 934-6802

Until March 20, 2006, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

InSight Health
Services Corp.
Offer to Exchange All Outstanding
$300,000,000 Principal Amount of
Senior Secured Floating
Rate Notes due 2011
for
$300,000,000 Principal Amount of
Senior Secured Floating
Rate Notes due 2011
Which Have Been
Registered Under
the Securities Act of 1933